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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

THE ESTÉE LAUDER COMPANIES INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
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The Estée Lauder Companies Inc. 767 Fifth Avenue New York, NY 10153

Leonard A. Lauder Chairman
October 3, 2008

Dear Fellow Stockholder:

        You are cordially invited to attend the Annual Meeting of Stockholders. It will be held on Friday, November 7, 2008, at 10:00 a.m., local time, at The St. Regis in New York City.

        The enclosed notice and proxy statement contain details concerning the meeting. The Board of Directors recommends a vote "FOR" all the following items of business:

  1.
  Election of three directors to serve until the 2011 Annual Meeting of Stockholders;

  2.
  Approval of The Estée Lauder Companies Inc. Executive Annual Incentive Plan; and

  3.
  Ratification of the Audit Committee's appointment of KPMG LLP as independent auditors for the 2009 fiscal year.

        Please sign and return your proxy card in the enclosed envelope, or vote by telephone or the internet by following the instructions on the enclosed proxy card, at your earliest convenience to assure that your shares will be represented and voted at the meeting even if you cannot attend.

        I look forward to seeing you at the Annual Meeting.

YOUR VOTE IS IMPORTANT. PLEASE PROMPTLY SUBMIT YOUR PROXY
BY TELEPHONE, INTERNET OR MAIL.

THE ESTÉE LAUDER COMPANIES INC.
767 Fifth Avenue
New York, New York 10153

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date and Time:

        Friday, November 7, 2008, at 10:00 a.m., local time

Place:

  The St. Regis
  St. Regis Roof
  Two East 55th Street at Fifth Avenue
  New York, NY 10022

Items of Business:

  1.
  To elect three directors to serve until the 2011 Annual Meeting of Stockholders;

  2.
  To approve The Estée Lauder Companies Inc. Executive Annual Incentive Plan; and

  3.
  To ratify the Audit Committee's appointment of KPMG LLP as independent auditors for the 2009 fiscal year.

        We also will transact such other business as may properly come before the meeting and any adjournments or postponements of the meeting.

By Order of the Board of Directors
SPENCER G. SMUL Senior Vice President, Deputy General Counsel and Secretary

New York, New York
October 3, 2008

        THE BOARD OF DIRECTORS URGES YOU TO VOTE BY THE INTERNET OR BY TELEPHONE OR TO MARK, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE POSTAGE-PREPAID ENVELOPE PROVIDED.

        IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2008 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON NOVEMBER 7, 2008: The Company's Proxy Statement for the 2008 Annual Meeting of Stockholders and the Annual Report to Stockholders for the fiscal year ended June 30, 2008 are available at http://bnymellon.mobular.net/bnymellon/el.

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THE ESTÉE LAUDER COMPANIES INC.
767 Fifth Avenue
New York, New York 10153

October 3, 2008

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD NOVEMBER 7, 2008

Annual Meeting and Voting

This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of The Estée Lauder Companies Inc. (the "Company", "we" or "us"), a Delaware corporation, to be voted at the Annual Meeting of Stockholders to be held in the St. Regis Roof at The St. Regis, Two East 55th Street, New York, New York, on Friday, November 7, 2008, at 10:00 a.m., local time, and at any adjournment or postponement of the meeting.

Admission to the Meeting

Admission to the meeting will require a ticket. If you are a stockholder of record and plan to attend, please check the appropriate box on the proxy card, or so indicate when you vote by telephone or the internet, and an admission ticket will be mailed to you. If you are a stockholder whose shares are held through an intermediary such as a bank or broker, and you plan to attend, please request an admission ticket by writing to the Investor Relations Department at The Estée Lauder Companies Inc., 767 Fifth Avenue, New York, New York 10153. Evidence of your ownership of shares of our Common Stock on the record date, which you can obtain from your bank, broker or other intermediary, must accompany your letter.

Who May Vote?

Only stockholders of record of shares of Class A Common Stock and Class B Common Stock at the close of business on September 16, 2008 are entitled to vote at the Annual Meeting or at any adjournment or postponement of the meeting. Each owner of record of Class A Common Stock on the record date is entitled to one vote for each share of Class A Common Stock so held. Each owner of record of Class B Common Stock on the record date is entitled to ten votes for each share of Class B Common Stock so held. On September 16, 2008, there were 118,517,852 shares of Class A Common Stock and 78,067,261 shares of Class B Common Stock issued and outstanding.

How do I vote?

Stockholders of record may vote by mail, telephone or the internet. If you are voting by mail, please complete, sign, date and return the enclosed proxy card in a timely manner to ensure that it is received prior to the meeting. If you are voting by telephone or the internet, please follow the instructions on the proxy card.

May I change my vote?

All proxies delivered pursuant to this solicitation are revocable at any time before they are exercised at the option of the persons submitting them by giving written notice to the Secretary of the Company at the mailing address set forth below, by submitting a later-dated proxy (either by mail, telephone or the internet) or by voting in person at the Annual Meeting. The mailing address of our principal executive offices is 767 Fifth Avenue, New York, New York 10153. The approximate date on which this Proxy Statement and form of proxy are first being sent or given to stockholders, or being made available through the internet for those stockholders receiving their proxy materials electronically, is October 7, 2008.

What constitutes a quorum?

The holders of a majority of the votes entitled to be cast by the stockholders entitled to vote generally, present in person or by proxy, shall constitute a quorum for the transaction of business at the Annual Meeting. Abstentions, broker non-votes and votes withheld are included in the count to determine a quorum.

What if a quorum is not represented at the Annual Meeting?

In the event that a quorum does not exist, the chairman of the meeting or the holders of a majority of the votes entitled to be cast by the stockholders who are present in person or by proxy may adjourn the meeting. At such adjourned meeting at which a quorum may be present, any business may be transacted which might have been transacted at the meeting as originally called.

How many votes are required to approve a proposal?

Directors (Item 1) will be elected by a plurality of the votes cast by the holders of the shares of Class A Common Stock and Class B Common Stock voting in person or by proxy at the Annual Meeting. Under our bylaws, approval of the Executive Annual Incentive Plan (Item 2) or ratification of the appointment of KPMG LLP (Item 3), requires the affirmative vote of a majority of the votes cast "For" and "Against" the proposal by holders of Class A Common Stock and Class B Common Stock. Accordingly, abstentions and broker non-votes, while not included in calculating vote totals for these proposals, will have the practical effect of reducing the number of "For" votes needed to approve them.

How will my shares be voted?

All proxies properly submitted pursuant to this solicitation and not revoked will be voted at the Annual Meeting in accordance with the directions given. In the election of directors to serve until the Annual Meeting of Stockholders in 2011, stockholders may vote in favor of all nominees or withhold their votes as to any or all nominees. Regarding the other proposals to be voted upon, stockholders may vote in favor of the proposals, may vote against the proposals or may abstain from voting. Stockholders should specify their choices on the enclosed proxy card or pursuant to the instructions thereon for telephone or internet voting. If no specific choices are indicated, the shares represented by a properly submitted proxy will be voted:

1.
FOR the election of all nominees as director;

2.
FOR the approval of The Estée Lauder Companies Inc. Executive Annual Incentive Plan; and

3.
FOR the ratification of the appointment of KPMG LLP as independent auditors.

If you have returned your signed and completed proxy card and other matters are properly presented at the Annual Meeting of Stockholders for consideration, the proxy holders appointed by the Board of Directors (the persons named in your proxy card if you are a stockholder of record) will have the discretion to vote on those matters for you.

What if my shares are held by a broker?

If you are the beneficial owner of shares held for you by a broker, your broker must vote those shares in accordance with your instructions. If you do not give voting instructions to your broker, your broker may vote your shares for you on any discretionary items of business to be voted upon at the Annual Meeting, such as the election of directors (Item 1) and the ratification of the appointment of KPMG LLP (Item 3). "Broker non-votes" will be included in determining the presence of a quorum at the Annual Meeting.

Who will count the vote?

Representatives of Mellon Investor Services LLC will tabulate the votes and act as inspectors of election.

May I see a list of stockholders entitled to vote as of the Record Date?

A list of registered stockholders as of the close of business on September 16, 2008 will be available for examination by any stockholder for any purpose germane to the meeting during normal business hours from October 23 through November 7, 2008 at the office of Spencer G. Smul, Senior Vice President, Deputy General

Counsel and Secretary of the Company, at 767 Fifth Avenue, New York, New York 10153.

Can I access the Notice of Annual Meeting, Proxy Statement, Annual Report and Form 10-K on the Internet?

Our Proxy Statement (including Notice of Annual Meeting) and Fiscal 2008 Annual Report to Stockholders are available at http://bnymellon.mobular.net/bnymellon/el.

These proxy materials are also available, along with the Annual Report on Form 10-K for the fiscal year ended June 30, 2008, in "Financial Reports" of the "Investors" section of our website at www.elcompanies.com. Instead of receiving future copies of our Notice of Annual Meeting, Proxy Statement, Annual Report and Form 10-K by mail, most stockholders can elect to receive an email that will provide electronic links to these documents. Opting to receive your proxy materials online will save us the cost of producing and mailing documents to your home or business, and will also give you an electronic link to the proxy voting site.

Stockholders of record can enroll in Investor ServiceDirect™ at www.melloninvestor.com/isd for online access to future proxy materials.

If you hold your shares in a bank or brokerage account, you also may have the opportunity to receive copies of these documents electronically. Please check the information provided in the proxy materials mailed to you by your bank or broker regarding the availability of this service.

 ELECTION OF DIRECTORS
(Item 1)

Board of Directors

        Currently, the Board of Directors is comprised of twelve directors. The directors are divided into three classes, each serving for a period of three years.

        The stockholders elect one class of the members of the Board of Directors annually. The directors whose terms will expire at the 2008 Annual Meeting of Stockholders are Charlene Barshefsky, Leonard A. Lauder and Ronald S. Lauder, each of whom has been nominated to stand for re-election as a director at the 2008 Annual Meeting, to hold office until the 2011 Annual Meeting and until his or her successor is elected and qualifies. In the unanticipated event that one or more of these nominees is unable or declines to serve for any reason, the Board of Directors may reduce the number of directors or may designate a substitute nominee or nominees, in which event the persons named in the enclosed proxy will vote proxies for the election of such substitute nominee or nominees.

The Board recommends a vote FOR each nominee as a director to hold office until the 2011 Annual Meeting. Proxies received by the Board will be so voted unless a contrary choice is specified in the proxy.

NOMINEES FOR ELECTION TO TERM EXPIRING 2011 (CLASS III)

Charlene Barshefsky Director since 2001 Age 58	Leonard A. Lauder Director since 1958 Age 75

Ambassador Barshefsky is Senior International Partner at the law firm of Wilmer Hale in Washington, D.C. Prior to joining the law firm, she was the United States Trade Representative from March 1997 to January 2001, and Deputy United States Trade Representative and Acting United States Trade Representative from June 1993 to March 1997. From February 2001 until July 2001, Ambassador Barshefsky was a Public Policy Scholar at the Woodrow Wilson International Center for Scholars in Washington, D.C. Ambassador Barshefsky is also a director of American Express Company, Starwood Hotels & Resorts Worldwide, Inc. and Intel Corporation. She is also on the Board of Directors of the Council on Foreign Relations, and a Trustee of the Howard Hughes Medical Institute.

Ambassador Barshefsky is a member of the Nominating and Board Affairs Committee.
Mr. Lauder has been Chairman of the Board of Directors of the Company since 1995. He served as Chief Executive Officer of the Company from 1982 through 1999 and as President from 1972 until 1995. Mr. Lauder formally joined the Company in 1958 after serving as an officer in the United States Navy. Since joining the Company, he has held various positions, including executive officer positions other than those described above. He is Chairman Emeritus of the Board of Trustees of the Whitney Museum of American Art, a Charter Trustee of The University of Pennsylvania, a Trustee of The Aspen Institute and the co-founder and director of the Alzheimer's Drug Discovery Foundation. He served as a member of the White House Advisory Committee on Trade Policy and Negotiations under President Reagan.

Mr. Lauder is a member of the Nominating and Board Affairs Committee.

Ronald S. Lauder Director since 1988 and From 1968 to 1986 Age 64

Mr. Lauder has served as Chairman of Clinique Laboratories, LLC since returning from government service in 1987 and was Chairman of Estee Lauder International, Inc. from 1987 through 2002. Mr. Lauder joined the Company in 1964 and has served in various capacities. From 1983 to 1986, Mr. Lauder served as Deputy Assistant Secretary of Defense for European and NATO Affairs. From 1986 to 1987, he was U.S. Ambassador to Austria. He is non-executive Chairman of the Board of Directors of Central European Media Enterprises Ltd. He is also an Honorary Chairman of the Board of Trustees of the Museum of Modern Art.

INCUMBENT DIRECTORS—TERM EXPIRING 2009 (CLASS I)

Rose Marie Bravo, CBE Director since 2003 Age 57	Paul J. Fribourg Director since 2006 Age 54

Ms. Bravo is the former Vice Chairman of Burberry Group Plc. She retired in July 2007. Prior to that she was Burberry's Chief Executive from 1997 to July 2006. Prior to her appointment at Burberry, Ms. Bravo was President of Saks Fifth Avenue from 1992, with responsibility for merchandising, marketing and product development. From 1974 to 1992, Ms. Bravo held a number of positions at R.H. Macy & Co., culminating as Chairman and Chief Executive Officer of the U.S. retailer, I. Magnin from 1987 to 1992. Ms. Bravo is a member of the Board of Directors of Tiffany & Co. and Phoenix House.

Ms. Bravo is a member of the Compensation Committee and Stock Plan Subcommittee.
Mr. Fribourg is the Chairman and Chief Executive Officer of Continental Grain Company, which is an active public market and private investor which owns and operates cattle feeding and integrated poultry businesses, since July 1997. Mr. Fribourg joined Continental Grain Company (formerly known as ContiGroup) in 1976 and worked in various positions there with increasing responsibility in both the United States and Europe. Mr. Fribourg is a director of Loews Corporation and Smithfield Foods, Inc. He also serves as a Board Member of, among others, the JPMorgan Chase National Advisory Board, Rabobank International North American Agribusiness Advisory Board, and The Public Theater. He has been a member of the Council on Foreign Relations since 1985.

Mr. Fribourg is a member of the Audit Committee.

Mellody Hobson Director since 2005 Age 39	Irvine O. Hockaday, Jr. Director since 2001 Age 71

Ms. Hobson serves as the President of Ariel Investments (Chicago-based investment management firm and adviser to the Ariel Investment Trust) since 2000, and as President and Director of its governing member, Ariel Capital Management Holdings,  Inc. She also serves as President (since 2002) and Chairman of the Board of Trustees (Chairman since 2006, trustee since 1993) of the Ariel Investment Trust (registered investment company). Ms. Hobson serves as a director of DreamWorks Animation SKG, Inc. and Starbucks Corporation. She also works with a variety of civil and professional institutions, including serving as a director of the Chicago Public Library as well as its foundation, and as a board member of the Field Museum, the Chicago Public Education Fund and the Sundance Institute.

Ms. Hobson is a member of the Audit Committee.
Mr. Hockaday is the former President and Chief Executive Officer of Hallmark Cards, Inc. He retired in December 2001. Prior to joining Hallmark in 1983, he was President and Chief Executive Officer of Kansas City Southern Industries,  Inc. Mr. Hockaday was a member of the Hallmark Board of Directors from 1978 until January 2002. He is a director of the Ford Motor Company (Senior Lead Director; member of the Audit Committee), Sprint Nextel Corporation (former Lead Independent Director; member of the Audit Committee from 1997 until 2000), Aquila, Inc. (Chairman of the Compensation Committee; member of the Executive Committee), and Crown Media Holdings. He is a trustee emeritus of the Aspen Institute.

Mr. Hockaday is Chair of the Audit Committee.
Barry S. Sternlicht Director since 2004 Age 47

Mr. Sternlicht is Chairman and Chief Executive Officer of Starwood Capital Group, a private real estate investment firm he formed in 1991. From October 2004 until May 2005, he was Executive Chairman of Starwood Hotels & Resorts Worldwide, Inc., a company which he formed in 1995 and of which he was Chairman and Chief Executive Officer from 1995 until October 2004. Mr. Sternlicht also is a trustee of Brown University and serves on the boards of a number of civic organizations and charities including the Committee to Encourage Corporate Philanthropy, Business Committee for the Arts, Inc., The Harvard Club, the Center for Christian-Jewish Understanding, Juvenile Diabetes Research Foundation International's "National Leadership Advocacy Program", and Kids in Crisis. He also serves on the advisory boards of JPMorgan Chase and EuroHypo AG. He is a director of national Golf and a member of the Presidential Tourism and Travel Advisory Board, the Young Presidents Organization, the World Travel and Tourism Council and the Urban Land Institute.

Mr. Sternlicht is a member of the Audit Committee.

INCUMBENT DIRECTORS—TERM EXPIRING 2010 (CLASS II)

Aerin Lauder Director since 2004 Age 38	William P. Lauder Director since 1996 Age 48

Ms. Lauder became Senior Vice President, Global Creative Director for the Estée Lauder brand in July 2004. From April 2001 through June 2004 she was Vice President of Global Advertising for the brand. From 1997 through April 2001, she was Executive Director, Creative Marketing, helping to define and enhance the Estée Lauder brand image. Prior to 1997, she was Director, Creative Product Development since 1995. Ms. Lauder joined the Company in 1992 as a member of the Prescriptives marketing team. She is a member of the Junior Associates of the Museum of Modern Art, The Metropolitan Museum of Art's Costume Institute Visiting Committee, the Board of Trustees of Thirteen/WNET and the Advisory Board of the New York Botanical Garden.
Mr. Lauder became Chief Executive Officer of the Company on July 1, 2004. He was President from July 1, 2004 to March 3, 2008. From January 2003 through June 2004, he was Chief Operating Officer. From July 2001 through 2002, he was Group President responsible for the worldwide business of Clinique and Origins and the Company's retail store and on-line operations. From 1998 to 2001, he was President of Clinique Laboratories, LLC. Prior to 1998, he was President of Origins Natural Resources Inc., and he had been the senior officer of that division since its inception in 1990. Prior thereto, he served in various positions since joining the Company in 1986. He is a member of the Boards of Trustees of The University of Pennsylvania and The Trinity School in New York City and the Boards of Directors of the Fresh Air Fund, the 92nd Street Y, the Partnership for New York City, True Temper Sports, Inc., GLG Partners Inc. and the Advisory Board of Zelnick Media.
Lynn Forester de Rothschild Director since 2000 Age 54	Richard D. Parsons Director since 1999 Age 60

Lady de Rothschild has been Chief Executive of E L Rothschild LLC, a private investment company, since June 2002. From 2004 to 2007, she was Co-Chair of FieldFresh Pvt. Ltd., a joint venture with Bharti Enterprises to develop Indian Agriculture. From 1990 to 2002, Lady de Rothschild was President and Chief Executive Officer of FirstMark Holdings, Inc., which owned and managed various telecommunications companies. She was Executive Vice President for Development at Metromedia Telecommunications, Inc. from 1984 to 1989. Lady de Rothschild is a director of The Economist Newspaper Limited (member of the Audit Committee). She is also a member of the U.N. Advisory Committee on Inclusive Financial Services and a trustee of the American Fund for the Tate Gallery, the Outward Bound Trust (UK), Fondo per L'Ambiente Italiano and the Alfred Herrhausen Society for International Dialogue (Deutsche Bank). Lady de Rothschild is a member of the Council on Foreign Relations and the Foreign Policy Association, and she served as a member of the National Information Infrastructure Advisory Committee and as the Secretary of Energy Advisory Board under President Clinton.

Lady de Rothschild is Chair of the Nominating and Board Affairs Committee and is a member of the Compensation Committee and the Stock Plan Subcommittee.
Mr. Parsons is Chairman (since May 2003) of Time Warner. From May 2002 until December 2007 he served as Chief Executive Officer of Time Warner Inc. From January 2001 until May 2002, he was Co-Chief Operating Officer of AOL Time Warner. From 1995 until the merger with America On-Line Inc., he was President of Time Warner Inc. From 1990 through 1994, he was Chairman and Chief Executive Officer of Dime Bancorp, Inc. Mr. Parsons is a director of Time Warner Inc. and Citigroup, Inc. Among his numerous community activities, he is Chairman of the Apollo Theatre Foundation, and serves on the Boards of The American Museum of Natural History and The Museum of Modern Art. He is also a trustee of Howard University.

Mr. Parsons is Chair of the Compensation Committee and is a member of the Nominating and Board Affairs Committee.

Ownership of Shares

        The following table sets forth certain information regarding the beneficial ownership of the Company's Class A Common Stock and Class B Common Stock as of September 16, 2008 by (i) each person known by the Company to own beneficially more than 5% of the outstanding shares of either Class A Common Stock or Class B Common Stock, (ii) each of the Company's directors or nominees, (iii) each of the current or former executive officers whose names appear in the summary compensation table, and (iv) all directors and executive officers as a group. Except as set forth in the notes to the table, the business address of each 5% stockholder is 767 Fifth Avenue, New York, New York 10153. As described in the notes to the table, certain named individuals share voting and/or investment power with respect to certain shares of common stock. Consequently, such shares are shown as beneficially owned by more than one person.

	Class A Common Stock (1)		Class B Common Stock		Voting Power †
Name of Beneficial Owner	Number (2)%		Number	%	%
Leonard A. Lauder (3)(4)	7,589,971	6.3%	42,745,760	54.8%	48.3%
Ronald S. Lauder (3)(5)	695,616	0.6%	8,402,890	10.8%	9.4%
William P. Lauder (3)(6)	1,332,126	1.1%	6,521,254	8.4%	7.4%
Gary M. Lauder (3)(7)	5,234	*	3,258,454	4.2%	3.6%
Aerin Lauder (8)	23,780	*	750,000	1.0%	0.8%
Joel S. Ehrenkranz, as trustee (3)(9)	—	—	3,258,454	4.2%	3.6%
Richard D. Parsons, individually and as trustee (3)(10)	53,562	*	16,827,065	21.6%	18.7%
Ira T. Wender, as trustee (3)(11)	—		40,220	0.1%	*
Charlene Barshefsky (12)	46,429	*	—	—	*
Rose Marie Bravo (13)	35,084	*	—	—	*
Paul J. Fribourg (14)	15,552	*	—	—	*
Mellody Hobson (15)	19,996	*	—	—	*
Irvine O. Hockaday, Jr. (16)	44,612	*	—	—	*
Lynn Forester de Rothschild (17)	46,668	*	—	—	*
Barry S. Sternlicht (18)	68,688	0.1%	—	—	*
Daniel J. Brestle (19)	743,170	0.6%	—	—	0.1%
John Demsey (20)	33,279	*	—	—	*
Cedric Prouvé (21)	330,304	0.3%	—	—	*
Richard W. Kunes (22)	200,690	0.2%	—	—	*
AXA Assurances I.A.R.D. Mutuelle (23)	11,676,256	9.9%	—	—	1.3%
Morgan Stanley (24)	6,014,844	5.1%	—	—	0.7%
All directors and executive officers as a group (24 persons) (25)	11,915,114	9.7%	74,479,619	95.4%	83.7%

†
Voting power represents combined voting power of Class A Common Stock (one vote per share) and Class B Common Stock (10 votes per share) owned beneficially by such person or persons on September 16, 2008.

*
Less than 0.1%

(1)
Each share of Class B Common Stock is convertible at the option of the holder into one share of Class A Common Stock and is automatically converted into a share of Class A Common Stock upon transfer to a person who is not a Lauder Family Member (as defined below—see "Certain Relationships and Related Transactions—Lauder Family Relationships and Compensation"). The number of shares of Class A Common Stock and percentages contained under this heading do not account for such conversion right.

(2)
The number of shares of Class A Common Stock includes shares owned, shares underlying stock units payable in shares that are vested or expected to be paid out by November 15, 2008 and exercisable options (regardless of whether such options were in-the-money on September 16, 2008). The stock units included in the table that are beneficially owned by the non-employee directors represent the stock portion of their annual retainers plus dividend equivalents. Such units will be settled in shares of Class A Common Stock. Amounts are rounded to the nearest whole unit. Restricted stock units shown for Mr. W. Lauder, Mr. Brestle, Mr. Demsey, Mr. Prouvé, and Mr. Kunes, and restricted stock units in respect of 18,324 shares of Class A Common Stock for the other executive officers are subject to withholding of shares for payment of taxes and are expected to vest and be paid out on October 31, 2008.

(3)
Leonard A. Lauder, Ronald S. Lauder, William P. Lauder, Gary M. Lauder, each individually and as trustees of various trusts, Ira T. Wender, as trustee, Joel S. Ehrenkranz, as trustee, and Richard D. Parsons, as trustee, are parties to a Stockholders' Agreement, pursuant to which each has agreed to vote his or the trust's shares for the election of Leonard A. Lauder, Ronald S. Lauder and their respective designees as directors of the Company. See notes (4) and (5) for certain exceptions. Shares underlying stock options and stock units are not subject to the Stockholders' Agreement until the stock options are exercised or the stock units are converted. For purposes of the table, shares owned by each such individual are not attributed to the others by reason of such voting arrangement.

(4)
Includes shares owned beneficially or deemed to be owned beneficially by Leonard A. Lauder as follows:

          (a)   3,500,669 shares of Class A Common Stock directly and with respect to which he has sole voting and investment power;

          (b)   2,624,302 shares of Class A Common Stock and 42,705,540 shares of Class B Common Stock as the majority stockholder of the sole general partner of a limited partnership and with respect to which he has sole voting and investment power;

          (c)   40,220 shares of Class B Common Stock as co-trustee of The Estée Lauder 2002 Trust with respect to which he shares voting power with Ronald S. Lauder, as co-trustee, and investment power with Ronald S. Lauder and Ira T. Wender, as co-trustees;

          (d)   390,000 shares of Class A Common Stock owned by Evelyn H. Lauder (shares owned by Evelyn H. Lauder are not subject to the Stockholders' Agreement);

          (e)   1,000,000 shares of Class A Common Stock underlying exercisable options held by Mr. Lauder; and

          (f)    75,000 shares of Class A Common Stock underlying exercisable options held by Evelyn H. Lauder.
  Mr. Lauder disclaims beneficial ownership of the shares of Class A Common Stock and options owned by his wife, Evelyn H. Lauder. Shares owned by Mrs. Lauder and The Estée Lauder 2002 Trust are not subject to the Stockholders' Agreement.

(5)
Includes shares owned beneficially or deemed to be owned beneficially by Ronald S. Lauder as follows:

          (a)   57,553 shares of Class A Common Stock and 8,359,488 shares of Class B Common Stock directly and with respect to which he has sole voting and shares investment power as described below;

          (b)   3,182 shares of Class A Common Stock and 3,182 shares of Class B Common Stock as sole trustee of a trust for the benefit of his children and with respect to which he has sole voting and investment power;

          (c)   40,220 shares of Class B Common Stock as co-trustee of The Estée Lauder 2002 Trust with respect to which he shares voting power with Leonard A. Lauder, as co-trustee, and investment power with Leonard A. Lauder and Ira T. Wender, as co-trustees;

          (d)   36,457 shares of Class A Common Stock as a Director of the Ronald S. Lauder Foundation with respect to which he shares voting and investment power;

          (e)   150,306 shares of Class A Common Stock as a Director of the Neue Galerie New York and with respect to which he shares voting and investment power;

          (f)    117,257 shares of Class A Common Stock as a Director of The Jewish Renaissance Foundation with respect to which he shares voting and investment power; and

          (g)   250,000 shares of Class A Common Stock underlying exercisable options held by Mr. R. Lauder.
  Shares owned by Neue Galerie New York and The Jewish Renaissance Foundation are not subject to the Stockholders' Agreement. Ronald S. Lauder disclaims beneficial ownership of the shares of Class A Common Stock and Class B Common Stock owned by trusts for the benefit of one or more of his children, the Ronald S. Lauder Foundation, Neue Galerie New York and The Jewish Renaissance Foundation. 8,359,488 shares of Class B Common Stock are pledged by Mr. R. Lauder to secure loans under a loan facility with a group of banks as to which he has sole voting power and shares investment power with the collateral agent pledgee.

(6)
Includes shares owned beneficially or deemed to be owned beneficially by William P. Lauder as follows:

          (a)   254,638 shares of Class A Common Stock and 3,262,800 shares of Class B Common Stock directly and with respect to which he has sole voting and investment power;

          (b)   1,914,608 shares of Class B Common Stock as co-trustee of The 1992 GRAT Remainder Trust established by Leonard A. Lauder for the benefit of William P. Lauder and others and with respect to which he shares voting power with Gary M. Lauder, as co-trustee, and investment power with Gary M. Lauder and Joel Ehrenkranz, as co-trustees;

          (c)   1,343,846 shares of Class B Common Stock as co-trustee of a trust established by Leonard A. Lauder for the benefit of Gary M. Lauder and others with respect to which he shares voting power with Gary M. Lauder and Joel S. Ehrenkranz, as co-trustees;

          (d)   1,050,000 shares of Class A Common Stock underlying exercisable options held by Mr. W. Lauder; and

          (e)   27,488 shares of Class A Common Stock underlying restricted stock units expected to vest and be paid out (subject to withholding of shares for payment of taxes) on October 31, 2008.

  Mr. W. Lauder disclaims beneficial ownership of shares held by the two trusts to the extent he does not have a pecuniary interest in such shares. Excludes stock options with respect to 450,000 shares of Class A Common Stock granted to Mr. W. Lauder under the Company's share incentive plans that were not yet exercisable as of September 16, 2008. Also excludes shares of Class A Common Stock underlying (a) performance share unit awards with a target payout of 27,471 shares and restricted stock units in respect of 9,157 shares that were granted to Mr. W. Lauder by the Stock Plan Subcommittee on September 20, 2006; (b) performance share unit awards with a target payout of 25,998 shares and restricted stock units in respect of 17,332 shares that were granted to Mr. W. Lauder by the Stock Plan Subcommittee on September 21, 2007; and (c) performance share unit awards with a target payout of 26,207 shares and restricted stock units in respect of 26,207 shares that were granted to Mr. W. Lauder by the Stock Plan Subcommittee on September 11, 2008.

(7)
Includes shares owned beneficially or deemed to be owned beneficially by Gary M. Lauder as follows:

          (a)   1,343,846 shares of Class B Common Stock as co-trustee of The 1992 GRAT Remainder Trust established by Leonard A. Lauder for the benefit of Gary M. Lauder and others and with respect to which he shares voting power with William P. Lauder, as co-trustee, and investment power with William P. Lauder and Joel Ehrenkranz, as co-trustees;

          (b)   1,914,608 shares of Class B Common Stock as co-trustee of a trust established by Leonard A. Lauder for the benefit of William P. Lauder and others with respect to which he shares voting power with William P. Lauder and Joel S. Ehrenkranz, as co-trustees; and

          (c)   5,234 shares of Class A Common Stock and 22,870 shares of Class B Common Stock as custodian for his nieces.

  Mr. G. Lauder disclaims beneficial ownership of the shares held by him as custodian and of the shares held by the two trusts to the extent he does not have a pecuniary interest in such shares. Gary M. Lauder's business address is ActiveVideo Networks, Inc., 333 W. San Carlos St., Suite 400, San Jose, California 95110.

(8)
Includes shares owned beneficially or deemed to be owned beneficially by Aerin Lauder as follows:

          (a)   86 shares of Class A Common Stock and 750,000 shares of Class B Common Stock directly and with respect to which she has sole voting and investment power;

          (b)   23,416 shares of Class A Common Stock underlying exercisable options held by Ms. Lauder; and

          (c)   278 shares of Class A Common Stock underlying restricted stock units expected to vest and be paid out (subject to withholding of shares for payment of taxes) on October 31, 2008.

  Excludes stock options with respect to 2,084 shares of Class A Common Stock granted to Ms. Lauder under the Company's share incentive plans that were not yet exercisable as of September 16, 2008. Also excludes shares of Class A Common Stock underlying (a) restricted stock units in respect of 139 shares that were granted to Ms. Lauder by the Stock Plan Subcommittee on September 20, 2006; (b) restricted stock units in respect of 278 shares that were granted to Ms. Lauder by the Stock Plan Subcommittee on September 21, 2007; and (c) stock options in respect of 1,667 shares and restricted stock units in respect of 556 shares that were granted to Ms. Lauder by the Stock Plan Subcommittee on September 11, 2008.

  Richard D. Parsons is Trustee of certain trusts for the benefit of Ms. Lauder and her family that hold shares of Class B Common Stock. See Note 10.

(9)
Includes shares owned beneficially or deemed to be owned beneficially by Joel S. Ehrenkranz as follows:

          (a)   1,914,608 shares of Class B Common Stock as co-trustee of The 1992 GRAT Remainder Trust established by Leonard A. Lauder for the benefit of William P. Lauder and with respect to which he shares investment power with William P. Lauder and Gary M. Lauder, as co-trustees; and

          (b)   1,343,846 shares of Class B Common Stock as co-trustee of The 1992 GRAT Remainder Trust established by Leonard A. Lauder for the benefit of Gary M. Lauder with respect to which he shares investment power with Gary M. Lauder and William P. Lauder, as co-trustees.

  Mr. Ehrenkranz disclaims beneficial ownership of all such shares. Mr. Joel S. Ehrenkranz's business address is 375 Park Avenue, New York, New York 10152.

(10)
Includes shares owned beneficially or deemed to be owned beneficially by Richard D. Parsons as follows:

          (a)   2,221 shares of Class A Common Stock directly and with respect to which he has sole voting and investment power;

          (b)   2,616 shares of Class A Common Stock underlying stock units payable in shares;

          (c)   48,725 shares of Class A Common Stock underlying options that are exercisable or which will be exercisable on November 9, 2008; and

          (d)   16,827,065 shares of Class B Common Stock as trustee of trusts for the benefit of Aerin Lauder and Jane Lauder and with respect to which Mr. Parsons has sole voting and investment power.

  Mr. Parsons disclaims beneficial ownership of the shares held in trust. Mr. Parson's business address is 1 Time Warner Center, New York, New York 10019.

(11)
Mr. Wender is co-trustee of The Estée Lauder 2002 Trust which owns 40,220 shares of Class B Common Stock. He shares investment power with Leonard A. Lauder and Ronald S. Lauder. Mr. Wender disclaims beneficial ownership of such shares. Mr. Wender's business address is 1133 Avenue of the Americas, Suite 2200, New York, New York 10036.

(12)
Includes shares owned beneficially by Ambassador Barshefsky as follows:

          (a)   2,000 shares of Class A Common Stock directly and with respect to which she has sole voting and investment power;

          (b)   2,712 shares of Class A Common Stock underlying stock units payable in shares; and

          (c)   41,717 shares of Class A Common Stock underlying options that are exercisable (or which will become exercisable on November 9, 2008).

(13)
Includes shares owned beneficially by Ms. Bravo as follows:

          (a)   4,000 shares of Class A Common Stock directly and with respect to which she has sole voting and investment power;

          (b)   1,841 shares of Class A Common Stock underlying stock units payable in shares; and

          (c)   29,243 shares of Class A Common Stock underlying options that are exercisable (or which will become exercisable on November 9, 2008).

(14)
Includes shares owned beneficially by Mr. Fribourg as follows:

          (a)   2,000 shares of Class A Common Stock directly and with respect to which he has sole voting and investment power; and

          (b)   13,552 shares of Class A Common Stock underlying options that are exercisable (or which will become exercisable on November 9, 2008).

  Mr. Fribourg also holds stock units payable in cash in respect of 4,749 shares of Class A Common Stock, which represent retainers and fees deferred by him prior to September 16, 2008. Such units are excluded from the table, because they are not payable in shares.

(15)
Includes shares owned beneficially by Ms. Hobson as follows:

          (a)   3,000 shares of Class A Common Stock directly and with respect to which she has sole voting and investment power;

          (b)   1,996 shares of Class A Common Stock underlying stock units payable in shares; and

          (c)   15,000 shares of Class A Common Stock underlying options that are exercisable (or which will become exercisable on November 9, 2008).

  Ms. Hobson also holds stock units payable in cash in respect of 7,470 shares of Class A

  Common Stock, which represent retainers and fees deferred by her prior to September 16, 2008. Such units are excluded from the table, because they are not payable in shares.

(16)
Includes shares owned beneficially by Mr. Hockaday as follows:

          (a)   3,000 shares of Class A Common Stock directly and with respect to which he has sole voting and investment power;

          (b)   4,287 shares of Class A Common Stock underlying stock units payable in shares; and

          (c)   37,325 shares of Class A Common Stock underlying options that are exercisable (or which will become exercisable on November 9, 2008).

  Mr. Hockaday also holds stock units payable in cash in respect of 22,042 shares of Class A Common Stock, which represent retainers and fees deferred by him prior to September 16, 2008. Such units are excluded from the table, because they are not payable in shares.

(17)
Includes shares owned beneficially by Lady de Rothschild as follows:

          (a)   2,000 shares of Class A Common Stock directly and with respect to which she has sole voting and investment power;

          (b)   2,616 shares of Class A Common Stock underlying stock units payable in shares; and

          (c)   42,052 shares of Class A Common Stock underlying options that are exercisable (or which will become exercisable on November 9, 2008).

  Lady de Rothschild also holds stock units payable in cash in respect of 19,479 shares of Class A Common Stock, which represent retainers and fees deferred by her prior to September 16, 2008. Such units are excluded from the table, because they are not payable in shares.

(18)
Includes shares owned beneficially or deemed to be owned beneficially by Mr. Sternlicht as follows:

          (a)   27,000 shares of Class A Common Stock directly and with respect to which he has sole voting and investment power;

          (b)   18,000 shares of Class A Common Stock indirectly through three family trusts;

          (c)   1,996 shares of Class A Common Stock underlying stock units payable in shares; and

          (d)   21,692 shares of Class A Common Stock underlying options that are exercisable (or which will become exercisable on November 9, 2008).

  Mr. Sternlicht also holds stock units payable in cash in respect of 8,414 shares of Class A Common Stock, which represent retainers and fees deferred by him prior to September 16, 2008. Such units are excluded from the table, because they are not payable in shares.

(19)
Includes shares owned beneficially by Daniel J. Brestle as follows:

          (a)   24,846 shares of Class A Common Stock directly and with respect to which he has sole voting and investment power;

          (b)   699,999 shares of Class A Common Stock underlying options that are exercisable; and

          (c)   18,325 shares of Class A Common Stock underlying restricted stock units expected to vest and be paid out (subject to withholding of shares for payment of taxes) on October 31, 2008.

  Excludes stock options with respect to 300,001 shares of Class A Common Stock granted to Mr. Brestle under the Company's share incentive plans that were not yet exercisable as of September 16, 2008. Also excludes shares of Class A Common Stock underlying (a) performance share unit awards with a target payout of 18,314 shares and restricted stock units in respect of 6,105 shares that were granted to Mr. Brestle by the Stock Plan Subcommittee on

  September 20, 2006; (b) performance share unit awards with a target payout of 17,332 shares and restricted stock units in respect of 11,555 shares that were granted to Mr. Brestle by the Stock Plan Subcommittee on September 21, 2007; and (c) performance share unit awards with a target payout of 17,471 shares and restricted stock units in respect of 17,471 shares that were granted to Mr. Brestle by the Stock Plan Subcommittee on September 11, 2008.

(20)
Includes shares owned beneficially by John Demsey as follows:

          (a)   1,616 shares of Class A Common Stock directly and with respect to which he has sole voting and investment power; and

          (b)   25,000 shares of Class A Common Stock underlying options that are exercisable; and

          (c)   6,663 shares of Class A Common Stock underlying restricted stock units expected to vest and be paid out (subject to withholding of shares for payment of taxes) on October 31, 2008.

  Excludes stock options with respect to 175,001 shares of Class A Common Stock granted to Mr. Demsey under the Company's share incentive plans that were not yet exercisable as of September 16, 2008. Also excludes shares of Class A Common Stock underlying (a) performance share unit awards with a target payout of 9,157 shares and restricted stock units in respect of 3,053 shares that were granted to Mr. Demsey by the Stock Plan Subcommittee on September 20, 2006; (b), performance share unit awards with a target payout of 10,833 shares and restricted stock units in respect of 7,222 shares that were granted to Mr. Demsey by the Stock Plan Subcommittee on September 21, 2007; and (c) performance share unit awards with a target payout of 10,919 shares and restricted stock units in respect of 10,919 shares that were granted to Mr. Demsey by the Stock Plan Subcommittee on September 11, 2008.

(21)
Includes shares owned beneficially by Cedric Prouvé as follows:

          (a)   11,143 shares of Class A Common Stock directly and with respect to which he has sole voting and investment power; and

          (b)   309,999 shares of Class A Common Stock underlying options that are exercisable; and

          (c)   9,162 shares of Class A Common Stock underlying restricted stock units expected to vest and be paid out (subject to withholding of shares for payment of taxes) on October 31, 2008.

  Excludes stock options with respect to 162,501 shares of Class A Common Stock granted to Mr. Prouvé under the Company's share incentive plans that were not yet exercisable as of September 16, 2008. Also excludes shares of Class A Common Stock underlying (a) performance share unit awards with a target payout of 9,157 shares and restricted stock units in respect of 3,053 shares that were granted to Mr. Prouvé by the Stock Plan Subcommittee on September 20, 2006; (b), performance share unit awards with a target payout of 8,666 shares and restricted stock units in respect of 5,778 shares that were granted to Mr. Prouvé by the Stock Plan Subcommittee on September 21, 2007; and (c) performance share unit awards with a target payout of 10,919 shares and restricted stock units in respect of 10,919 shares that were granted to Mr. Prouvé by the Stock Plan Subcommittee on September 11, 2008.

(22)
Includes shares owned beneficially or deemed to be owned beneficially by Richard W. Kunes as follows:

          (a)   10,089 shares of Class A Common Stock directly and with respect to which he has sole voting and investment power;

          (b)   6,440 shares of Class A Common Stock owned by his wife;

          (c)   174,999 shares of Class A Common Stock underlying options that are exercisable; and

          (d)   9,162 shares of Class A Common Stock underlying restricted stock units expected to vest and be paid out (subject to withholding of shares for payment of taxes) on October 31, 2008.

  Excludes stock options with respect to 150,001 shares of Class A Common Stock granted to Mr. Kunes under the Company's share incentive plans that were not yet exercisable as of September 16, 2008. Also excludes shares of Class A Common Stock underlying (a) performance share unit awards with a target payout of 9,157 shares and restricted stock units in respect of 3,053 shares that were granted to Mr. Kunes by the Stock Plan Subcommittee on September 20, 2006; (b) performance share unit awards with a target payout of 8,666 shares and restricted stock units in respect of 5,778 shares that were granted to Mr. Kunes by the Stock Plan Subcommittee on September 21, 2007; and (c) performance share unit awards with a target payout of 8,736 shares and restricted stock units in respect of 8,736 shares that were granted to Mr. Kunes by the Stock Plan Subcommittee on September 11, 2008.

(23)
Based on a 13G filed on April 10, 2008 by AXA Assurances I.A.R.D. Mutuelles, and AXA Assurances Vie Mutuelle, as a group (collectively, the "Mutuelles AXA"), 26, rue Drouot, 75009 Paris, France; and AXA, 25, avenue Matignon, 75008 Paris, France; and AXA Financial, Inc., 1290 Avenue of the Americas, New York, New York 10104, the Mutuelles AXA, AXA, and AXA Financial, Inc. may be deemed to be, directly or indirectly, the beneficial owner of, and may have direct or indirect voting and/or investment discretion over 11,676,256 shares of Class A Common Stock, which are held for its own benefit or for the benefit of its clients by its separate accounts, externally managed accounts, registered investment companies, subsidiaries and/or other affiliates.

(24)
Based on a 13G filed on February 14, 2008 by Morgan Stanley, 1585 Broadway, New York, NY 10036, Morgan Stanley may be deemed to be, directly or indirectly, the beneficial owner of, and may have direct or indirect voting and/or investment discretion over 6,014,844 shares of Class A Common Stock, which are held for its own benefit or for the benefit of its clients by its separate accounts, externally managed accounts, registered investment companies, subsidiaries and/or other affiliates.

(25)
See notes (2) through (6), (8), (10) and (12) through (22). Includes for executive officers not named in the table:

          (a)   13,871 shares of Class A Common Stock;

          (b)   18,324 shares of Class A Common Stock underlying restricted stock units expected to vest and be paid out (subject to withholding of shares for payment of taxes) on October 31, 2008; and

          (c)   593,331 shares of Class A Common Stock underlying options that are exercisable.

  Excludes stock options with respect to an aggregate of 528,337 shares of Class A Common Stock granted to the executive officers whose names do not appear in this table, that were outstanding on September 16, 2008 but were not yet exercisable. Also excludes for the non-named executives shares of Class A Common Stock underlying (a) performance share unit awards with a target payout of 18,312 shares and restricted stock units in respect of 6,104 shares that were granted to such executives by the Stock Plan Subcommittee on September 20, 2006; (b) performance share units awards with a target payout of 17,332 shares and restricted stock units in respect of 11,556 shares that were granted to such executives by the Stock Plan Subcommittee on September 21, 2007; and (c) performance share unit awards with a target payout of 56,782 shares and restricted stock units in respect of 56,782 shares that were granted to such executives by the Stock Plan Subcommittee on September 11, 2008.

Additional Information Regarding the Board of Directors

         Stockholders' Agreement.    All Lauder Family Members (other than Aerin Lauder, Jane Lauder and The 4202 Corporation) who beneficially own shares of Common Stock have agreed pursuant to a stockholders' agreement with the Company ("the Stockholders' Agreement") to vote all shares beneficially owned by them for Leonard A. Lauder, Ronald S. Lauder and one person, if any, designated by each as a director of the Company. The term "Lauder Family Member" is defined later in this Proxy Statement (see "Certain Relationships and Related Transactions—Lauder Family Relationships and Compensation"). Lauder Family Members who are parties to the Stockholders' Agreement beneficially owned, in the aggregate, on September 16, 2008, shares of Common Stock having approximately 83.7% of the voting power of the Company. The right of each of Leonard A. Lauder and Ronald S. Lauder to designate a nominee exists only when he (including his descendants) beneficially owns (other than by reason of the Stockholders' Agreement) shares of Common Stock with at least 10% of the total voting power of the Company. Currently, William P. Lauder is the nominee of Leonard A. Lauder and Aerin Lauder is the nominee of Ronald S. Lauder. The right of each of Leonard A. Lauder and Ronald S. Lauder to be nominated will exist so long as he (including his descendants) beneficially owns shares of Common Stock with at least 5% of the total voting power of the Company. In the event that Leonard A. Lauder ceases to be a member of the Board of Directors by reason of his death or disability, then his sons, William P. Lauder and Gary M. Lauder, will succeed to his rights to be nominated as a director and to designate one nominee. If either son is unable to serve by reason of his death or disability, the other son will have the right to designate a nominee. Similarly, Aerin Lauder and Jane Lauder, Ronald S. Lauder's daughters, will succeed to their father's rights if he should cease to be a director by reason of his death or disability. If either daughter is unable to serve by reason of her death or disability, the other daughter will have the right to designate a nominee. In the event none of Leonard A. Lauder and his sons and Ronald S. Lauder and his daughters are able to serve as directors by reason of death or disability, then the rights under the Stockholders' Agreement to be a nominee and to designate a nominee will cease.

         Board Committees.    The Board of Directors has established three standing committees—the Audit Committee, the Compensation Committee (which includes the Stock Plan Subcommittee) and the Nominating and Board Affairs Committee. Current copies of the charters for each of these Committees may be found in the "Investors" section of the Company's website: www.elcompanies.com under the heading "Corporate Governance." Stockholders may also contact Investor Relations at 767 Fifth Avenue, New York, New York 10153 or call 800-308-2334 to obtain a hard copy of these documents without charge.

        The Company is a "controlled company" under the rules of the New York Stock Exchange because the Lauder family and their related entities hold more than 50% of the voting power of the outstanding voting stock. As such, the Company may avail itself of exemptions relating to the independence of the Board and certain Board committees. Despite the availability of such exemptions, the Board of Directors has determined that it will have a majority of independent directors and that both the Nominating and Board Affairs Committee and the Compensation Committee will have otherwise required provisions in their charters. The Board of Directors currently has also determined to use the two remaining exemptions, and thus will not require that the Nominating and Board Affairs Committee and Compensation Committee be comprised solely of independent directors.

        The Audit Committee members are Irvine O. Hockaday, Jr., Chair, Mellody Hobson, Barry S. Sternlicht and Paul J. Fribourg. The Board of Directors has determined that Mr. Hockaday, Ms. Hobson, Mr. Sternlicht and Mr. Fribourg each qualifies as an "Audit Committee Financial Expert" in accordance with the rules issued by the Securities and Exchange Commission. The Audit Committee has a written charter adopted by the Board of Directors. The Committee, among other things, appoints the independent auditors, reviews the independence of such auditors, approves the scope of the annual audit activities of the independent auditors and the Company's Internal Control Department, reviews audit results, reviews and discusses the Company's financial statements with management and the independent auditors and is responsible for our policy for the review of related person transactions. The Committee also meets separately, at least quarterly, with the Chief Financial Officer and Chief Internal Control Officer and with representatives of the independent auditor.

        The Compensation Committee members are Richard D. Parsons, Chair, Rose Marie Bravo and Lynn Forester de Rothschild. The Committee has the authority to, and does, establish and approve compensation plans and arrangements with respect to the Company's executive officers and administers the executive annual incentive plan. The Stock Plan Subcommittee, whose members are Rose Marie Bravo and Lynn Forester de Rothschild, has the authority to adopt and administer the Company's share incentive plans.

        The Nominating and Board Affairs Committee members are Charlene Barshefsky, Leonard A. Lauder, Richard D. Parsons and Lynn Forester de Rothschild, Chair. The Committee, among other things, recommends nominees for election as members of the Board, considers and makes recommendations regarding Board practices and procedures and reviews the compensation for service as a Board member.

        Each committee reports regularly to the Board and has authority to engage its own advisors.

         Board and Board Committee Meetings; Attendance at Annual Meetings; Executive Sessions.    Directors are expected to devote sufficient time to carrying out their duties and responsibilities effectively, and should be committed to serve on the Board for an extended period of time. In furtherance of the Board's role, directors are expected to attend all scheduled Board and Board Committee meetings and all meetings of stockholders. In fiscal 2008, the Board of Directors met six times, the Compensation Committee met five times, the Stock Plan Subcommittee met four times, the Audit Committee met eight times, and the Nominating and Board Affairs Committee met three times. The total combined attendance for all board and committee meetings was 96.4%. In fiscal 2008, the non-employee directors met five times in executive session including four meetings at which at least one management director was present for all or part of the session. All but one of the Company's directors serving at that time attended the Company's 2007 Annual Meeting of Stockholders. Paul J. Fribourg did not attend.

        Irvine O. Hockaday, Jr. has served as the presiding director for all executive sessions of the Board of Directors since November 2004. Mr. Hockaday has been appointed by the Board to serve for an additional one-year term beginning after the 2008 Annual Meeting. The presiding director serves for a one-year term beginning with the meeting of the Board immediately following the Annual Meeting of Stockholders and is selected from among the independent members of the Board.

         Board Membership Criteria.    The Nominating and Board Affairs Committee works with the Board on an annual basis to determine the appropriate characteristics, skills and experience for the Board as a whole and for its individual members. All directors should possess the highest personal and professional ethics as well as an inquisitive and objective perspective, practical wisdom and mature judgment. In evaluating the suitability of individual Board members, the Board takes into account many factors, including general understanding of the Company's business on a technical level and educational and professional background. The Board evaluates each individual in the context of the Board as a whole, with the objective of recommending a group that can best support the success of the business and, based on its diversity of experience, represent stockholder interests through the exercise of sound judgment. In determining whether to recommend a director for re-election, the Nominating and Board Affairs Committee also considers the director's past attendance at meetings and participation in and contributions to the activities of the Board.

        Upon determining the need for additional or replacement Board members, the Nominating and Board Affairs Committee will identify one or more director candidates and evaluate each candidate under the criteria described above based on the information it receives with a recommendation or that it otherwise possesses, which information may be supplemented by additional inquiries. Application of these criteria involves the exercise of judgment and cannot be measured in any mathematical or routine way. Based on its assessment of each candidate's independence, skills and qualifications and the criteria described above, the Committee will make recommendations regarding potential director candidates to the Board. The Committee may engage third parties to assist in the search for director candidates or to assist in gathering information regarding a candidate's background and experience. The Committee will evaluate stockholder recommended candidates in the same manner as other candidates. Candidates may also be designated pursuant to the Stockholders' Agreement. See "Additional Information Regarding the Board of Directors—Stockholders' Agreement."

         Board Independence Standards for Directors.    To be considered "independent" for purposes of membership on the Company's Board of Directors, the Board must determine that a director has no material relationship with the Company, including any of its subsidiaries, other than as a director. For each director, the Board broadly considers all relevant facts and circumstances. In making its determination, the Board considers the following categories of relationships to be material, thus precluding a determination that a director is "independent":

(i)
the director is an employee of the Company, or an immediate family member of the director is an executive officer of the Company, or was so employed during the last three years.

(ii)
the director receives, or an immediate family member of the director receives, during any twelve-month period within the last three years, more than $100,000 per year in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

(iii)
(A) the director or an immediate family member of the director is a current partner of a firm that is the Company's internal or external auditor, (B) the director is a current employee of such a firm, (C) the director has an immediate family member who is a current employee of such a firm and who participates in the firm's audit, assurance or tax compliance (but not tax planning) practice, or (D) the director or an immediate family member of the director was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the listed company's audit within that time.

(iv)
the director or an immediate family member of the director is, or has been within the last three years, employed, as an executive officer of another company where any of the Company's present executive officers at the same time serves or served on that company's compensation committee.

(v)
the director is a current employee, or an immediate family member of the director is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company's consolidated gross revenues.

        Additionally, the following relationships will not be considered to be "material" relationships that would impair a director's independence:

(i)
any of the relationships described in (i)-(v) above, if such relationships occurred more than three years ago, or

(ii)
if a director is a current employee, or an immediate family member of a director is a current executive officer of another company that does business with the Company and such other company, during the current or last fiscal year, made payments to or received payments from, the Company of less than $1 million or two percent (2%) of such other company's consolidated gross revenues, whichever is greater.

        Contributions to tax exempt organizations shall not be considered payments for purposes of these independence standards. An "immediate family member" includes a director's spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person's home.

        The Board reviews at least annually whether directors meet these Director Independence Standards.

        The following directors, including one nominated for re-election, have been determined by the Board to be "independent" pursuant to New York Stock Exchange rules and the Company's Independent Director Standards described above: Charlene Barshefsky, Rose Marie Bravo, Paul J. Fribourg, Mellody Hobson, Irvine O. Hockaday, Jr., Lynn Forester de Rothschild and Barry S. Sternlicht.

        In addition to the foregoing, in order to be considered "independent" under New York Stock Exchange rules for purposes of serving on the Company's Audit Committee, a director also may not accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the Company, other than as a director, and may not be an "affiliated person" of the Company. Audit Committee members may receive directors' fees and fixed payments for prior service with the Company. The Board has determined that each of the members of the Audit Committee meet these additional independence requirements as well.

         Communications with the Board.    An interested party who wishes to communicate with the Board, any Committee thereof, the non-management directors as a group, or any individual director, including the presiding director for executive sessions of the Board, may do so by addressing the correspondence to that individual or group, c/o Sara E. Moss, Executive Vice President and General Counsel, The Estée Lauder Companies Inc., 767 Fifth Avenue, New York, New York 10153. She, or her designee, will review all such correspondence to determine that the substance of the correspondence relates to the duties and responsibilities of the Board or individual Board member before forwarding the correspondence to the intended recipient. Spam, junk mail, solicitations, and hostile, threatening, illegal or similarly unsuitable material will not be forwarded to the intended recipient and, if circumstances warrant, may be forwarded to the Company's security staff. Any communication that is not forwarded may be made available to the intended recipient at his or her request.

         Director Nominees Recommended by Stockholders.    The Nominating and Board Affairs Committee will consider stockholder recommendations of nominees in the same manner as and pursuant to the same criteria by which it considers all other nominees, except for nominations received pursuant to the Stockholders' Agreement. See "Board Membership Criteria." Stockholders who wish to suggest qualified candidates should send their written recommendation to the Nominating and Board Affairs Committee c/o Sara E. Moss, Executive Vice President and General Counsel, The Estée Lauder Companies Inc., 767 Fifth Avenue, New York, New York 10153. The following information must accompany any such recommendation by a stockholder: (i) the name and address of the stockholder making the recommendation, (ii) the name, address, telephone number and social security number of the proposed nominee, (iii) the class or series and number of shares of the Company that are beneficially owned by the stockholder making the recommendation, (iv) a description of all arrangements or understandings between the stockholder and the candidate, and an executed written consent of the proposed nominee to serve as a director of the Company if so elected, (v) a copy of the proposed nominee's resume and references, and (vi) an analysis of the candidate's qualifications to serve on the Board of Directors and on each of the Board's committees in light of the criteria for Board membership established by the Board. See "Board Membership Criteria." For stockholders intending to nominate an individual for election as a director directly, there are specific procedures set forth in our bylaws. See "Stockholder Proposals and Direct Nominations."

Corporate Governance Guidelines and Code of Conduct

        The Board of Directors has developed corporate governance practices to help it fulfill its responsibilities to stockholders in providing general direction and oversight of management of the Company. These practices are set forth in the Company's Corporate Governance Guidelines. The Company also has a Code of Conduct ("Code") applicable to all employees, officers and directors of the Company, including, without limitation, the Chief Executive Officer, the Chief Financial Officer and other senior financial officers. These documents, as well as any waiver of a provision of the Code granted to any senior officer or director or material amendment to the Code, if any, may be found in the "Investors Section" section of the Company's website: www.elcompanies.com. Stockholders may also contact Investor Relations at 767 Fifth Avenue, New York, New York 10153 or call 800-308-2334 to obtain a hard copy of these documents without charge.

Audit Committee Report

        The Audit Committee of the Board of Directors, consisting solely of "independent directors" as defined by the Board and consistent with the rules of the New York Stock Exchange, has:

1.
reviewed and discussed the Company's audited financial statements for the fiscal year ended June 30, 2008 with management;

2.
discussed with KPMG the matters required to be discussed by SAS 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

3.
received the written disclosures and letter from KPMG required by Independence Standards Board Standard No. 1, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and discussed KPMG's independence with representatives of KPMG.

        Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended June 30, 2008 be included in the Company's annual report on Form 10-K for the fiscal year ended June 30, 2008 filed with the Securities and Exchange Commission.

  The Audit Committee
  Irvine O. Hockaday, Jr., Chair
  Paul J. Fribourg
  Mellody Hobson
  Barry S. Sternlicht

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and any persons who own more than 10% of the Class A Common Stock, to file forms reporting their initial beneficial ownership of common stock and subsequent changes in that ownership with the Securities and Exchange Commission and the New York Stock Exchange. Officers, directors and greater-than-10% beneficial owners also are required to furnish the Company with copies of all forms they file under Section 16(a). Based solely upon a review of the copies of the forms furnished to the Company, or a written representation from a reporting person that no Form 5 was required, the Company believes that during the 2008 fiscal year all Section 16(a) filing requirements were satisfied.

Policy and Procedures for the Review of Related Person Transactions

        Our policy and procedures for the review of related person transactions (the "Policy") sets forth procedures for the review and approval or ratification of transactions involving "Related Persons," which consists of any director, nominee for director, executive officer or greater than 5% stockholder of the Company, and the "Immediate Family Members" of any such director, nominee for director, executive officer or greater than 5% stockholder. The Audit Committee (or its Chair under certain circumstances) is responsible for applying the Policy with the assistance of the Executive Vice President and General Counsel ("EVP GC") or designee (if any).

        "Transactions" covered by the Policy consist of any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) or any series of similar transactions, arrangements or relationships in which

(i)
with respect to any fiscal year, any transaction which is currently proposed or has been in effect at any time since the beginning of such fiscal year in which the Company was, is or is proposed to be a participant, and

(ii)
a person who at any time during such fiscal year was a Related Person had, has or will have a direct or indirect material interest.

        Determination of materiality may include the importance of the interest to the Related Person (financially or otherwise), the relationship of the Related Person to the Transaction and of Related Persons with each other, and the dollar amount involved in the Transaction; and whether any related person has or will have a direct material interest or an indirect material interest in the transaction.

        The Policy includes a list of categories of transactions identified by the Board as having no significant potential for an actual or the appearance of a conflict of interest or improper benefit to a related person, and thus are not subject to review by the Committee ("Excluded Transactions"). Excluded Transactions include certain transactions in the ordinary course of business between the Company and another entity with which a Related Person is affiliated and certain discretionary charitable contributions by the Company to an established non-profit entity with which a related person is affiliated, as long as the amounts involved are below certain percentages of the consolidated gross revenues of the Company and the Related Person.

        Each Transaction by a Related Person should be reported to the EVP GC, or designee, for presentation to the Committee for approval prior to its consummation, or for ratification, if necessary, after consummation. The EVP GC or designee will assess whether any proposed transaction involving a related person is a related person transaction covered by the Related Person Transaction Policy, and if so, the transaction will be presented to the Committee for review and consideration at its next meeting or, in those instances in which the EVP GC or designee determines that it is not practicable or desirable for the Company to wait until the next Committee meeting, to the Chair of the Committee. If the EVP GC or designee potentially may be involved in a related person transaction, the applicable person is required to inform the Chief Executive Officer and the Chair of the Committee. Transactions by Related Persons (other than Excluded Transactions) will be reviewed and be subject to approval by the Committee. If possible, the approval will be obtained before the Company commences the transaction or enters into or amends any contract relating to the transaction. If advanced Committee approval of a related party transaction is not feasible or not identified prior to the commencement of a transaction, then the transaction will be considered and, if the Committee determines it to be appropriate, ratified at the Committee's next regularly scheduled meeting.

        In determining whether to approve or ratify a related person transaction covered by the Policy, the Committee may take into account such factors it deems appropriate, which may include (if applicable), but not be limited to:

  •
  the materiality of the interest of the Related Person in the transaction;

  •
  the fairness or reasonableness of the Related Person Transaction to the Company;

  •
  the availability of other sources for comparable products or services;

  •
  the terms of the transaction; and

  •
  the terms available to unrelated third parties or to employees generally.

        A member of the Committee who is a Related Person in connection with a particular proposed related person transaction will not participate in any discussion or approval of the transaction, other than discussions for the purpose of providing material information concerning the transaction to the Committee.

Certain Relationships and Related Transactions

         Lauder Family Relationships and Compensation.    Leonard A. Lauder is the Chairman of the Board of Directors. His brother, Ronald S. Lauder, is a

Senior Vice President and director of the Company and Chairman of Clinique Laboratories, LLC. Leonard A. Lauder's wife, Evelyn H. Lauder, is Senior Corporate Vice President of the Company. Leonard and Evelyn Lauder have two sons, William P. Lauder and Gary M. Lauder. William P. Lauder is Chief Executive Officer and a director of the Company. Gary M. Lauder is not an employee of the Company. Ronald S. Lauder and his wife, Jo Carole Lauder, have two daughters, Aerin Lauder and Jane Lauder. Aerin Lauder is Senior Vice President—Global Creative Director for the Estée Lauder brand and is a director of the Company. Jane is Senior Vice President, General Manager of Origins. In fiscal 2008, she was Senior Vice President, Global Product Marketing for Clinique.

        In fiscal 2008, the following Lauder Family Members received the following amounts from the Company as compensation: Leonard A. Lauder received $1,440,000 in salary and a bonus of $1,800,000; Ronald S. Lauder received $400,000 in salary; Evelyn H. Lauder received $625,000 in salary and a bonus of $305,032; Aerin Lauder received $283,950 in salary and a bonus of $98,894 and stock options in respect of 1,250 shares of Class A Common Stock and restricted stock units in respect of 417 shares of Class A Common Stock; and Jane Lauder received $250,000 in salary and a bonus of $134,435 and stock options in respect of 1,250 shares of Class A Common Stock and restricted stock units in respect of 417 shares of Class A Common Stock. Each is entitled to participate in standard benefit plans, such as the Company's pension and medical plans. For information regarding compensation paid by the Company to William P. Lauder in fiscal 2008, see "Executive Compensation."

        For fiscal 2009, Leonard A. Lauder has a base salary of $1,440,000 and bonus opportunities of $1,800,000; Ronald S. Lauder has a base salary of $500,000 and bonus opportunities with a target payout of $250,000; Evelyn H. Lauder has a base salary of $650,000 and bonus opportunities with a target payout of $300,000; Aerin Lauder has a base salary of $283,950 and bonus opportunities with a target payout of $110,950; and Jane Lauder has a base salary of $400,000 and bonus opportunities with a target payout of $150,000. On September 11, 2008, Aerin Lauder was granted stock options with respect to 1,667 shares of Class A Common Stock and restricted stock units in respect of 556 shares of Class A Common Stock and Jane Lauder was granted stock options with respect to 12,500 shares of Class A Common Stock and restricted stock units in respect of 4,167 shares of Class A Common Stock. The grants were consistent with those made to employees at their level. For information regarding fiscal 2008 compensation for William P. Lauder, see "Executive Compensation".

        Leonard A. Lauder's current employment agreement (the "LAL Agreement") provides for his employment as Chairman of the Board of the Company until such time as he resigns, retires or is terminated. Mr. L. Lauder is entitled to participate in standard benefit plans, such as the Company's pension and medical plans, and has a supplemental pension arrangement discussed below. The Compensation Committee has granted to Mr. L. Lauder aggregate bonus opportunities for fiscal 2009 with a target payout of $1,800,000. Mr. L. Lauder is entitled to participate in the Fiscal 1999 Share Incentive Plan and Amended and Restated Fiscal 2002 Share Incentive Plan, but no grants have been made to him under either plan to date. If Mr. L. Lauder retires, the Company will continue to provide him with the office he currently occupies (or a comparable office if the Company relocates) and a full-time executive secretary for as long as he would like. The Company may terminate Mr. L. Lauder's employment at any time if he becomes "permanently disabled," in which event Mr. L. Lauder will be entitled to (i) receive his base salary for a period of two years after termination, (ii) receive bonus compensation at an annual rate equal to the average of the actual bonuses paid to him prior to such termination under the LAL Agreement (the "Leonard Lauder Bonus Compensation") and (iii) participate in the Company's benefit plans for two years. In the event of Mr. L. Lauder's death during the term of his employment, for a period of one-year from the date of Mr. L. Lauder's death, his beneficiary or legal representative will be entitled to receive Mr. L. Lauder's base salary and the Leonard Lauder Bonus Compensation. Mr. L. Lauder may terminate his employment at any time upon six months' written notice to the Company, in which event Mr. L. Lauder will be entitled to receive his base salary and the Leonard Lauder Bonus Compensation for the six-month period following termination. In addition, the Company may terminate Mr. L. Lauder's employment for any reason upon 60 days' written notice. In the event of termination of his employment by the Company (other than for cause, disability or death) or a termination by Mr. L. Lauder for good reason after a change of control, (a) Mr. L. Lauder, for a period of three years from the date of termination, will be entitled to (i) receive his base salary in effect at the time of termination, (ii) receive the Leonard Lauder Bonus Compensation, (iii) participate in the Company's benefit plans and (b) in the case of termination by the Company (other than for cause, disability or death), Mr. L. Lauder will not be subject to the non-competition covenant contained in the LAL Agreement. If Mr. L. Lauder receives any severance payments, then he is entitled to be reimbursed for any excise taxes that may be imposed on them. Upon termination for any reason, options previously granted to Mr. L. Lauder will remain exercisable for the remainder of their respective terms, subject to certain non-competition and good conduct provisions.

        As used in this Proxy Statement, the term "Lauder Family Members" includes only the following persons: (i) the estate of Mrs. Estée Lauder; (ii) each descendant of Mrs. Lauder (a "Lauder Descendant") and their respective estates, guardians, conservators or committees; (iii) each "Family Controlled Entity" (as defined below); and (iv) the trustees, in their respective capacities as such, of each "Family Controlled Trust" (as defined below). The term "Family Controlled Entity" means (i) any not-for-profit corporation if at least 80% of its board of directors is composed of Lauder Descendants; (ii) any other corporation if at least 80% of the value of its outstanding equity is owned by Lauder Family Members; (iii) any partnership if at least 80% of the value of its partnership interests are owned by Lauder Family Members; and (iv) any limited liability or similar company if at least 80% of the value of the company is owned by Lauder Family Members. The term "Family Controlled Trust" includes certain trusts existing on November 16, 1995 and trusts the primary beneficiaries of which are Lauder Descendants, spouses of Lauder Descendants and/or charitable organizations, provided that if the trust is a wholly charitable trust, at least 80% of the trustees of such trust consist of Lauder Descendants.

         Registration Rights Agreement.    Leonard A. Lauder, Ronald S. Lauder, The Estée Lauder 1994 Trust, William P. Lauder, Gary M. Lauder, Aerin Lauder, Jane Lauder, certain Family Controlled Entities and other Family Controlled Trusts, Morgan Guaranty Trust Company of New York ("Morgan Guaranty") and the Company are parties to a Registration Rights Agreement (the "Registration Rights Agreement"), pursuant to which each of Leonard A. Lauder, Ronald S. Lauder and Morgan Guaranty have three demand registration rights and The Estée Lauder 1994 Trust has six demand registration rights in respect of shares of Class A Common Stock (including Class A Common Stock issued upon conversion of Class B Common Stock) held by them. Three of the demand rights granted to The Estée Lauder 1994 Trust may be used only by a pledgee of The Estée Lauder 1994 Trust's shares of Common Stock. All the parties to the Registration Rights Agreement (other than the Company) also have an unlimited number of piggyback registration rights in respect of their shares. The rights of Morgan Guaranty and any other pledgee of The Estée Lauder 1994 Trust under the Registration Rights Agreement will be exercisable only in the event of a default under certain loan arrangements. Leonard A. Lauder and Ronald S. Lauder may assign their demand registration rights to Lauder Family Members. The Company is not required to effect more than one registration of Class A Common Stock in any consecutive twelve-month period. The piggyback registration rights allow the holders to include their shares of Class A Common Stock in any registration statement filed by the Company, subject to certain limitations.

        The Company is required to pay all expenses (other than underwriting discounts and commissions of the selling stockholders, taxes payable by the selling stockholders and the fees and expenses of the selling stockholders' counsel) in connection with any demand registrations, as well as any registrations pursuant to the exercise of piggyback rights. The Company has agreed to indemnify the selling stockholders against certain liabilities, including liabilities arising under the Securities Act of 1933.

         Stockholders' Agreement.    All Lauder Family Members (other than Aerin Lauder, Jane Lauder and The 4202 Corporation) who beneficially own shares of Common Stock are parties to the Stockholders' Agreement. The stockholders who are parties to the Stockholders' Agreement beneficially owned, in the aggregate, shares of Common Stock having approximately 83.7% of the voting power of the Company on September 16, 2008. Such stockholders have agreed to vote in favor of the election of Leonard A. Lauder and Ronald S. Lauder and one designee of each as directors. See "Additional Information Regarding the Board of Directors—Stockholders' Agreement." Parties to the Stockholders' Agreement, may, without restriction under the agreement, sell their shares in a widely distributed underwritten public offering, in sales made in compliance with Rule 144 under the Securities Act of 1933 or to other Lauder Family Members. In addition, each party to the Stockholders' Agreement may freely donate shares in an amount not to exceed 1% of the outstanding shares of Common Stock in any 90-day period. In the case of other private sales, each stockholder who is a party to the Stockholders' Agreement (the "Offering Stockholder") has granted to each other party (the "Offeree") a right of first offer to purchase shares of Class A Common Stock that the Offering Stockholder intends to sell to a person (or group of persons) who is not a Lauder Family Member. Each Offeree has the opportunity to purchase the Offeree's pro rata portion of the shares to be offered by the Offering Stockholder, as well as additional shares not purchased by other Offerees. Any shares not purchased pursuant to the right of first offer may be sold at or above 95% of the price offered to the Offerees. The agreement also includes provisions for bona fide pledges of shares of Common Stock and procedures related to such pledges. The Stockholders' Agreement will terminate upon the occurrence of certain specified events, including the transfer of shares of Common Stock by a party to the Stockholders' Agreement that causes all parties thereto immediately after such transaction to own beneficially in the aggregate shares having less than 10% of the total voting power of the Company.

         Other Arrangements.    The Company has subleased certain of its office space in New York to an affiliate of Ronald S. Lauder. For fiscal 2008, the rent paid or accrued was approximately $721,000, which equals the Company's lease payments for that space. The Company also has agreed to provide such affiliate with certain services, such as phone systems, payroll service and office and administrative services, which are reimbursed at a rate approximating the Company's incremental cost thereof. For fiscal 2008, the affiliate paid approximately $8.7 million pursuant to such agreement. At June 30, 2008, the affiliate had deposited with the Company $1.8 million to cover expenses. The Company has similar arrangements for space and services with an affiliate of Leonard A. Lauder and his family. For fiscal 2008, that affiliate and/or family members paid the Company $4.0 million for office space and certain services, such as phone systems, payroll service and office and administrative services. At June 30, 2008, the affiliate and family members had deposited with the Company $207,000 to cover expenses. The payments by the affiliates and family members approximated the Company's incremental cost of such space and services.

        Certain members of the Lauder family (and entities affiliated with one or more of them) own numerous works of art that are displayed at the Company's offices. The Company pays no fee to the owners for displaying such works. The owners of the works pay for their maintenance. In fiscal 2008, the Company paid premiums of about $7,100 for insurance relating to such works.

        The Company, as is common for major global consumer products companies, regularly advertises in various media, including magazines, television, radio and the Internet. Some of these advertisements may appear from time to time in magazines, cable networks and websites owned by or associated with Time Warner Inc., of which Richard D. Parsons, one of our directors, is Chairman of the Board of Directors and was Chief Executive Officer until December 2007. In many cases, advertisements are placed indirectly through advertising agencies. In fiscal 2008, the

Company estimates that the aggregate cost of advertisements appearing in or on such magazines and other media was about $9.7 million, an amount which is not material to the Company or to Time Warner Inc.

         Other Family Relationships.    David Caracappa is an Executive Director of Marketing for Travel Retail Clinique Marketing. He is the son of Roger Caracappa, former Executive Vice President—Global Packaging, Quality Assurance, Store Development, Design and Merchandising, who passed away in July 2008. In respect of fiscal 2008, David Caracappa received salary and bonus of less than $160,000. Alisa Caracappa, David's wife and the daughter-in-law of Roger Caracappa is an Executive Director, Product Development for Bumble and bumble. In respect of fiscal 2008, Alisa Caracappa received salary and bonus of less than $180,000.

Director Compensation

         Annual Retainer for Board Service.    Each non-employee director receives an annual cash retainer of $70,000, payable quarterly. An additional $25,000 is payable to each non-employee director by a grant of stock units (accompanied by dividend equivalent rights) as an annual stock retainer in the fourth quarter of the calendar year. The stock units vest upon grant. Each stock unit is convertible into shares of Class A Common Stock on or after the first business day of the calendar year following the one in which the director ceases to be a member of the Board. The number of stock units to be awarded is determined by dividing $25,000 by the average closing price of the Class A Common Stock on the twenty trading days next preceding the date of grant. In lieu of receiving stock units, a director may elect to receive options in respect of Class A Common Stock. The number of shares subject to such option grant is determined by dividing $75,000 by the closing price per share of the Class A Common Stock on the date of grant. Such price per share is also the exercise price per share of the options. Options have 10-year terms (subject to post-service limitations), vest immediately, and are exercisable one year after the date of grant. In no event will stock units or stock options representing more than 5,000 shares of Class A Common Stock be granted in connection with the annual stock retainer.

         Stock Options.    In addition to the cash and stock portion of the retainer, each non-employee director receives an annual grant of options with 10-year terms to purchase 5,000 shares of Class A Common Stock. The exercise price of the options is equal to the closing price of the Class A Common Stock on the date of grant and the options vest and are exercisable one year after the date of grant (subject to post-service limitations).

         Annual Retainer for Committee Service.    Each director who serves on a Committee receives an additional annual cash retainer, payable quarterly in the following amounts: $8,000 per year for service on the Nominating and Board Affairs Committee, $12,000 per year for service on the Audit Committee, and $8,000 per year for service on the Compensation Committee (including service on the Stock Plan Subcommittee). The Chairman of the Audit Committee receives a further annual cash retainer of $25,000 and the Chairmen of the Compensation Committee and the Nominating and Board Affairs Committee receive a further annual cash retainer of $15,000 each.

         Initial Stock Grant.    On the date of the first annual meeting of stockholders which is more than six months after a non-employee director's initial election to the Board, the director receives a grant of 2,000 shares of Class A Common Stock (plus a cash payment in an amount to cover related income taxes).

         Deferral.    Non-employee directors may elect to defer receipt of all or part of their cash-based compensation. The deferrals may take the form of stock equivalent units (accompanied by dividend equivalent rights) to be paid out in cash or may simply accrue interest until paid out in cash.

         Management Directors.    Directors who are also employees of the Company receive no additional compensation for service as directors. These directors are Aerin Lauder, Leonard A. Lauder, Ronald S. Lauder and William P. Lauder. Information concerning the compensation of the Lauder family members, including those who serve as directors, is described in "Executive Compensation" (in the case of Mr. Lauder) and "Certain Relationships and Related Transactions—Lauder Family Relationships and Compensation".

         Reimbursement of Expenses.    Non-employee directors are reimbursed for their reasonable expenses (including costs of travel, food and lodging), incurred in attending Board, committee and stockholder meetings. Directors are also reimbursed for any other reasonable expenses relating to their service on the Board, including participating in director continuing education and Company site visits.

         Company Products.    The Company provides directors with representative samples of the Company's products. The Company believes that receiving these products serve a business purpose by expanding the directors' knowledge of the Company's business. The Company also provides each director with the opportunity to purchase up to $1,280 worth of the Company's products each calendar year (based on suggested retail prices) at no charge. If directors choose to take advantage of such opportunities and purchase more than $640 worth of the Company's product, the excess is imputed as taxable income. Non-employee directors may also purchase a limited amount of Company products at a price equal to 50% off the suggested retail price, which is the same program made available to officers of the Company. For the year ended June 30, 2008, the aggregate incremental cost to the Company of these Company products was substantially less than $10,000 per director.

        The following table sets forth compensation information regarding the Company's non-employee directors in fiscal 2008.

Director Compensation for Fiscal 2008

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2) (3)	Option Awards ($) (4) (5)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (6)	All Other Compensation ($)	Total ($)
Charlene Barshefsky	$78,000	$25,629	$77,700	—	$14,729	—	$196,058
Rose Marie Bravo	78,000	25,629	77,700	—	—	—	181,329
Paul J. Fribourg	82,000	—	104,040	—	—	—	186,040
Mellody Hobson	82,000	25,629	77,700	—	—	—	185,329
Irvine O. Hockaday, Jr.	107,000	25,629	77,700	—	—	—	210,329
Richard D. Parsons	101,000	25,629	77,700	—	—	—	204,329
Lynn Forester de Rothschild	101,000	25,629	77,700	—	—	—	204,329
Barry S. Sternlicht	82,000	25,629	77,700	—	—	—	185,329

(1)
The amount represents annual cash retainer for board service and, as applicable, retainers for board committee service or service as chairman of a board committee.

(2)
The amounts set forth in the Stock Awards column represent the value of restricted stock units recognized for financial statement reporting purposes in fiscal 2008, as computed in accordance with FAS 123(R). The amounts were calculated based on the closing price per share of the Class A Common Stock on the NYSE on the date of grant.

(3)
Restricted stock units are vested upon grant but are not converted into stock until the first business day of the January following the date on which the director ceases to serve on the Board. Dividend equivalents on outstanding restricted stock units resulted in additional grants to the directors on December 28, 2007. Presented below are the grant date fair value of each award of restricted stock units granted in fiscal 2008 (computed in accordance with FAS 123(R)) and the aggregate number of shares of Class A Common Stock underlying restricted stock units, payable in shares of Class A Common Stock outstanding and held by each of the directors as of June 30, 2008:

Name	Date of Grant	Number of Shares of Class A Common Stock Underlying Restricted Stock Units Granted (#)	Grant Date Fair Value ($)	Total Number of Shares of Class A Common Stock Underlying Restricted Stock Units Outstanding as of June 30, 2008
Charlene Barshefsky	11/9/07	579	$25,629	2,712
Rose Marie Bravo	11/9/07	579	25,629	1,841
Paul J. Fribourg	11/9/07	0	NA	0
Mellody Hobson	11/9/07	579	25,629	1,996
Irvine O. Hockaday, Jr.	11/9/07	579	25,629	4,287
Richard D. Parsons	11/9/07	579	25,629	2,616
Lynn Forester de Rothschild	11/9/07	579	25,629	2,616
Barry S. Sternlicht	11/9/07	579	25,629	1,996

(4)
The amounts set forth in the Option Awards column represent the value of stock option awards recognized for financial statement reporting purposes for fiscal 2008, as computed in accordance with FAS 123(R), disregarding estimates of forfeitures related to service-based vesting conditions. For additional information about the assumptions used in these calculations, see Note 17 to the audited consolidated financial statements of the Company for the fiscal year ended June 30, 2008, included in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2008 filed with the SEC on August 21, 2008 (the "2008 Form 10-K"). The discussion in the financial statements reflects weighted-average assumptions on a combined basis for both retirement-eligible and non-retirement eligible employees and non-employee directors. The amounts provided in the table are based on specific assumptions for the directors. For example, the amounts with respect to option awards in fiscal 2008 for the directors were calculated using the Black-Scholes option pricing model, based on the following assumptions used in developing the grant valuation for the awards on November 9, 2007: an expected volatility of 24% determined using a combination of both current and historical implied volatilities of the underlying Class A Common Stock obtained from public data sources; an expected term to exercise of 9 years from the date of grant; a risk-free interest rate of 4.6%; and a dividend yield of 1.2%. The value of any options that will ultimately be realized by the director grantees, if any, will depend upon the actual performance of the Company's Class A Common Stock during the term of the option from the date of grant through the date of exercise.

(5)
Presented below are the grant date fair value of each stock option granted in fiscal 2008 (computed in accordance with FAS 123(R)) and the aggregate number of shares of Class A Common Stock underlying stock options outstanding and held by each of the directors as of June 30, 2008:

Name	Date of Grant	Number of Shares of Class A Common Stock Underlying Stock Options Granted (#)	Grant Date Fair Value ($)	Total Number of Shares of Class A Common Stock Underlying Stock Options Outstanding as June 30, 2008 (#)
Charlene Barshefsky	11/9/07	5,000	$77,700	41,717
Rose Marie Bravo	11/9/07	5,000	77,700	29,243
Paul J. Fribourg	11/9/07	6,695	104,040	13,552
Mellody Hobson	11/9/07	5,000	77,700	15,000
Irvine O. Hockaday, Jr.	11/9/07	5,000	77,700	37,325
Richard D. Parsons	11/9/07	5,000	77,700	48,725
Lynn Forester de Rothschild	11/9/07	5,000	77,700	42,052
Barry S. Sternlicht	11/9/07	5,000	77,700	21,692

(6)
Fees deferred by certain of the Company's directors in fiscal 2008 and prior years were deferred pursuant to applicable deferral agreements. Ambassador Barshefsky defers her compensation in an interest-bearing deferral account. The interest rate is the Citibank base rate at the last day of the calendar year. Using the Citibank base rate and the applicable federal rate set by the Internal Revenue Service (the "AFR") at December 31, 2007 as the rates for fiscal 2008, the interest that accrued above the AFR in Fiscal 2008 was $14,729. Paul J. Fribourg, Mellody Hobson, Irvine O. Hockaday, Jr., Lynn Forester de Rothschild and Barry S. Sternlicht defer their compensation in stock units. All earnings on the fees deferred by these directors were based on the value of a hypothetical investment in shares of Class A Common Stock made at the time of the deferral, plus the accrual of dividend equivalents on any dividends paid by the Company on the Class A Common Stock. These stock equivalent units are paid out in cash. At June 30, 2008, the directors held units in respect of the following amounts of shares of Class A Common Stock: Paul J. Fribourg held 4,272 : Mellody Hobson held 6,992; Irvine O. Hockaday, Jr. held 21,265; Lynn Forester de Rothschild held 18,978 and Barry S. Sternlicht held 7,936.

Executive Compensation

Compensation Discussion and Analysis

Overview of Compensation Philosophy and Objectives

        Our compensation program for executive officers is designed to attract and retain high quality people and to motivate them to achieve both our long-term and short-term goals.

        Our main overall goal is to further the growth of net sales and net earnings per share on an annual and long-term basis. Our executive compensation program is designed to provide compensation that:

  •
  aligns executives' interests with our long-term and short-term goals;

  •
  rewards performance at the company, business unit and individual levels;

  •
  is competitive with the compensation practices at other leading beauty and consumer products companies; and

  •
  is equitable among our executive officers.

        We have been in the beauty business for over 60 years, and have established a strong record of steady growth. For the first 50 years, we were wholly-owned by the Lauder family. Today, the family continues to own a significant portion of our outstanding stock. Our executive compensation program reflects our long history, our successful track record and the control by the Lauder family. Our cash compensation in the form of salary and annual cash incentives is comparatively higher and our stock-based compensation is comparatively lower than our peers. However, over the past few years, the Compensation Committee and the Stock Plan Subcommittee have shifted executive compensation, to some extent, in the direction of equity-based elements.

        Our executive officers include the Chief Executive Officer, the President and Chief Operating Officer, the Vice Chairman and President of ELC North America (the "Vice Chairman"), the Group Presidents and corporate department heads. The "Named Executive Officers" are those named in the "Summary Compensation Table" on page 37. As the senior most officers with the greatest overall responsibility, the Chief Executive Officer, the President and Chief Operating Officer (who joined us in March 2008) and the Vice Chairman receive the highest levels of compensation, including bonus opportunities and stock-based compensation. The three are followed by the Group Presidents by reason of their respective duties and responsibilities and then by the corporate department heads. There is internal equity among similarly situated executive officers, which is intended to foster a more team-oriented approach to managing the business.

        We enter into employment agreements with our executive officers to attract and retain strong candidates, to provide the basis for a shared mutual understanding of the employment relationship and, most importantly, to allow them to focus on their primary responsibilities. The employment agreements for our Named Executive Officers are described under "Employment Agreements".

        The compensation program for executive officers is established and administered by the Compensation Committee and the Stock Plan Subcommittee. The Stock Plan Subcommittee approves the terms of all grants to executive officers under our share incentive plans and any equity-compensation-related terms of executive officer employment agreements. The Compensation Committee approves all other aspects of executive compensation.

Elements of Compensation; Allocation

        Our executive compensation program consists of the following:

  •
  base salary;

  •
  annual cash incentive bonuses; and

  •
  medium and long-term equity-based compensation, including stock options, performance share units and restricted stock units.

        We also provide competitive benefits and modest perquisites.

        We try to maintain a proportional mix of compensation elements that reflects the executive officer's role in our Company and provides similar opportunities for executive officers with similar responsibilities. The amounts and allocations for each element (and among each element) are determined based on our history, the position and the type and level of responsibility of the particular executive officer, internal pay equity and competitive considerations. Generally we believe that executive officers should have a greater percentage of their compensation based on performance in the form of short-term annual cash incentives and long-term equity-based incentives consisting of stock options and performance share units ("PSUs"), followed by base salary and restricted stock units ("RSUs"). Based on target levels for incentive compensation, base salary for all executive officers is on average about 26% of total compensation, annual cash incentives are about 34% of total compensation, long-term incentives are about 30% of total compensation and RSUs are about 10% of total compensation. For fiscal 2008, the percentage of total compensation opportunities represented by annual incentives and long-term equity-based incentives (consisting of stock options and PSUs) was in the range of 60 to 70% for our Chief Executive Officer, Vice Chairman, Chief Financial Officer and Group Presidents and in the range of 53% to 57% for corporate department heads. Leonard A. Lauder, Evelyn H. Lauder and Ronald S. Lauder did not receive any long-term equity-based compensation awards in fiscal 2008. In addition, Fabrizio Freda, our President and Chief Operating Officer as of March 3, 2008 did not receive any long-term equity-based compensation awards in fiscal 2008.

        In general, base salary is the only portion of compensation that is assured. Annual cash incentives and PSUs are primarily intended to reward executives for achieving annual and three-year financial goals. Stock options are primarily intended to align executive officers' interests with those of the other stockholders and provide value to the executive officers only if there is an increase in stock price after the date of grant. RSUs are also intended to align the executive officers' interests with those of other stockholders and to increase the executive officers' beneficial ownership of stock in line with our executive stock ownership policy.

        In certain circumstances, we may also pay amounts necessary to attract an executive to work for us or to move to a particular location. This reflects, in part, the global nature of our business and the executives that we seek to attract and retain. In order to attract Fabrizio Freda to serve as President and Chief Operating Officer, the Compensation Committee authorized a sign-on bonus of $1 million and provided him assistance with his relocation to New York.

        Over the past few years, the Compensation Committee and the Stock Plan Subcommittee have shifted executive compensation toward equity-based elements. This shift in compensation elements has had the collateral benefit of reducing the costs under our retirement plans associated with our executive officers as our contributions and the executive officers' benefits under such plans are based on salary and annual incentive bonus payouts.

         Base Salary.    We pay base salaries to provide executives with a secure base of cash compensation. Salary levels are typically set by the Compensation Committee for a period of years in the executive officer's employment agreement. Generally, for executives with base salaries of $1 million or more per year, increases in base salary are not made except in the case of promotions or in the renewal of an employment agreement. This reflects, in part, the limitation on tax deductibility by us of non-objective performance-based compensation imposed by Section 162(m) of the Internal Revenue Code ("Section 162(m)"). See "Tax Compliance Policy" below. By not authorizing increases in base salary, the Compensation Committee can shift compensation more towards annual incentive bonuses and equity-based compensation. In determining the amount of base salary for an executive officer, the Compensation Committee primarily considers the executive's position, his or her current salary and tenure and internal pay equity. The Committee also considers the impact of Section 162(m), recommendations from the Chief Executive Officer and the Executive Vice President—Global Human Resources, as well as competitiveness of the salary level in the marketplace.

         Annual Incentive Bonuses.    Annual incentives provided under the Executive Annual Incentive Plan are of key importance in aligning the interests of our executives with our short-term goals and rewarding them for performance. For executive officers, the level of bonus opportunities and performance targets are based on the scope of the executive's responsibilities, internal pay equity among executives with similar responsibilities and competitive considerations. The Executive Annual Incentive Plan is designed and administered to qualify as objective performance-based compensation under Section 162(m), so that bonuses paid out under the plan are tax deductible by us.

        For most executive officers, the payout for target-level performance for their aggregate bonus opportunities under the Executive Annual Incentive Plan is set forth in their employment agreements. Depending on the executive officer's position, the aggregate target bonus opportunity may consist of between three to seven distinct bonus opportunities, subject to the satisfaction of the performance criteria associated with each particular bonus opportunity. Each opportunity is based on particular business criteria that are considered important in achieving our overall short-term financial goals. The particular objective associated with a bonus opportunity and the threshold, target and maximum performance levels are set by the Compensation Committee in consultation with management and the Committee's compensation consultant during the first quarter of the fiscal year. Each opportunity is expressed in dollars to be paid out if the related performance equals 100% of the target. Additional amounts are paid out if performance exceeds 100% of the target up to a maximum set by the Compensation Committee. Partial bonuses may be paid out provided a significant portion of the target has been achieved. However, failure to achieve the pre-established minimum threshold level of performance results in no bonus being paid under the particular bonus opportunity. Measurement of performance is subject to certain automatic adjustments, such as changes in accounting principles, the impact of discontinued operations and non-recurring income/expenses and the impact on net sales of unplanned changes in foreign currency rates.

        In fiscal 2008, the aggregate bonus opportunity target for the Chairman, Chief Executive Officer and Vice Chairman was based 45% upon achievement of company-wide net sales goals, 50% upon achievement of company-wide earnings per share goals and 5% upon achievement of company-wide inventory days to sell goals (inventory days to sell is a way to measure working capital relating to inventory).

        For Group Presidents (i.e., executive officers in charge of sales divisions) the aggregate bonus opportunity target was based 25% upon achievement of company-wide net sales goals, 25% upon achievement of company-wide earnings per share goals, and 45% upon achievements in group financial and operational indicators, such as net sales and net operating margin, inventory days to sell and planning accuracy measured at the divisional level, and 5% upon achievement of divisional goals consistent with the Company's overall strategic plan.

        For corporate department heads and the Senior Corporate Vice President, the aggregate bonus opportunity target was based 40% upon achievement of company-wide net sales goals, 40% upon achievement of company-wide earnings per share goals, 5% upon achievement of company-wide inventory days to sell goals, and 15% upon the achievement of departmental goals consistent with the Company's overall strategic plan.

        For fiscal 2008, the company-wide net sales target was $7,570.1 million (calculated in accordance with the budgeted exchange rates), the earnings per share target was $2.38 diluted net earnings per common share from continuing operations and the inventory days to sell target was 169.1 days. Actual performance in fiscal 2008 was net sales of $7,623.4 million (at our budgeted exchange rates at the beginning of fiscal 2008), diluted net earnings per common share from continuing operations of $2.40 and inventory days sales outstanding of 181.1 days. Payouts were made at 104.7% of target for net sales, 105.7% for diluted net earnings per common share from continuing operations and 50.3% for inventory days to sell.

        For more information about the potential bonus opportunities awarded to our Named Executive Officers for fiscal 2008 and the actual payouts made in respect of fiscal 2008 performance, see "Grants of Plan-Based Awards in Fiscal 2008" and "Summary Compensation Table."

  Long-Term Equity-Based Compensation

        General.    We consider equity-based compensation awarded under our Amended and Restated Fiscal 2002 Share Incentive Plan to be of key importance in aligning executives with our long-term goals and rewarding them for performance. The awards also provide an incentive for continued employment with us. Each year since fiscal 2006, we have granted to certain executive officers a combination of stock options, RSUs and PSUs. However, since fiscal 2000, no grants of any equity-based compensation have been made to Leonard A. Lauder, Ronald S. Lauder or Evelyn H. Lauder. No grants were made to Fabrizio Freda in fiscal 2008. The Stock Plan Subcommittee typically makes equity-based compensation awards to our executive officers at its regularly scheduled meeting during the first quarter of the fiscal year. There is no relationship between the timing of the granting of equity-based awards and our release of material non-public information.

        The amount of equity-based compensation, which until fiscal 2006 only involved stock options, reflects historical grant patterns. In addition, the amounts and allocation of equity-based compensation elements are compared with practices of the peer group companies (noted below) to make sure that it is competitive.

         Stock Options.    Since our initial public offering, we have granted stock options to certain of our executive officers. Since we introduced other equity-based elements in fiscal 2006, stock options have represented about 50% of the grant date value of the equity-based compensation granted to such executive officers. We believe that stock options are performance-based because the exercise price is equal to the closing price of the underlying Class A Common Stock on the date the option is granted. Despite the value attributed on grant for accounting purposes, value is realized by the executive officer only to the extent that the stock price exceeds such price during the period in which the executive officer is entitled to exercise the options and he or she exercises them. Options granted to our executive officers generally become exercisable in equal installments approximately 16 months, 28 months and 40 months after the date of grant. As evidenced in the "Outstanding Equity Awards at June 30, 2008" table on page 45, certain of the stock options held by the Named Executive Officers have exercise prices that are higher than the market value of our Class A Common Stock at the end of the fiscal year. As a result, they may not receive any value from such options.

         Performance Share Units.    Since fiscal 2006, we have granted PSUs to certain of our executive officers. PSUs represent approximately 25% of the equity-based compensation granted to such executive officers last year. The PSUs are generally rights to receive shares of our Class A Common Stock if certain company-wide performance criteria are achieved during a three-year performance period. Similar to annual incentive bonuses, PSUs are expressed in terms of opportunities. Each opportunity is based on particular business criteria that are considered important in achieving our overall financial goals. The Stock Plan Subcommittee establishes the performance target for each opportunity during the period ending prior to one quarter of the performance period elapsing. Each opportunity is expressed in shares to be paid out if performance equals 100% of the target. The aggregate amount of a PSU represents the aggregate payout if the performance of all opportunities equal 100% of the related target performances. Additional amounts are paid out under a particular opportunity if the performance associated with such opportunity exceeds 100% of the target up to a maximum set by the Stock Plan Subcommittee. Partial payouts may be made provided a significant portion of the target has been achieved. Failure to achieve the pre-established minimum threshold amount would result in no payout being made under the opportunity. Measurement of performance is subject to certain automatic adjustments, such as changes in accounting principles, the impact of discontinued operations and non-recurring income/expenses. PSUs that were granted in fiscal 2006 with a three-year performance period ended June 30, 2008, were paid out at 87.7% of target relating to net sales and 74.5% for diluted net earnings per common share from continuing operations. For the three years ending June 30, 2008, the net sales cumulative average growth rate ("CAGR") target was 7.0% (calculated in accordance with the budgeted exchange rates) and the diluted earnings per common share from continuing operations CAGR target was 13.5%. Actual performance was net sales CAGR of 6.1% (at our budgeted exchange rates at the beginning of fiscal 2006) and diluted net earnings per common share from continuing operations of 10.6%.

        In fiscal 2008, we made our third grant of PSUs. Each PSU grant was comprised of two separate opportunities—one based upon achievement of company-wide net sales and the other based upon achievement of earnings per share goals—in each case for the three years ending June 30, 2010. The goals were based on a strategic plan which includes our goals for growth in net sales and earnings per share. The plan is developed with reference to our strategic imperatives and is based on internal assumptions about our business and its prospects. We believe the targets are reasonably aggressive. For the fiscal 2008 PSUs, each opportunity accounted for half of the total target opportunities. Under ordinary circumstances, payouts for an opportunity only will be made if performance exceeds the pre-established minimum threshold for such opportunity. At the threshold level of performance for the opportunity, the payout would be 50% of the target opportunity. At or above maximum performance target, the payout would be 150% of the target opportunity.

         Restricted Stock Units.    RSUs are the right to receive shares of our Class A Common Stock over a period of time and represent approximately 25% of the annual grant of equity-based compensation to certain of our executive officers. RSUs are granted to executive officers to serve as a retention mechanism and to help them build their equity ownership in the Company. RSUs are also intended to help executive officers acquire sufficient shares of Class A Common Stock to satisfy the executive stock ownership guidelines introduced in fiscal 2007.

        The restricted stock units granted to executive officers in fiscal 2008 generally vest ratably in thirds on October 31, 2008, November 2, 2009 and November 1, 2010 (or the first day thereafter that shares may be traded under our policy on avoidance of insider trading).

Peer Group and Compensation Consultant.

        We consider the compensation practices of a peer group of companies for the purpose of determining the competitiveness of our total compensation and various elements, but we do not target a specific percentile. The peer group currently used for compensation was adopted a few years ago and includes:

•	Alberto-Culver	•	Limited Brands
•	Avon Products	•	Liz Claiborne
•	Clorox Co.	•	Nike
•	Colgate-Palmolive	•	PepsiCo
•	Elizabeth Arden	•	Polo Ralph Lauren
•	Gap	•	Revlon
•	International Flavors	•	Starbucks
	& Fragrances	•	Tiffany & Co.
•	Jones Apparel Group

        The Compensation Committee chose this group because it believes it represents the market in which we compete for executive talent. The Committee refers to the peer group data when considering compensation levels and the allocation of compensation elements for employment agreements with executive officers.

        A small group of consultants within Mercer, Inc. ("Mercer") has served as the Compensation Committee's executive compensation consultant for a number of years. This group was engaged by, and reports directly to, the Committee. Mercer works with the Committee (including the Subcommittee) and management to provide the Committee and Subcommittee with competitive compensation data. All of the decisions with respect to determining the amount or form of executive compensation under the Company's executive compensation programs are made by the Committee or Subcommittee alone and may reflect factors and considerations other than the information and advice provided by Mercer. The Committee periodically undertakes a comprehensive review of our compensation programs. The last such review was completed at the start of fiscal 2007 when we reviewed the form of executive officer employment agreements. Mercer also provided competitive compensation data in fiscal 2008 and reviews information reported by management for presentation to the

Committee and Subcommittee. The Committee is aware that other consultants and employees within Mercer provide, and have in the past provided, a range of consulting services to us. Currently these relate to global pension actuarial and investment services as well as other global retirement plan and compensation consulting services. We have not engaged a separate consultant specifically for purposes of executive compensation.

Role of Executive Officers

        As noted above, executive compensation is set by the Compensation Committee and Stock Plan Subcommittee. In performing this function, the Committee and Subcommittee rely on the Chief Executive Officer and the Executive Vice President—Global Human Resources (the "EVP HR") to provide information regarding the executive officers, the executive officers' roles and responsibilities and the general performance of the Company, the executive officers and the various business units that they manage. The Chief Executive Officer and the EVP HR take directions from and bring suggestions to the Compensation Committee and Stock Plan Subcommittee. They suggest performance measures and targets for each of the executive officers under the Executive Annual Incentive Plan and for PSUs. They also make suggestions in the context of terms of employment agreements. The final decisions regarding salaries, bonuses (including measures, targets and amounts to be paid), equity grants and other compensation matters related to executive officers are made by the Compensation Committee or Stock Plan Subcommittee, as the case may be. The EVP HR and her staff work with the Executive Vice President and General Counsel and her staff as well as Mercer and outside counsel in this context.

Other Benefits and Perquisites

         Benefits.    We determine benefits for executive officers by the same criteria applicable to the general employee population in the location where the executive officer is situated. In general, benefits are designed to provide protection to the executive and/or his or her family in the event of illness, disability or death and to provide reasonable levels of income upon retirement. The benefits are important in attracting and retaining employees and to alleviate distractions that may arise relating to health care, retirement and similar issues.

         Perquisites.    We provide limited perquisites to our executive officers under our Executive Perquisite Plan and our Executive Automobile Program. The perquisites include (a) an annual perquisite allowance of $20,000 for the Chief Executive Officer and $15,000 for the other executive officers (other than the Lauders), (b) personal use of a company car (or cash in lieu of a company car), (c) financial counseling costs up to $5,000 per year and (d) spousal or home leave travel. On occasion, we will provide perquisites relating to relocations. We believe these perquisite programs help to attract and retain executive officers and are more cost-effective to us than providing additional salary to the executive officers because the perquisite amounts are not included in calculating pension benefits.

        In addition, in fiscal 2005, we instituted a flight safety policy, which provides that our Chairman of the Board of Directors and our Chief Executive Officer should not fly together for any reason. One effect of the policy was to increase the costs of certain non-business trips for Mr. W. Lauder. In order to remedy this, we allow Mr. W. Lauder to use Company-provided aircraft for non-business trips where it was necessary to comply with the flight safety policy.

Post-Termination Compensation

         Retirement Plans.    We provide retirement benefits to our employees in the United States, which cover executive officers under the Estée Lauder Companies Retirement Growth Account Plan (the "RGA Plan"), the related Estee Lauder Inc. Benefits Restoration Plan (the "Restoration Plan"), and the Estée Lauder Companies 401(k) Savings Plan. Executive officers who have worked for our subsidiaries outside the United States may also be covered under plans covering such employees. As with other benefits, the retirement plans are intended to enable us to attract and retain employees. The plans provide employees, including the executive officers, with an opportunity to plan for future financial needs during retirement. For a more detailed discussion on the retirement plans, see "Pension Benefits" beginning on page 48.

        In addition, certain executive officers, who joined us mid-career or who forfeited certain retirement benefits from their former employers to join us, have been provided with non-qualified supplemental pension arrangements. Among the Named Executive Officers, we agreed to provide for Mr. Prouvé to continue his participation in the applicable French National Social Security and supplementary regimes. However, this and other expatriate-type allowances that have been provided to Mr. Prouvé will be phased out through fiscal 2011.

         Deferred Compensation.    We currently allow executive officers to defer a portion of their annual bonus. Under the terms of their employment agreements and the Executive Annual Incentive Plan, each of the Named Executive Officers may elect to defer all or part of his incentive bonus compensation, subject to the requirements of Section 409A of the Internal Revenue Code ("Section 409A"). The ability to defer is provided to participating executive officers as a way to assist them to save for future financial needs with relatively little cost to us. The amounts deferred are a general obligation of ours and the cash that is not paid currently may be used by us for our general corporate purposes. For a more detailed discussion on deferred compensation, see the "Nonqualified Deferred Compensation in Fiscal 2008 and at June 30, 2008" table and the accompanying narrative beginning on page 50.

        In addition, we may defer payment of any amounts of a Named Executive Officer's base salary, incentive bonus compensation or other amounts payable to the executive officer that exceed the limit set forth in Section 162(m) and are not currently deductible by us. Such amounts are deferred until Section 162(m) no longer applies to the executive officer. Any amounts so deferred will be credited to a bookkeeping account in the executive officer's name as of the date scheduled for payment.

         Potential Payments upon Termination of Employment.    As discussed in more detail under "Potential Payments upon Termination or Change of Control" beginning on page 51, the Named Executive Officer's employment agreements provide for certain payments and other benefits in the event their employment is terminated under certain circumstances, such as disability, death, termination by us without cause, termination by us for material breach and non-renewals of their employment arrangement, or termination by the executive officer for "good reason" following a "change of control."

        We are controlled by the Lauder family. Accordingly, they have the ability to determine whether our company will undergo a "change of control." In order to protect the interests of the executive officers and to keep them involved and motivated during any process that may result in a "change of control," our share incentive plans contain provisions that accelerate vesting or exercisability of equity-based awards upon a "change of control." However, under our employment agreements with our executive officers, the executive officers will receive severance benefits after a "change of control" only if we terminate the executive officer or the executive officer terminates his or her employment for "good reason."

        We place great value on the long-term commitment that many executive officers have made to us. In addition to recognizing the service they have provided during their tenure, we attempt to motivate them to act in a manner that will provide longer-term benefits to us even as they approach retirement. In this regard, stock options, RSUs and PSUs granted to executive officers who are retirement-eligible contain provisions that allow the executive officers to continue to participate in the longer-term success of the business following retirement. For example, stock options become immediately exercisable upon retirement and are exercisable for the remainder of their ten-year terms. In addition, to the extent the performance is achieved, a retiree's PSUs will vest in accordance with the original vesting schedule.

Tax Compliance Policy

        We are aware of the limitations on deductibility for income tax purposes of certain compensation in excess of $1 million per year paid to our most highly compensated executive officers under Section 162(m). While significant portions of the compensation program as it applied to such persons in fiscal 2008 were designed to take advantage of exceptions to Section 162(m), such as the "performance-based" exception for annual bonuses, PSUs and stock options, certain non-deductible compensation, such as the RSUs, was authorized. As discussed above, each employment agreement with an executive officer provides that amounts payable pursuant thereto may be deferred to the extent such amounts would not be deductible.

        In mid-2007, the final regulations under Section 409A of the Internal Revenue Code were released. Section 409A imposes certain new requirements on the operation of some of our employee benefit plans and will require changes in the provisions and administration of these plans. These regulations largely limit the ability of senior executives to withdraw funds from our non-qualified plans and delay for six months following termination of employment certain payments or distributions to "specified employees," as defined in Section 409A, which include our Named Executive Officers. We have and are continuing to review the final regulations and determine the appropriate revisions, if any, to our plans and practices and our executive officer employment agreements in order to comply with the requirements of Section 409A.

Tax and Accounting Implications of Each Form of Compensation

        Salary is expensed when earned. Amounts are tax deductible, except for annual payments over $1 million to the Chief Executive Officer and the four highest paid executive officers other than the Chief Executive Officer and the Chief Financial Officer (collectively, the "Covered Executives"). As discussed above, we require executive officers with salaries in excess of $1 million per year to defer the portion that exceeds $1 million. In such case, we should be able to take the tax deduction when the deferred amounts are finally paid to the executive officer.

        Annual bonuses under the Executive Annual Incentive Plan are expensed during the year in which performance is being measured. Bonuses paid out under the Executive Annual Incentive Plan are tax deductible.

        Stock options are expensed at grant date fair value over the requisite service period. Outstanding options have been granted pursuant to stockholder-approved plans, and are therefore deductible for tax purposes under Section 162(m). The deduction is taken by us in the tax year in which the option is exercised and the deductible amount per share is equal to the spread between the option exercise price and the price of the stock at the time of exercise.

        PSUs are expensed at grant date fair value over the applicable performance period. Outstanding performance share units have been granted pursuant to a stockholder-approved plan, and are therefore deductible for income tax purposes under Section 162(m).

        RSUs are expensed at grant date fair value over the requisite service period. RSUs are tax deductible in the tax year when the shares are paid out except when payouts are made to a person who is a Covered Executive at the time of payout. Non-deductible restricted stock units were paid out in fiscal 2008.

Executive Stock Ownership Guidelines

        In fiscal 2007, we adopted stock ownership guidelines for our executive officers. The guidelines were adopted in part to increase our executive officers' direct stockholdings to better align their interests with those of our stockholders. Each executive officer has five years to meet his or her target. Targets are tiered depending on an executive officer's position and are expressed as multiples of annual salary: 2.5 times for the Chief Executive Officer; 2.0 times for the President and Chief Operating Officer and the Vice Chairman; 1.5 times for Group Presidents and 1.0 times for other executive officers. The Lauders, who are executive officers, exceed the guidelines applicable to them. Shares held directly by the executive officer or by his or her family members or in controlled entities and shares underlying vested and unvested restricted stock units are included in determining the value of the shares held.

Policy on Avoidance of Insider Trading

        Our executive officers, as well as members of our Board of Directors, and employees at senior levels and in sensitive areas throughout our organization, are subject to our policy on avoidance of insider trading. Under this policy, such people are prohibited from buying or selling shares of our stock during regular and special blackout periods.

Moreover, prior to any trade, executive officers, directors and such employees must obtain preclearance from our Legal Department.

        We do not restrict pledges of securities but require that initial pledges of securities be precleared by our Legal Department. While shares of our stock held in brokerage margin accounts can be considered to be "pledged", we do not consider margin accounts to be subject to our preclearance policy.

Compensation Committee and Stock Plan Subcommittee Report

        The Compensation Committee and the Stock Plan Subcommittee have reviewed and discussed with management the foregoing Compensation Discussion and Analysis in this Proxy Statement on Schedule 14A. Based on such review and discussions, the Compensation Committee and the Stock Plan Subcommittee have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company's Annual Report on Form 10-K for the year ended June 30, 2008.

Compensation Committee	Stock Plan Subcommittee
Richard D. Parsons	Rose Marie Bravo
(Chair)	Lynn Forester de Rothschild
Rose Marie Bravo
Lynn Forester de Rothschild

Summary Compensation Table

        The following table, footnotes and narratives describe the compensation during the past two fiscal years for (a) our Chief Executive Officer, (b) our Chief Financial Officer and (c) our three other most highly compensated executive officers in our fiscal year ended June 30, 2008 ("fiscal 2008"). The fiscal year ended June 30, 2007 is referred to as "fiscal 2007".

Name and Principal Position (1)	Year	Salary ($)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
William P. Lauder,	2008	$1,500,000	$0	$2,175,589	$2,294,344	$3,074,500	$96,251	$63,623	$9,204,307
Chief Executive Officer	2007	$1,500,000	$0	$1,418,238	$2,520,735	$2,187,300	$228,063	$76,795	$7,931,131
Daniel J. Brestle,	2008	$1,250,000	$0	$1,490,699	$1,579,817	$2,305,900	$397,902	$97,097	$7,121,415
Vice Chairman and President, ELC North America	2007	$1,250,000	$0	$1,101,305	$1,770,197	$2,187,300	$772,825	$93,018	$7,174,645
John Demsey,	2008	$1,000,000	$0	$653,157	$768,962	$1,648,600	$86,776	$50,074	$4,207,569
Group President	2007	$1,000,000	$0	$285,281	$597,920	$1,492,200	$113,929	$45,700	$3,535,030
Cedric Prouvé,	2008	$1,000,000	$0	$725,191	$764,781	$1,330,000	$65,786	$217,835	$4,031,549
Group President	2007	$1,000,000	$0	$472,739	$856,682	$1,250,300	$76,874	$243,202	$3,899,797
Richard W. Kunes,	2008	$835,000	$0	$884,344	$1,192,433	$686,300	$65,574	$17,600	$3,681,251
Executive Vice President and Chief Financial Officer	2007	$800,000	$0	$583,149	$1,038,054	$695,800	$142,736	$57,924	$3,317,663

(1)
Mr. W. Lauder was President and Chief Executive Officer in fiscal 2007 and in fiscal 2008 through March 2, 2008. Mr. Brestle was Chief Operating Officer in fiscal 2007 and in fiscal 2008 through March 2, 2008. On March 3, 2008, Fabrizio Freda became President and Chief Operating Officer. His compensation for fiscal 2008 was less than that shown in the table for the other executives officers, because he joined the Company in the ninth month of fiscal 2008.

(2)
The amounts represent the expense incurred in each fiscal year attributable to restricted stock units ("RSUs") and performance share units ("PSUs") granted in fiscal 2008 and in prior years, computed in accordance with Statement of Financial Accounting Standard No. 123 (Revised 2004), "Share-Based Payment" ("FAS 123(R)"), which disregards estimates of forfeitures related to service-based vesting conditions. The amounts were calculated based on the closing price of our Class A Common Stock on the NYSE on the date of grant, which was $35.00 per share on September 26, 2005, $39.56 on September 20, 2006 and $42.58 on September 21, 2007. Because the retirement provisions of the RSUs granted to Mr. Brestle and Mr. Kunes currently apply, the value of their RSUs are expensed over the period from the date of grant through the date of retirement eligibility. See "Grants of Plan-Based Awards" for information about equity awards granted in fiscal 2008 and "Outstanding Equity Awards at June 30, 2008" for further information with respect to awards outstanding as of June 30, 2008. The ultimate payout value may be significantly more or less than the amounts shown, and could be zero, depending on the outcome of the performance criteria (in the case of PSUs) and the price of our Class A Common Stock at the end of the performance or restricted period. For a description of the performance criteria applicable to the PSUs, see "Compensation Discussion and Analysis—Elements of Compensation; Allocation—Long-Term Equity-Based Compensation—Performance Share Units."

(3)
The amounts represent compensation expense recorded in fiscal 2008 and 2007 for stock options granted in fiscal 2004 through fiscal 2008 to the Named Executive Officers computed in accordance with FAS 123(R), disregarding estimates of forfeitures related to service-based vesting conditions. The fair-market values of stock options granted were calculated using the Black-Scholes options pricing model based on the following assumptions:

Date of Grant	Expected Volatility	Expected Term to Exercise	Dividend Yield	Risk-Free Interest Rate
Sep. 21, 2007	24%	9	1.2%	4.6%
Sep. 20, 2006	24%	9	1.2%	4.7%
Sep. 26, 2005	23%	9	0.9%	4.3%
Aug. 24, 2004	32%	7	0.7%	3.9%
Aug. 20, 2003	31%	7	0.6%	3.8%

The expected volatility assumption is a combination of both current and historical implied volatilities of the underlying stock which are obtained from public data and sources. Because the retirement provisions of these awards currently apply to Mr. Brestle and to Mr. Kunes during the term of their awards, the value of their awards are expensed over the period from the date of grant through the date of retirement eligibility. See "Grants of Plan-Based Awards" for information about option awards granted in fiscal 2008 and "Outstanding Equity Awards at June 30, 2008" for information with respect to options outstanding at June 30, 2008. The actual value, if any, realized by an executive officer from any option will depend on the extent to which the market value of our Class A Common Stock exceeds the exercise price of the option on the date the option is exercised. Accordingly, there is no assurance that the value realized by an executive officer will be at or near the amounts set forth in the table. These amounts should not be used to predict stock performance.

(4)
The amounts represent the amounts paid in respect of each fiscal year under our Executive Annual Incentive Plan. See "Grants of Plan-Based Awards" for the potential payouts to which the executive was entitled depending on the outcome of the performance criteria. For a description of the performance criteria, see "Compensation Discussion and Analysis—Elements of Compensation; Allocation—Annual Incentive Bonuses."

(5)
The amounts represent: (i) the aggregate change in each fiscal year in the actuarial present value of each Named Executive Officer's accumulated pension benefits under The Estee Lauder Companies Retirement Growth Account Plan and the Estee Lauder Inc. Benefits Restoration Plan, to the extent the Named Executive Officer participates; and (ii) in respect of Messrs. W. Lauder, Brestle and Kunes, the above-market portion of interest each earned during fiscal 2007 on their deferred compensation balances is as follows: $69,224 for Mr. W. Lauder; $12,379 for Mr. Brestle and $69,742 for Mr. Kunes. There was no above-market portion of interest earned during fiscal 2008 on their deferred compensation balances. See "Nonqualified Deferred Compensation in Fiscal 2008 and at June 30, 2008" and the related discussion for a description of our deferred compensation arrangements applicable to executive officers.

(6)
Amounts reported for fiscal 2008 and fiscal 2007, respectively, are as follows: (i) matching contributions made on behalf of the executives pursuant to the 401(k) Savings Plan: Mr. W. Lauder, $9,200 and $9,000; Mr. Brestle, $9,000 and $9,219; Mr. Demsey, $9,200 and $9,000; Mr. Prouvé, $9,200 and $9,000; and Mr. Kunes, $9,200 and $9,000; (ii) Company-paid premiums for additional executive term life insurance coverage: Mr. W. Lauder, $3,900 and $3,900; Mr. Brestle, $65,900 and $65,900; Mr. Demsey, $8,300 and $0; Mr. Prouvé, $3,600 and $3,600; and Mr. Kunes, $4,900 and $4,900; (iii) Company-paid premiums for an insurance policy that replicates French state pension benefits for Mr. Prouvé for years of service in the United States of $42,629 and $71,340; (iv) cash in lieu of perquisites as follows: Mr. W. Lauder, $20,000 and $20,000, Mr. Demsey, $15,874 and $20,000, Mr. Prouvé, $18,580 and $15,272; and Mr. Kunes, $0 and $30,586; (v) financial counseling as follows: Mr. Brestle, $5,000 and $3,500; Mr. Demsey, $3,500 and $3,500; Mr. Prouvé, $3,500 and $3,500; and Mr. Kunes, $3,500 and $3,500; (vi) personal use of Company leased auto or auto allowance as follows: Mr. W. Lauder, $3,337 and $16,368; Mr. Brestle, $16,997 and $14,618; Mr. Demsey, $13,200 and $13,200; Mr. Prouvé, $11,000 and $13,200; and Mr. Kunes, $0 and $9,938; (vii) companion and home leave travel as follows: Mr. Prouvé, $60,695 and $42,180; and (viii) reimbursement for children's tuition and taxes thereon relating to relocation as follows: Mr. Prouvé, $68,631 and $85,110.

        In addition, with respect to Mr. W. Lauder, in fiscal 2005, we instituted a flight safety policy, which provides that our Chairman of the Board of Directors and our Chief Executive Officer should not fly together for any reason. One effect of the policy was to increase the costs of certain non-business trips for Mr. W. Lauder. In order to remedy this, we allowed Mr. W. Lauder to use Company-provided aircraft for non-business trips where it was necessary to comply with the flight safety policy at an incremental cost to us of $27,186 in fiscal 2008 and $27,527 in fiscal 2007.

        We also make available to our employees, including the Named Executive Officers, the ability to obtain a limited amount of our products for free or at a discount. In fiscal 2008, the incremental cost of the free product program to us did not exceed $1,000 for any of the Named Executive Officers. The sales of product to employees at a discount are profitable for us.

Employment Agreements

        In "Compensation Discussion and Analysis," we describe our considerations in determining fiscal 2008 salary, short-term annual incentive and long-term equity-based compensation levels for Named Executive Officers. The material terms of each Named Executive Officer's employment agreement are described below:

         William P. Lauder.    Mr. W. Lauder's compensation in fiscal 2008 was paid pursuant to an employment agreement providing for his continued employment as our President and Chief Executive Officer through March 2, 2008 and thereafter as Chief Executive Officer through June 30, 2010, unless earlier terminated. Under the agreement, Mr. W. Lauder is entitled to receive a base salary of not less than $1.5 million per annum and will be eligible for aggregate target annual incentive bonus compensation of $3 million for each year of the agreement. During the term of employment, Mr. W. Lauder will continue to be eligible to receive annual stock-based awards under our Amended and Restated Fiscal 2002 Share Incentive Plan (or a successor plan) (our "Share Incentive Plan") with a value equivalent to a grant of stock options with respect to 300,000 shares of our Class A Common Stock. In September 2007, Mr. W. Lauder was granted stock options in respect of 150,000 shares of Class A Common Stock with an exercise price of $42.58 per share, RSUs in respect of 25,998 shares of Class A Common Stock and PSUs with a target payout of 25,998 shares of Class A Common Stock. In September 2008, Mr. W. Lauder was granted stock options in respect of 150,000 shares of Class A Common Stock with an exercise price of $52.83 per share, RSUs in respect of 26,207 shares of Class A Common Stock and PSUs with a target payout of 26,207 shares of Class A Common Stock. In addition to our benefits generally available to senior executives (i.e., annual perquisite reimbursement under our Executive Perquisite Plan up to $20,000, financial counseling services up to $5,000, and participation in our Executive Automobile Program with an automobile having an acquisition value of $75,000), we will continue to provide Mr. W. Lauder additional executive term life insurance with a face amount of $5 million with annual premiums to be paid by us and reimbursed by his life insurance trust to us.

         Daniel J. Brestle.    Mr. Brestle's compensation in fiscal 2008 was paid pursuant to an employment agreement which provides for Mr. Brestle's employment as our Chief Operating Officer through March 2, 2008 and Vice Chairman and President, ELC North America through June 30, 2009, unless earlier terminated. Under the terms of the agreement, Mr. Brestle is entitled to receive a base salary of not less than $1.25 million per annum and will be eligible for aggregate annual target incentive bonus compensation of not less than $2.25 million for each year of the agreement. During the term of the agreement, Mr. Brestle will continue to be eligible to receive annual stock-based awards under our Share Incentive Plan with a value equivalent to a grant of stock options with respect to 200,000 shares of our Class A Common Stock. In September 2007, Mr. Brestle was granted stock options in respect of 100,000 shares of Class A Common Stock with an exercise price of $42.58 per share, restricted stock units in respect of 17,332 shares of Class A Common Stock and performance share units with a target payout of 17,332 shares of Class A Common Stock. In September 2008, Mr. Brestle was granted stock options in respect of 100,000 shares of Class A Common Stock with an exercise price of $52.83 per share, RSUs in respect of 17,471 shares of Class A Common Stock and PSUs with a target payout of 17,471 shares of Class A Common Stock. In addition to the benefits generally available to our senior executives (i.e., annual perquisite reimbursement under our Executive Perquisite Plan up to $15,000, financial counseling services up to $5,000, and participation in our Executive Automobile Program with an automobile having an acquisition value of $75,000), we will continue to provide Mr. Brestle additional executive term life insurance with a face amount of $5 million with annual premiums to be paid by us.

         John Demsey.    Mr. Demsey's compensation in fiscal 2008 was paid pursuant to an employment agreement which provides for Mr. Demsey's employment as Group President through June 30, 2010, unless earlier terminated. Under the terms of the agreement, Mr. Demsey is entitle to receive a base salary of not less than $1.0 million per annum and will be eligible for aggregate annual target incentive bonus compensation of not less than $2.0 million for each year of the agreement. During the term of the agreement, Mr. Demsey will continue to be eligible to receive annual stock-based awards under our Share Incentive Plan with a value equivalent to a grant of stock options with respect to 125,000 shares of our Class A Common Stock. In September 2007, Mr. Demsey was granted stock options in respect of 62,500 shares of Class A Common Stock with an exercise price of $42.58 per share, RSUs in respect of 10,833 shares of Class A Common Stock and PSUs with a target payout of 10,833 shares of Class A Common Stock. In September 2008, Mr. Demsey was granted stock options in respect of 62,500 shares of Class A Common Stock with an exercise price of $52.83 per share, RSUs in respect of 10,919 shares of Class A Common Stock and PSUs with a target payout of 10,919 shares of Class A Common Stock. In addition to the benefits generally available to our senior executives (i.e., annual perquisite reimbursement under our Executive Perquisite Plan up to $15,000, financial counseling services up to $5,000, and participation in our Executive Automobile Program with an automobile having an acquisition value of $50,000), we will continue to provide Mr. Demsey additional executive term life insurance with a face amount of $5 million with annual premiums to be paid by us.

         Cedric Prouvé.    Mr. Prouvé's compensation in fiscal 2008 was paid pursuant to an employment agreement which provided for Mr. Prouvé's employment as Group President, International through June 30, 2008, unless earlier terminated. Under that agreement, for fiscal 2008, Mr. Prouvé was entitled to receive annual base salary of not less than $1.0 million, aggregate annual incentive bonus opportunities with a target payout of $1.2 million and stock-based awards with a value equivalent to a grant of stock options with respect to 100,000 shares of our Class A Common Stock. Accordingly, in September 2007, Mr. Prouvé was granted stock options in respect of 50,000 shares of Class A Common Stock with an exercise price of $42.58 per share, RSUs in respect of 8,666 shares of Class A Common Stock and PSUs with a target payout of 8,666 shares of Class A Common Stock. He was also entitled to certain other benefits and perquisites, including those related to his move to New York at the request of the Company.

        We have entered into a new employment agreement with Mr. Prouvé, effective July 1, 2008, which provides for Mr. Prouvé's employment as Group President through June 30, 2011, unless terminated earlier. Under the terms of the agreement, Mr. Prouvé will continue to be entitled to a base salary of not less than $1.0 million per annum and will be eligible for annual aggregate target incentive bonus compensation of not less than $1.5 million for fiscal 2009, $1.75 million for fiscal 2010 and $2.0 million for fiscal 2011. During the term of the agreement, Mr. Prouvé will be eligible to receive annual stock-based awards under our Share Incentive Plan with a value equivalent to a grant of stock options with respect to 125,000 shares of our Class A Common Stock. In September 2008, Mr. Prouvé was granted stock options in respect of 62,500 shares of Class A Common Stock with an exercise price of $52.83 per share, RSUs in respect of 10,919 shares of Class A Common Stock and PSUs with a target payout of 10,919 shares of Class A Common Stock. In addition to the benefits generally available to our senior executives (i.e., annual perquisite reimbursement under our Executive Perquisite Plan up to $15,000, financial counseling services up to $5,000, and participation in our Executive Automobile Program with an automobile having an acquisition value of $50,000), we will continue to provide Mr. Prouvé additional executive term life insurance with a face amount of $5 million. In addition, so long as Mr. Prouvé remains employed by the Company, we shall pay to him during the term of his current agreement, an amount equal to $317,300 per year as final expatriate allowances (including reimbursement for taxes) relating to his move to New York at the request of the Company.

         Richard W. Kunes.    Mr. Kunes' compensation in fiscal 2008 was paid pursuant to his employment agreement which provides for his employment as Chief Financial Officer through June 30, 2009, unless earlier terminated. Under the terms of the agreement, Mr. Kunes received a base salary of $835,000 for fiscal 2008 and will receive $870,000 for fiscal 2009. Mr. Kunes was eligible for aggregate target incentive bonus compensation of $675,000 for fiscal 2008 and will be eligible for aggregate target annual incentive bonus compensation of $700,000 for fiscal 2009. During the term of the agreement, Mr. Kunes is eligible to receive annual stock-based awards under our Share Incentive Plan with a value equivalent to a grant of stock options with respect to 100,000 shares of our Class A Common Stock. In September 2007, Mr. Kunes was granted stock options in respect of 50,000 shares of Class A Common Stock with an exercise price of $42.58 per share, RSUs in respect of 8,666 shares of Class A Common Stock and PSUs with a target payout of 8,666 shares of Class A Common Stock. In September 2008, Mr. Kunes was granted stock options in respect of 50,000 shares of Class A Common Stock with an exercise price of $52.83 per share, RSUs in respect of 8,736 shares of Class A Common Stock and PSUs with a target payout of 8,736 shares of Class A Common Stock. In addition to the benefits generally available our to senior executives (i.e., annual perquisite reimbursement under our Executive Perquisite Plan up to $15,000, financial counseling services up to $5,000, and participation in our Executive Automobile Program with an automobile having an acquisition value of $50,000), we will provide Mr. Kunes additional executive term life insurance with a face amount of $5 million with annual premiums to be paid by us.

        Each agreement described above provides that the executive may elect to defer all or part of his annual incentive bonus compensation in compliance with Section 409A. We may require the executive to defer salary and bonus amounts to be received by him to the extent such amounts may not be currently deductible by us by reason of Section 162(m).

        Each employment agreement also provides that the executive must abide by restrictive covenants relating to non-competition and non-solicitation during his employment and, under certain circumstances, for two years following termination of employment, and non-disclosure relating to our confidential information.

        The provisions of the employment agreements relating to termination of employment and payments relating to termination are discussed in "Potential Payments upon Termination or Change of Control."

 GRANTS OF PLAN-BASED AWARDS IN FISCAL 2008

        The following table sets forth information with respect to each award in fiscal 2008 to each Named Executive Officer of plan-based compensation, including bonus opportunities under the Executive Annual Incentive Plan, and options to purchase our Class A Common Stock, performance share units ("PSUs") and restricted stock units ("RSUs") under the Amended and Restated Fiscal 2002 Share Incentive Plan. The material terms of the bonus opportunities are described in "Compensation Discussion and Analysis—Elements of Compensation—Annual Incentive Bonuses" and the material terms of the PSUs are described in "Compensation Discussion and Analysis—Elements of Compensation—Long-Term Equity-Based Compensation—Performance Share Units."

									All Other Option Awards: Number of Securities Underlying Options (#)(4)
		Estimated Possible Payouts Under Non- Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)
										Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(5)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
William P. Lauder	N/A	750,000	3,000,000	3,750,000
	9/21/07				12,999	25,998	38,997				$1,106,995
	9/21/07							25,998			$1,106,995
	9/21/07								150,000	42.58	$2,242,500
Daniel J. Brestle	N/A	500,000	2,000,000	2,677,500
	9/21/07				8,666	17,332	25,998				$737,997
	9/21/07							17,332			$737,997
	9/21/07								100,000	42.58	$1,495,000
John Demsey	N/A	500,000	2,000,000	2,500,000
	9/21/07				5,417	10,833	16,250				$461,269
	9/21/07							10,833			$461,269
	9/21/07								62,500	42.58	$934,375
Cedric Prouvé	N/A	300,000	1,200,000	1,500,000
	9/21/07				4,333	8,666	12,999				$368,998
	9/21/07							8,666			$368,998
	9/21/07								50,000	42.58	$747,500
Richard W. Kunes	N/A	168,750	675,000	783,000
	9/21/07				4,333	8,666	12,999				$369,998
	9/21/07							8,666			$369,998
	9/21/07								50,000	42.58	$747,500

(1)
The amounts shown represent the possible aggregate payouts in respect of fiscal 2008 under the Executive Annual Incentive Plan at the "threshold," "target" and "maximum" levels. Actual payouts for fiscal 2008 are disclosed in the Summary Compensation Table in the column "Non-Equity Incentive Plan Compensation." No future payout will be made under this award. Measurement of performance is subject to certain automatic adjustments, such as changes in accounting principles, the impact of discontinued operations and non-recurring income/expenses. For a discussion of the Executive Annual Incentive Plan and the fiscal 2008 payouts, see "Summary Compensation Table" and "Compensation Discussion and Analysis—Elements of Compensation—Annual Incentive Bonuses".

(2)
The amounts shown represent the number of shares of Class A Common Stock underlying threshold, target and maximum payout of PSUs granted under the Amended and Restated Fiscal 2002 Share Incentive Plan in fiscal 2008. Future payout of such PSUs is generally subject to the achievement by us of our net sales and net earnings per share goals for the three-year period ending June 30, 2010. These goals were set in September 2007. Payout generally assumes continued employment and is subject to acceleration upon the occurrence of certain events as described in "Potential Payments Upon Termination of Employment or Change of Control—Effect of Termination on

  Outstanding Awards Under Equity Plans." For each executive officer, no payout will be made pursuant to the net sales opportunity or the earnings per share opportunity unless the threshold for such opportunity is achieved and additional shares shall be paid out if performance exceeds the targeted performance goals. Upon payout, shares will be withheld to cover minimum statutory tax obligations. PSUs are accompanied by dividend equivalent rights that will be payable in cash at the time of payout of the related shares. Measurement of performance is subject to certain automatic adjustments, such as changes in accounting principles, the impact of discontinued operations and non-recurring income/expenses. See "Compensation Discussion and Analysis—Elements of Compensation—Long-Term Equity-Based Compensation—Performance Share Units."

(3)
The amounts shown represent the number of shares of Class A Common Stock subject to RSUs granted under the Amended and Restated Fiscal 2002 Share Incentive Plan in fiscal 2008. RSUs granted in fiscal 2008 generally vest ratably in thirds on October 31, 2008, November 2, 2009 and November 1, 2010 (or the first day thereafter that shares may be traded under our policy) assuming continued employment and subject to acceleration upon the occurrence of certain events as described in "Potential Payments Upon Termination of Employment or Change of Control—Effect of Termination on Outstanding Awards Under Equity Plans." RSUs are subject to restrictions on transfer and forfeiture prior to vesting. Upon payout, shares will be withheld to cover minimum statutory tax obligations to the extent the holder does not deliver us cash to satisfy such obligations. RSUs are accompanied by dividend equivalent rights that will be payable in cash at the time of payout. See "Compensation Discussion and Analysis—Elements of Compensation—Long-Term Equity-Based Compensation—Restricted Stock Units."

(4)
The amounts shown represent the number of shares of Class A Common Stock underlying stock options granted under the Amended and Restated Fiscal 2002 Share Incentive Plan in fiscal 2008. The exercise price of the stock options is equal to the closing price of our Class A Common Stock on the date of grant (and under our plan, the exercise price cannot be lower than such closing price). The stock options (i) become exercisable or vest in thirds beginning with the January 1 following the first anniversary of the date of grant and the next two January 1 thereafter, assuming continued employment and subject to acceleration upon the occurrence of certain events as described in "Potential Payments Upon Termination of Employment or Change of Control—Effect of Termination on Outstanding Awards Under Equity Plans" and (ii) expire 10 years from the grant date. In addition, holders of stock options do not receive dividend equivalents or have any voting rights with respect to the shares of Class A common stock underlying the options. See "Compensation Discussion and Analysis—Elements of Compensation—Long-Term Equity-Based Compensation—Stock Options."

(5)
The amount shown is the total FAS 123(R) value of the award on the date of grant and were calculated using assumptions previously described in footnotes (2) and (3) of the Summary Compensation Table. The grant date fair value of PSU awards was calculated assuming the target payout.

 OUTSTANDING EQUITY AWARDS AT JUNE 30, 2008

                The following table sets forth information with respect to stock options, RSUs and PSUs outstanding on June 30, 2008 under our plans existing at the time of grant for each Named Executive Officer. In the section of the table relating to "Stock Awards," the first row sets forth RSUs and PSUs granted to the Named Executive Officers in September 2005, the second row sets forth RSUs and PSUs granted to such officers in September 2006 and the third row sets forth RSUs and PSUs granted to such officers in September 2007.

	Option Awards (1)					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(5)
William P. Lauder	100,000	0	n/a	49.75	7/1/2009
	100,000	0	n/a	43.69	8/16/2010
	100,000	0	n/a	40.50	7/26/2011
	100,000	0	n/a	32.15	7/10/2012
	200,000	0	n/a	33.44	8/20/2013
	300,000	0	n/a	43.10	8/24/2014
	100,000	50,000	n/a	35.00	9/26/2015	9,665	448,939	28,993	1,368,765
	50,000	100,000	n/a	39.56	9/20/2016	18,314	850,685	13,736	638,014
	0	150,000	n/a	42.58	9/21/2017	25,998	1,207,607	12,999	603,804
Daniel J. Brestle	100,000	0	n/a	49.75	7/1/2009
	100,000	0	n/a	43.69	8/16/2010
	100,000	0	n/a	40.50	7/26/2011
	100,000	0	n/a	32.15	7/10/2012
	100,000	0	n/a	33.44	8/20/2013
	100,000	0	n/a	43.10	8/24/2014
	66,666	33,334	n/a	35.00	9/26/2015	6,443	299,277	19,329	925,859
	33,333	66,667	n/a	39.56	9/20/2016	12,210	567,155	9,157	425,343
	0	100,000	n/a	42.58	9/21/2017	17,332	805,071	8,666	402,536
John Demsey	25,000	0	n/a	$53.50	7/20/2009
	0	16,667	n/a	$35.00	9/26/2015
	0	33,334	n/a	$39.56	9/20/2016	6,105	283,577	4,579	212,671
	0	62,500	n/a	$42.58	9/21/2017	10,833	503,193	5,417	251,596
Cedric Prouvé	15,000	0	n/a	53.50	7/20/2009
	20,000	0	n/a	43.69	8/16/2010
	25,000	0	n/a	32.15	7/10/2012
	100,000	0	n/a	33.44	8/20/2013
	100,000	0	n/a	43.10	8/24/2014
	33,333	16,667	n/a	35.00	9/26/2015	3,222	149,662	9,664	462,906
	16,666	33,334	n/a	39.56	9/20/2016	6,105	283,577	4,579	212,695
	0	50,000	n/a	42.58	9/21/2017	8,666	402,536	4,333	201,268
Richard W. Kunes	25,000	0	n/a	53.50	7/20/2009
	25,000	0	n/a	43.69	8/16/2010
	100,000	0	n/a	43.10	8/24/2014
	33,333	16,667	n/a	35.00	9/26/2015	3,222	149,662	9,664	462,906
	16,666	33,334	n/a	39.56	9/20/2016	6,105	283,577	4,579	212,695
	0	50,000	n/a	42.58	9/21/2017	8,666	402,536	4,333	201,268

(1)
Each of the stock options set forth in the table was granted ten years prior to the expiration date. Stock options (i) become exercisable or vest in thirds beginning with the January 1 following the first anniversary of the date of grant and the next two January 1 thereafter, assuming continued employment and subject to acceleration upon the occurrence of certain events as described in "Potential Payments Upon Termination of

  Employment or Change of Control—Effect of Termination on Outstanding Awards Under Equity Plans" and (ii) expire ten years from the grant date.

(2)
RSUs granted vest ratably in thirds on each October 31 (or the first day thereafter that shares may be traded under our policy) following the one year anniversary of the date of grant, assuming continued employment and subject to acceleration upon the occurrence of certain events as described in "Potential Payments Upon Termination of Employment or Change of Control—Effect of Termination on Outstanding Awards Under Equity Plans." As of June 30, 2008, the Named Executive Officers had earned dividend equivalents on outstanding unvested RSUs with a dollar value as follows: Mr. W. Lauder, $47,543; Mr. Brestle, $31,696; Mr. Demsey, $12,368; Mr. Prouvé, $15,848; and Mr. Kunes, $15,848.

(3)
The amounts represent the sum of (a) the product of (i) $46.45 (which was the closing price of the Class A Common Stock on June 30, 2008, the last trading day of fiscal 2008) and (ii) the number of shares of Class A Common Stock underlying the RSUs and (b) the dividend equivalents.

(4)
The amount of shares represents the target level of payout of shares of Class A Common Stock underlying the outstanding awards granted in September 2005 (the "fiscal 2006 PSUs") and the threshold level of payout of shares of Class A Common Stock underlying the outstanding awards of PSUs granted in September 2006 (the "fiscal 2007 PSUs") and September 2007 (the "fiscal 2008 PSUs"). Payouts under the fiscal 2006 PSUs were made in September 2008 at levels reflecting achievement between threshold and target. The shares of Class A Common Stock paid out to the Named Executive Officers were as follows: Mr. W. Lauder, 23,513 shares; Mr. Brestle, 15,676 shares; Mr. Prouvé, 7,838 shares and Mr. Kunes, 7,838 shares. Each also received a cash payment reflecting dividend equivalents on such shares as follows: Mr. W. Lauder, $34,094; Mr. Brestle, $22,730; Mr. Prouvé, $11,365; and Mr. Kunes, $11,365. Payouts, if any, under the fiscal 2007 PSUs will be made in early fiscal 2010, assuming the performance criteria are achieved. Payouts, if any, under the fiscal 2008 PSUs will be made in early Fiscal 2011, assuming the performance criteria are achieved. As of June 30, 2008, the Named Executive Officers had dividend equivalents on outstanding fiscal 2007 PSUs and fiscal 2008 PSUs at the threshold payout level with a dollar value as follows: Mr. W. Lauder, $21,572; Mr. Brestle, $14,381; Mr. Demsey, $7,787; Mr. Prouvé, $7,191; and Mr. Kunes, $7,191.

(5)
The amounts represent the sum of (a) the product of (i) $46.45, (which was the closing price of the Class A Common Stock on June 30, 2008, the last trading day of fiscal 2008) and (ii) the number of shares of Class A Common Stock underlying the PSUs at threshold payout level and (b) dividend equivalents in respect of such PSUs.

 OPTION EXERCISES AND STOCK VESTED IN FISCAL 2008

        The following table sets forth as to each Named Executive Officer information on exercises of stock options and vesting of RSUs during fiscal 2008, including (i) the number of shares of Class A Common Stock underlying options exercised in fiscal 2008; (ii) the aggregate dollar value realized upon exercise of such options; (iii) the number of shares of Class A Common Stock received from the vesting of RSUs during fiscal 2008; and (iv) the aggregate dollar value realized upon such vesting on October 31, 2007, which was the vesting date of the RSUs reflected in the table.

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#) (2)		Value Realized on Vesting ($) (3)
William P. Lauder	100,000	(4)	1,347,170	18,821	(5)	839,518	(5)
Daniel J. Brestle	100,000	(6)	988,870	12,547	(7)	559,664	(7)
John Demsey	58,333	(8)	451,832	3,052	(9)	135,509	(9)
Cedric Prouvé	—		—	6,273	(10)	279,810	(10)
Richard W. Kunes	50,000	(11)	761,500	6,273	(12)	279,810	(12)

(1)
The "value realized on exercise" represents the difference between the closing price of the Class A Common Stock on the exercise date and the exercise price multiplied by the number of shares underlying each option exercised.

(2)
Represents the vesting and payout on October 31, 2007 of a portion of RSUs granted on September 26, 2005 and September 20, 2006.

(3)
The "value realized upon vesting" represents the sum of (a) the product of the number of shares vested and the closing price of the Class A Common Stock on the vesting date and (b) the amount in cash paid out pursuant to dividend equivalent rights attached to the RSUs.

(4)
The options exercised by Mr. W. Lauder were granted on July 21, 1998 and had an exercise price of $33.7813 per share.

(5)
Includes 8,987 shares withheld from Mr. W. Lauder to satisfy taxes at a value of $394,134. Mr. W. Lauder has not sold any of the remaining shares he acquired upon this vesting.

(6)
The options exercised by Mr. Brestle were granted on July 21, 1998 and had an exercise price of $33.7813 per share.

(7)
Includes 5,497 shares withheld from Mr. Brestle to satisfy taxes at a value of $241,318.

(8)
The options exercised by Mr. Demsey had exercise prices ranging from $35.00 to $40.23 per share and included options granted between August 22, 2001 and September 20, 2006.

(9)
Includes 1,456 shares withheld from Mr. Demsey to satisfy taxes at a value of $70,065.

(10)
Includes 2,748 shares withheld from Mr. Prouvé to satisfy taxes at a value of $120,637. Mr. Prouvé has not sold any of the remaining shares he acquired upon vesting.

(11)
The options exercised by Mr. Kunes were granted on August 20, 2003 and had an exercise price of $33.44 per share.

(12)
Includes 2,748 shares withheld from Mr. Kunes to satisfy taxes at a value of $120,637.

PENSION BENEFITS

        We provide retirement benefits to our employees in the United States, including the Named Executive Officers, through qualified and non-qualified defined benefit pension plans. These plans include The Estée Lauder Companies Retirement Growth Account Plan ("RGA Plan") and the Estee Lauder Inc. Benefits Restoration Plan (the "Restoration Plan"), respectively.

        The non-qualified Restoration Plan provides for pension benefit payments which employees would have received under the RGA Plan if eligible compensation (including deferred salary and bonuses, where the Plan allows) had not been subject to certain compensation limits as dictated by tax laws under ERISA that apply to qualified retirement plans.

        In general, for employees who were at least 50 years old and had five years of Company qualifying employment on January 1, 1993 or who had ten years of Company qualifying employment as of that date ("grandfathered employees"), retirement benefits pursuant to the plans are calculated as a multiple of years of qualifying Company employment times a percentage (1% up to 1.5% above a Social Security covered compensation level) of final qualifying average compensation, payable as a monthly pension for life starting at age 62. Conversion to alternative forms of payment is available, including a one-time lump sum. Qualifying compensation includes basic salary only. The plan provisions that apply to non-grandfathered employees, as discussed below, also apply to grandfathered employees as a minimum benefit. Pension benefits for Mr. Brestle are computed with respect to the grandfathered provisions.

        For other employees ("non-grandfathered employees"), retirement benefits under the plans are the aggregate amount of annual credits (defined as 3, 4 or 5% of total annual compensation, including bonus, with certain items excluded) plus annual interest credits thereon, based on a government index, not less than 4%. The aggregate amount is payable as a one-time lump sum or converted to monthly lifetime payments. Pension benefits for Messrs. W. Lauder, Demsey, Prouvé and Kunes are computed with respect to these non-grandfathered provisions.

        Executive officers who have worked for our subsidiaries outside the United States may also be covered under company-sponsored pension plans covering such employees. None of the Named Executive Officers are covered under such plans.

        We do not have any policies with respect to granting additional years of credited service except as provided in certain termination provisions as reflected in executive officer employment agreements. Benefits attributable to the additional years of credited service are payable by us pursuant to the terms of applicable employment agreements and are not payable under either the RGA Plan or the Restoration Plan.

        Set forth in the table below is each Named Executive Officer's years of credited service and the present value of his accumulated benefit under each of the pension plans and executive employment agreements pursuant to which he would be entitled to a retirement benefit, in each case, computed as of the same pension plan measurement date used for financial statement reporting purposes with respect to our audited financial statements for the fiscal year ended June 30, 2008.

Name	Plan Name (1)	Number of Years Credited Service (#)(2)	Present Value of Accumulated Benefit ($)		Payments During Last Fiscal Year ($)
William P. Lauder	RGA Plan Restoration Plan	21	$ $	168,380 922,432	$ $	0 0
Daniel J. Brestle	RGA Plan Restoration Plan	30	$ $	1,070,678 5,024,814	$ $	0 0
John Demsey	RGA Plan Restoration Plan	16	$ $	153,354 559,631	$ $	0 0
Cedric Prouvé	RGA Plan Restoration Plan	14	$ $	76,023 280,129	$ $	0 0
Richard W. Kunes	RGA Plan Restoration Plan	21	$ $	197,081 337,875	$ $	0 0

(1)
The RGA and Restoration Plans cover both grandfathered and non-grandfathered employees, as defined above.

(2)
For grandfathered employees, credited service is based on total years and months of service with us as of June 30, 2008. For non-grandfathered employees, service shown is allocation service used to determine the level of annual credits for 2007.

        The present values of accumulated benefits reflected in the table above were calculated based on the assumption that the benefits under the pension plans would be payable at the earliest retirement age at which unreduced benefits are payable (age 63 for Mr. Brestle and age 65 for Messrs. W. Lauder, Demsey, Prouve and Kunes). The present values also reflect the assumption that 80% of benefits are payable as a one-time lump sum and 20% are payable as lifetime monthly payments ("annuities"). Amounts calculated under the pension formula based on compensation that exceeds IRS limits will be paid under the Restoration Plan and are included in the present values shown in the table above. The present value of accumulated benefits under the RGA and Restoration Plans were calculated using a 6.75% pre-retirement discount rate and RP 2000 mortality table (projected to 2010) for annuities and a 5% discount rate and GAR 1994 mortality table for lump sums, consistent with the assumptions used in the calculation of our benefit obligations as of June 30, 2008, as disclosed in Note 13 to our audited consolidated financial statements included in the 2008 Form 10-K.

 NONQUALIFIED DEFERRED COMPENSATION IN FISCAL 2008 AND AT JUNE 30, 2008

Set forth in the table below is information about contributions and earnings, if any, credited to the accounts maintained by the Named Executive Officers under nonqualified deferred compensation arrangements and the account balances on June 30, 2008.

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(3)
William P. Lauder	$528,000	—	$182,188	—	$4,087,873
Daniel J. Brestle	$250,000	—	$34,236	—	$980,467
John Demsey	—	—	—	—	—
Cedric Prouvé	—	—	—	—	—
Richard W. Kunes	$695,800	—	$188,612	—	$4,154,009

(1)
The amounts contributed by Messrs. W. Lauder and Brestle pursuant to their employment agreements during fiscal 2008 represent salary and, in the case of Mr. William P. Lauder, perquisites and other personal benefit deferrals in excess of the $1 million limit on deductible compensation for Covered Employees under Section 162(m) (see "Compensation Discussion and Analysis—Tax Compliance Policy"). These amounts have been reported as salary in the "Summary Compensation Table". The amount contributed by Mr. Kunes pursuant to his employment agreement during fiscal 2008 represents the elective deferral of 100% of his fiscal 2008 bonus that was payable in September 2008. No other Named Executive Officer elected to defer any portion of his fiscal 2008 compensation.

(2)
Pursuant to their employment agreements, deferred compensation accounts of the Named Executive Officers who are either required or elect to defer compensation are credited with interest as of each June 30 during the term of deferral, compounded annually, at an annual rate equal to the annual rate of interest announced by Citibank N.A. in New York, New York as its base rate in effect on such June 30, but limited to a maximum annual rate of 9%. As of June 30, 2008, the interest rate used for crediting purposes was 5.00% as compared with 120% of the applicable federal rate of 5.36%. As such, there was no interest credited in excess of 120% of the applicable federal rate reflected in the "Aggregate Earnings in Last FY" column above or were reported in the "Summary Compensation Table—Change in Pension Value and Nonqualified Deferred Compensation Earnings".

(3)
The "Aggregate Balance at Last FYE" column above includes (i) for Mr. W. Lauder, aggregate salary deferrals from fiscal 2003 through fiscal 2008 in excess of the IRC Section 162(m) $1 million limit on deductible Covered Employee compensation as reported in the Summary Compensation Table contained in prior proxy statements in the amount of $2,517,000 and interest thereon of $534,677 and the deferral of 50% of his fiscal 2003 bonus as reported in the Summary Compensation Tables contained in prior proxy statements in the amount of $763,500 and interest thereon of $272,696; (ii) for Mr. Brestle, aggregate salary deferrals from fiscal 2005 through fiscal 2007 in excess of the IRC Section 162(m) $1 million limit on deductible Covered Employee compensation as reported in the Summary Compensation Tables contained in prior proxy statements in the amount of $875,000 and interest thereon of $105,467; and (iii) for Mr. Kunes, the deferral of 100% of his fiscal 2000 through fiscal 2007 bonuses as reported in the Summary Compensation Tables contained in prior proxy statements in the amount of $3,307,400 and interest thereon of $846,609.

 POTENTIAL PAYMENTS UPON TERMINATION OF EMPLOYMENT OR CHANGE OF CONTROL

Events of Termination under the Employment Agreements

        We have entered into employment agreements with each of our Named Executive Officers. See "Employment Agreements" above. These agreements provide for certain payments and other benefits if a Named Executive Officer's employment is terminated under circumstances specified in his respective employment agreement, including after a "change of control" of our company (as defined below).

        The current agreements for each of William P. Lauder, Daniel J. Brestle and John Demsey are effective as of July 1, 2007. Cedric Prouvé's current agreement is effective as of July 1, 2008. Richard W. Kunes' agreement is effective as of July 1, 2006. The descriptions below of the termination provisions of the employment agreements are based on the employment agreements as in effect on the date of this proxy statement.

         Termination of Employment Upon Permanent Disability.    We may terminate a Named Executive Officer's employment at any time by reason of a "permanent disability" (as defined below), in which event the executive will be entitled to receive:

  •
  any accrued but unpaid salary and other amounts to which he is otherwise entitled prior to the date of termination;

  •
  bonus compensation earned but not paid that relates to any Contract Year (as defined below) ended prior to the date of termination;

  •
  unpaid bonus compensation otherwise payable for the Contract Year in which such disability occurred pro-rated to the date of termination;

  •
  his base salary in effect at the time of termination (less disability payments) for a period of one year from the date of termination (the "Disability Continuation Period"); and

  •
  reimbursement for financial counseling services in the amount of $5,000 for a period of one year from the date of termination.

        In addition, the executive will be entitled to continue to participate, to the extent permitted by applicable law and the applicable plan, in our healthcare, life insurance and accidental death and dismemberment insurance benefit plans during the Disability Continuation Period (disregarding any required delay in payments pursuant to Section 409A of the Internal Revenue Code). Since continued participation in the 401(k) Savings Plan and the RGA Plan is not permitted under law during the Disability Continuation Period, the executive will be entitled to receive cash payments equivalent in value to his continued participation in all qualified and non-qualified pension plans and the maximum matching contribution allowable under the 401(k) Savings Plan (the "Pension Replacement Payment") during the Disability Continuation Period. See "Effect of Certain Tax Regulations on Payments" below.

        For purposes of the employment agreements, "Contract Year" means the 12 month period beginning July 1 during the term of the employment agreement. "Permanent disability" means a disability as defined under our applicable insurance policy, or, in the absence of an applicable policy, a physical or mental disability or incapacity that prevents the executive from discharging his responsibilities under his employment agreement for a period of six consecutive months or an aggregate of six months out of any twelve-month period.

         Termination of Employment Upon Death.    In the event of the executive officer's death during the term of his employment, his beneficiary or legal representative will be entitled to receive:

  •
  any accrued but unpaid salary and other amounts to which the executive otherwise was entitled prior to the date of his death;

  •
  bonus compensation earned but not paid that relates to any Contract Year ended prior to his death;

  •
  unpaid bonus compensation otherwise payable for the Contract Year in which his death occurred pro-rated to the date of his death;
  •
  reimbursement for financial counseling services in the amount of $5,000 for a period of one year from the date of his death; and

  •
  his base salary in effect at the time of his death for a period of one year from the date of his death.

         Termination of Employment Other than for Cause, Death or Disability; Constructive Termination.    We may terminate the executive's employment for any reason (other than for "cause" as defined in the employment agreement) upon 180 days' prior written notice in the case of Mr. W. Lauder or upon 90 days' prior written notice in the case of Messrs. Brestle, Demsey, Prouvé and Kunes. In the event of our termination of the executive's employment (other than for cause, disability or death) or our non-renewal of the executive's employment (except for a change in our policy regarding the use of written employment agreements for executives, the form of equity-based compensation or the mix of cash and non-cash compensation), or a termination by the executive for an uncured "material breach" (as defined below), the executive will be entitled to:

  •
  any accrued but unpaid salary and other amounts to which he is otherwise entitled prior to the date of termination;

  •
  bonus compensation earned but not paid that relates to any Contract Year ended prior to the date of termination;

  •
  unpaid bonus compensation otherwise payable for the Contract Year in which termination occurred pro-rated to the date of termination;

  •
  his base salary in effect at the time of termination for a period ending on a date two years from the date of termination;

  •
  bonus compensation equal to 100% in the case of Mr. W. Lauder and 50% in the case of Messrs. Brestle, Demsey, Prouvé and Kunes of the average of incentive compensation bonuses previously paid or payable to the executive during a contract term or, if such termination occurs prior to payment of any bonus during the term of the employment agreement 50% of the aggregate target bonus in the first contract year;

  •
  reimbursement for financial counseling services in the amount of $10,000 for a period of two years from the date of termination; and

  •
  participation, for a period ending on a date two years from the date of termination, to the extent permitted by applicable law, in our benefit plans and receipt of cash payments equivalent in value to his Pension Replacement Payment during such period.

        For purposes of the agreements, "material breach" is a material reduction in the executive's authority, functions, duties or responsibility or our failure to pay any award to which the executive is entitled under his employment agreement.

         Termination of Employment Following a Change of Control.    In the event the executive terminates his employment for "good reason" (as defined below) following a "change of control" of our company (with respect to Messrs. Brestle, Demsey, Prouvé and Kunes, within 2 years of a "Change of Control"), he is entitled to receive payments and benefits as if his employment were terminated by us without cause. In the event of a termination by us, or by the executive for good reason, after a change of control, the executive will also be entitled to reimbursement for outside legal counsel up to $20,000.

        For purposes of the agreements, "good reason" means that the executive is assigned duties that are materially inconsistent with his position, his position is materially diminished, we breach the compensation arrangements of the employment agreement (and fail to timely cure the breach), the executive is required to relocate to any location more than 50 miles from the location at which he performed his services prior to the change of control or we fail to have any successor company assume the executive's employment agreement.

        For purposes of the employment agreements, a "change of control" is deemed to have occurred upon any of the following events:

  •
  during any period of two consecutive years, the individuals who at the beginning of such period constituted our board of directors or any individuals who would be "continuing directors" (as defined below) cease for any reason to constitute a majority of the board of directors;

  •
  our Class A Common Stock ceases to be publicly traded;

  •
  our board of directors approves any merger, exchange, consolidation, or similar business combination or reorganization, the consummation of which would result in the occurrence of an event described in the bullet points above, and such transaction is consummated;

  •
  our board of directors approves a sale of all or substantially all of our assets, and such transaction is consummated; or

  •
  a change of control of a nature that would be required to be reported under the SEC's proxy rules.

        However, changes in the relative beneficial ownership among members of the Lauder family and family-controlled entities would not, by themselves, constitute a change of control, and any spin-off of one of our divisions or subsidiaries to our stockholders would not constitute a change of control.

        "Continuing directors" mean the directors in office on the effective date of the executive officer's employment agreement and any successor to those directors and any additional director who was nominated or selected by a majority of the continuing directors in office at the time of his or her nomination or selection.

         Termination for Cause.    In the case of termination by us for "cause" (as defined below), the executive will be entitled to receive his accrued but unpaid salary and any benefit under our employee benefit programs and plans as determined under such programs and plans upon and as of such termination.

        For purpose of the agreements, "cause" means that the executive has engaged in any of a list of specified activities, including his material breach of, or willful refusal to perform his duties under the agreements (other than because of disability or death), his failure to follow a lawful directive of the Chief Executive Officer or the board of directors that is within the scope of his duties, willful misconduct unrelated to us that could reasonably be anticipated to have a material adverse effect on us, gross negligence that could reasonably be anticipated to have a material adverse effect on us, violation of our Code of Conduct, drug or alcohol abuse that materially affects his performance or conviction of, entry of a guilty plea or no contest for, a felony.

         Voluntary Termination.    The executive may terminate his employment for any reason at any time upon 180 days' prior written notice in the case of Mr. W. Lauder or upon 90 days' prior written notice in the case of Messrs. Brestle, Demsey, Prouvé and Kunes, in which event we will have no further obligations after termination other than to pay the executive's accrued but unpaid salary, bonus compensation, if any, earned but not paid that relates to any Contract Year ended prior to the date of termination, and for a period of up to two years from the date of termination, to the extent permitted by applicable law, benefits under our employee benefit plans and programs as determined by such plans and programs upon and as of such termination. Mr. Brestle will also be entitled to his base salary in effect at the time of voluntary termination (including retirement) and participation to the extent permitted by applicable law, in our benefit plans and receipt of cash payments equivalent in value to his Pension Replacement Payment for a two-year period from the date of termination and reimbursement for financial counseling services in the amount of $5,000 per year for a period of two years from the date of termination.

Condition Precedent to Receipt of Payments upon Termination

        The employment agreements require, as a precondition to the receipt of the payments described above, that the Named Executive Officer execute a general release of claims against us and our subsidiaries and affiliates. The release does not apply to rights that the executive may otherwise have to any payment of benefit provided for in his employment agreement or any vested benefit the executive may have in any of our benefit plans. The agreements also include provisions relating to nondisclosure of our confidential information and non-competition with us.

Effect of Certain Tax Regulations on Payments

         Effect of Excise Tax or Parachute Payments.    Under Mr. W. Lauder's employment agreement, if any amount or benefit paid under the agreement, taken together with any amounts or benefits otherwise paid to Mr. W. Lauder by us or any of our affiliated companies, are parachute payments subject to excise tax under Section 4999 of the Code, we will reimburse Mr. W. Lauder for the excise tax. Under the employment agreements of the other Named Executive Officers, if any amount or benefit paid under their respective agreements, taken together with any amounts or benefits otherwise paid to the executive by us or any of our affiliated companies, are parachute payments subject to excise tax under Section 4999, the amounts paid to the executive will be reduced (but not below zero) to the extent necessary to eliminate the excise tax.

         Effect of Section 409A on Timing of Payments.    Under the employment agreements, any amounts that are not exempt from Section 409A will be subject to the required six-month delay in payment after termination of service provided that the executive is a "specified employee" for purposes of Section 409A at the time of termination of service. Amounts that otherwise would have been paid during this six-month delay will be paid in a lump sum on the first day after such period expires.

Effect of Termination on Outstanding Awards under Equity Plans

        Under our Amended and Restated Fiscal 2002 Share Incentive Plan, executives may be awarded stock options, stock appreciation rights, stock awards, RSUs and PSUs.

        The exercise of stock options or stock appreciation rights after termination of employment and the payment of RSUs or PSUs are subject to the executive neither competing with, or taking employment or rendering service to one of our competitors without our written consent nor conducting himself in a manner adversely affecting us.

         Permanent Disability.    Upon the executive's total and permanent disability (as determined under our long-term disability program), stock options that are not yet exercisable become immediately exercisable and may be exercised until the earlier of one year after the last day of salary continuation or the expiration of the option term. RSUs will vest pro rata for the number of full months the executive was receiving salary continuation payments during the applicable vesting period and will be paid in accordance with the award's vesting schedule. The executive will be entitled to a pro rata payment of PSUs for the number of full months the executive was receiving salary continuation payments during the award period, with the payment to be made at the same time payments for the award period are paid to active executives. If the executive officer is retirement eligible, the provisions relating to termination upon retirement will apply in lieu of the provisions relating to "permanent disability."

         Termination of Employment Upon Death.    Upon the executive's death, stock options that are not yet exercisable become immediately exercisable and may be exercised until the earlier of one year after death or the expiration of the option term. For stock options granted before 2007, the ability to exercise one year after death is not limited by the option term. RSUs will vest pro rata for the number of full months the executive was receiving salary continuation payments during the applicable period. The executive officer will also be entitled to a pro rata payment of PSUs for the number of full months the executive was receiving salary continuation payments during the award period. RSUs and PSUs will be paid as soon as practicable after the executive's death. If the executive officer is retirement eligible, the provisions relating to termination upon retirement will apply in lieu of the provisions relating to death.

         Termination of Employment Upon Retirement.    Upon formal retirement under the terms of our RGA Plan, stock options that are not yet exercisable become immediately exercisable and may be exercised until the end of the option term. RSUs will continue to vest and be paid in accordance with the vesting schedule. The executive officer will be entitled to payment of PSUs as if he had been employed throughout the entire award period, with payment to be made at the same time such awards are paid to active executives.

         Termination of Employment by Us Other than for Cause, Death or Disability.    Upon termination of employment without "cause" (as defined in the Amended and Restated Fiscal 2002 Share Incentive Plan) by us, stock options that are not yet exercisable become immediately exercisable and may be exercised until the earlier of 90 days after the last day of salary continuation or the end of the option term. RSUs will vest pro rata for the number of full months receiving salary continuation payments during the vesting period of the award and be paid in accordance with the vesting schedule. PSUs are forfeited if such termination occurs before the end of the first year of the award period. However, if termination occurs after the end of the first year of the award period, the executive will be entitled to a pro rata payout for the number of full months the executive was receiving salary continuation payments during the award period, with the payment to be made at the same time such awards are paid to active executives. If the executive officer is retirement eligible, the provisions relating to termination upon retirement will apply in lieu of the provisions described in this paragraph.

         Termination of Employment for Cause; Voluntary Termination.    Upon termination of employment by the executive without cause, stock options that are exercisable may be exercised until the earlier of 90 days after termination or the end of the option term. Stock options not yet exercisable as of the termination date are forfeited. Upon termination of employment by the executive (other than retirement) or termination of employment for cause, RSUs and PSUs are forfeited.

         Effect of Change of Control.    Upon a "change of control" (as defined in the Amended and Restated Fiscal 2002 Share Incentive Plan), the Stock Plan Subcommittee administering the Plan may accelerate the exercisability or vesting of awards. Upon a change of control, stock options may be adjusted and their exercisability or vesting accelerated. Each RSU will vest and become payable in shares as soon as practicable, as but not later than two weeks after the change of control. Each PSU will become payable in shares equal to the target award amount as soon as practicable but not later than two weeks after the change of control. If the executive officer is retirement eligible, the provisions relating to termination upon retirement will apply in lieu of the provisions described in this paragraph.

         Effect of Employment Agreements on Stock Options.    Under the employment agreements, if the executive's employment with us is terminated as a result of death or disability or by us without cause, or his term of employment is not renewed and the executive is not eligible for retirement under the terms of our qualified defined benefit pension plan, all stock options previously granted to the executive will vest and become immediately exercisable until the earlier of one year after such termination or the end of the option term, subject to the non-competition and good conduct provisions of the executive's employment agreement.

         Effect of Section 409A on Equity Awards.    Payment of amounts subject to Section 409A is permitted only upon certain defined events including a change of control that satisfies the definition under Section 409A and related regulations. In September 2007, we amended the definition of "change of control" in the Amended and Restated Fiscal 2002 Share Incentive Plan to comply with Section 409A. In addition, if any payment under any equity award is subject to Section 409A, the required six-month delay after termination of service will apply to that payment.

Potential Payments in the Event of Termination at the End of our Last Fiscal Year

        The following tables describe potential payments and other benefits that would have been received by each Named Executive Officer or his estate if employment had been terminated, under various circumstances, on June 30, 2008, the last business or trading day of our most recent fiscal year.

        The following assumptions and general principles apply with respect to the following tables:

  •
  The tables assume that the employment agreements in effect on the date of this proxy statement were in effect on June 30, 2008. The tables reflect estimates of amounts that would be paid to the Named Executive Officer upon the occurrence of a termination. The actual amounts to be paid to a Named Executive Officer can only be determined at the time of the actual termination.

  •
  A Named Executive Officer is entitled to receive amounts earned during his term of employment regardless of the manner in which the Named Executive Officer's employment is terminated. These amounts include accrued but unpaid salary and bonus compensation earned but not paid that relates to any Contract Year ended prior to his termination, and in all circumstances but termination for cause, unpaid bonus compensation otherwise payable for the Contract Year in which termination occurred pro-rated to the date of termination. These amounts are not shown in the tables.

  •
  The amounts of equity-based awards reflect unvested awards as of the date of the termination event or change of control for which vesting continues post termination or change of control or is accelerated as a result of the event. All such awards held by the Named Executive Officers at June 30, 2008 that would have become vested and/or exercisable upon a terminating event are shown at a value using the closing stock price on June 30, 2008 of $46.45. The value of PSUs was computed at target in the event of death and a change of control and at threshold in the event of all other applicable termination events.

  •
  A Named Executed Officer will be entitled to receive all amounts accrued and vested under our 401(k) Savings Plan, the RGA Plan, the Restoration Plan and any other pension plans and deferred compensation plans in which the Named Executive Officer participates. These amounts will be determined and paid in accordance with the applicable plans and are not included in the tables because they are not termination payments.

  •
  Mr. Brestle is the only Named Executive Officer eligible for early retirement with an unreduced benefit. As discussed above, under his employment agreement, upon retirement, he is entitled to two years salary and benefits.

  •
  The change of control provisions of the Amended and Restated Fiscal 2002 Share Incentive Plan are the only "single trigger" payment events (i.e., payment is triggered as a result of the change of control itself, regardless of the executive's continued employment). Based upon the unvested stock options, PSUs and RSUs held by each of the Named Executive Officers as of June 30, 2008, if a change of control had occurred on that date, the Named Executive Officers would have been entitled to the following amounts: Mr. W. Lauder, $8,312,321; Mr. Brestle, $5,541,590; Mr. Demsey, $2,405,631; Mr. Prouvé, $2,770,798; and Mr. Kunes, $2,770,798.

William P. Lauder	Retirement ($)	Voluntary Termination ($)	Death ($)	Disability ($)	Termination without Cause or by Executive for Material Breach (1) ($)	Termination for Good Reason After Change of Control ($)
Base Salary	0	0	1,500,000	1,500,000	3,000,000	3,000,000
Bonus	0	0	0	0	3,074,500	3,074,500
Options	0	0	1,842,000	1,842,000	1,842,000	1,842,000
PSUs	0	0	3,508,242	1,754,170	1,957,821	3,915,544
RSUs	0	0	1,881,432	1,881,432	2,422,706	2,554,777
Continued Health Care Benefits(2)	0	0	0	13,562	27,124	27,124
Continued Participation in Pension and Retirement plans(3)	0	0	0	54,347	199,023	199,023
Other Benefits and Perquisites(4)	0	0	5,000	22,100	44,200	64,200
Excise Tax Gross-Up (or Reduction)	0	0	0	0	0	0

Total	0	0	8,736,674	7,067,611	12,567,374	14,677,168

(1)
Termination without cause includes a failure to renew.

(2)
Includes payments under the medical, health and accident and disability plans and programs maintained by the Company from time to time for senior executives at a level commensurate with Mr. W. Lauder's position.

(3)
Represents cash equivalent of continued participation in the RGA and Restoration Plans and maximum match for 401(k) Savings Plan for one year, in the case of disability, and two years, in the case of termination without cause, termination for material breach or good reason.

(4)
Includes executive term life insurance premiums and auto allowance in all events other than termination for cause and death and reimbursement for financial consulting services in all events other than termination for cause; also includes up to $20,000 in legal fees upon termination for good reason after a change of control.

Daniel J. Brestle	Retirement ($)	Voluntary Termination ($)	Death ($)	Disability ($)	Termination without Cause(1) or by Executive for Material Breach ($)	Termination for Good Reason After Change of Control ($)
Base Salary	2,500,000	2,500,000	1,250,000	1,250,000	2,500,000	2,500,000
Bonus	0	0	0	0	1,152,950	1,152,950
Options	1,228,010	1,228,010	1,228,010	1,228,010	1,228,010	1,228,010
PSUs	1,305,214	1,305,214	2,338,861	1,305,214	1,305,214	2,610,380
RSUs	1,703,200	1,703,200	1,703,200	1,703,200	1,703,200	1,703,200
Continued Health Care Benefits(2)	27,124	27,124	0	13,562	27,124	27,124
Continued Participation in Pension and Retirement Plans(3)	786,667	786,667	0	432,963	786,667	786,667
Other Benefits and Perquisites(4)	168,200	168,200	5,000	84,100	168,200	188,200
Excise Tax Gross-Up (or Reduction)	0	0	0	0	0	0

Total	7,718,415	7,718,415	6,525,071	6,017,049	8,871,365	10,196,531

(1)
Termination without cause includes a failure to renew.

(2)
Includes payments under the medical, health and accident and disability plans and programs maintained by the Company from time to time for senior executives at a level commensurate with Mr. Brestle's position.

(3)
Represents cash equivalent of continued participation in the RGA and Restoration Plans and maximum match for 401(k) Savings Plan for one year, in the case of disability, and two years, in the case of termination without cause, termination for material breach or good reason.

(4)
Includes executive term life insurance premiums and auto allowance in all events other than termination for cause and death and reimbursement for financial consulting services in all events other than termination for cause; also includes up to $20,000 in legal fees upon termination for good reason after a change of control.

John Demsey	Retirement ($)	Voluntary Termination ($)	Death ($)	Disability ($)	Termination without Cause(1) or by Executive for Material Breach ($)	Termination for Good Reason After Change of Control ($)
Base Salary	0	0	1,000,000	1,000,000	2,000,000	2,000,000
Bonus	0	0	0	0	824,300	824,300
Options	0	0	662,383	662,383	662,383	662,383
PSUs	0	0	774,392	387,268	472,102	944,109
RSUs	0	0	530,684	530,684	744,102	799,139
Continued Health Care Benefits(2)	0	0	0	13,262	26,524	13,262
Continued Participation in Pension and Retirement Plans(3)	0	0	0	42,682	118,214	118,214
Other Benefits and Perquisites(4)	0	0	5,000	26,500	53,000	73,000
Excise Tax Gross-Up (or Reduction)	0	0	0	0	0	0

Total	0	0	2,972,459	2,662,779	4,900,625	5,434,407

(1)
Termination without cause includes a failure to renew.

(2)
Includes payments under the medical, health and accident and disability plans and programs maintained by the Company from time to time for senior executives at a level commensurate with Mr. Demsey's position.

(3)
Represents cash equivalent of continued participation in the RGA and Restoration Plans and maximum match for 401(k) Savings Plan for one year, in the case of disability, and two years, in the case of termination without cause, termination for material breach or good reason.

(4)
Includes executive term life insurance premiums, auto allowance and reimbursement for financial consulting services in all events other than termination for cause; also includes up to $20,000 in legal fees upon termination for good reason after a change of control.

Cedric Prouvé	Retirement ($)	Voluntary Termination ($)	Death ($)	Disability ($)	Termination without Cause(1) or by Executive for Material Breach ($)	Termination for Good Reason After Change of Control ($)
Base Salary	0	0	1,000,000	1,000,000	2,000,000	2,000,000
Bonus	0	0	0	0	750,000	750,000
Options	0	0	614,008	614,008	614,008	614,008
PSUs	0	0	1,169,431	584,740	652,608	1,305,166
RSUs	0	0	627,208	627,208	807,633	851,624
Continued Health Care Benefits(2)	0	0	0	13,262	26,524	26,524
Continued Participation in Pension and Retirement Plans(3)	0	0	0	39,427	96,184	96,184
Other Benefits and Perquisites(4)	0	0	5,000	21,800	43,600	63,600
Excise Tax Gross-Up (or Reduction)	0	0	0	0	0	0

Total	0	0	3,415,647	2,900,445	4,990,557	5,707,106

(1)
Termination without cause includes a failure to renew.

(2)
Includes payments under the medical, health and accident and disability plans and programs maintained by the Company from time to time for senior executives at a level commensurate with Mr. Prouvé's position.

(3)
Represents cash equivalent of continued participation in the RGA and Restoration Plans, the supplemental pension arrangement as provided in his employment agreement and maximum match for 401(k) Savings Plan for one year, in the case of disability, and two years, in the case of termination without cause, termination for material breach or good reason.

(4)
Includes executive term life insurance premiums and auto allowance in all events other than termination for cause and death and reimbursement for financial consulting services in all events other than termination for cause; also includes up to $20,000 in legal fees upon termination for good reason after a change of control.

Richard W. Kunes	Retirement ($)	Voluntary Termination ($)	Death ($)	Disability ($)	Termination without Cause(1) or by Executive for Material Breach ($)	Termination for Good Reason After Change of Control ($)
Base Salary	0	0	870,000	870,000	1,740,000	1,740,000
Bonus	0	0	0	0	345,531	345,531
Options	614,008	614,008	614,008	614,008	614,008	614,008
PSUs	652,608	652,608	1,169,431	652,608	652,608	1,305,166
RSUs	851,624	851,624	851,624	851,624	851,624	851,624
Continued Health Care Benefits(2)	0	0	0	13,562	27,124	27,124
Continued Participation in Pension and Retirement Plans(3)	0	0	0	39,764	90,948	90,948
Other Benefits and Perquisites(4)	0	0	5,000	23,100	46,200	66,200
Excise Tax Gross-Up (or Reduction)	0	0	0	0	0	0

Total	2,118,240	2,118,240	3,510,063	3,064,666	4,368,043	5,040,601

(1)
Termination without cause includes a failure to renew.

(2)
Includes payments under the medical, health and accident and disability plans and programs maintained by the Company from time to time for senior executives at a level commensurate with Mr. Kunes' position.

(3)
Represents cash equivalent of continued participation in the RGA and Restoration Plans and maximum match for 401(k) Savings Plan for one year, in the case of disability, and two years, in the case of termination without cause, termination for material breach or good reason.

(4)
Includes executive term life insurance premiums and auto allowance in all events other than termination for cause and death and reimbursement for financial consulting services in all events other than termination for cause also includes up to $20,000 in legal fees upon termination for good reason after a change of control.

 APPROVAL OF THE ESTÉE LAUDER COMPANIES INC.
EXECUTIVE ANNUAL INCENTIVE PLAN
(ITEM 2)

Background

        The Board of Directors is proposing for stockholder approval The Estée Lauder Companies Inc. Executive Annual Incentive Plan (the "Executive Incentive Plan"). The Executive Incentive Plan is being submitted for stockholder approval in order to satisfy the "performance-based compensation" exception of Section 162(m) of the Internal Revenue Code. Generally, Section 162(m) denies a deduction to publicly held corporations for compensation paid to certain executive officers in excess of $1 million per executive per taxable year. An exception applies to certain performance-based compensation provided that such compensation has been approved by stockholders in a separate vote and certain other requirements are met.

        On May 29, 2008, the Compensation Committee adopted, and on July 16, 2008, the Board of Directors ratified, subject to stockholder approval, the Executive Incentive Plan. If approved by the stockholders, the Company believes that opportunities granted under the Executive Incentive Plan should qualify for the performance-based compensation exception to Section 162(m) of the Internal Revenue Code. The following description summarizes the material features of the Executive Incentive Plan; it is not intended to be a complete description and is qualified in its entirety by reference to the copy of the Executive Incentive Plan annexed to this Proxy Statement as Appendix A.

Summary of Plan

        The Executive Incentive Plan is designed to provide incentives and rewards to the "Executive Officers" of the Company and to assist the Company in motivating them to achieve the Company's annual performance goals. The Executive Incentive Plan is substantially identical to the Executive Annual Incentive Plan approved by stockholders at the Annual Meeting in 2003 (the "2003 Plan"), except

  •
  the maximum amount payable to any "Executive Officer" in a fiscal year has been increased to $6 million from $5 million (an amount that was not surpassed under the 2003 Plan);

  •
  for purposes of setting bonus opportunities, the ratio of aggregate target bonus opportunities to base salary has been increased from 200% to 250% to provide greater flexibility to shift the mix of compensation from fixed to variable/performance-based compensation and the exception for this limitation for the Chief Executive Officer has been eliminated; and

  •
  "return on invested capital" has been added to the possible business criteria that may be used to determine performance targets.

        If the Executive Annual Incentive Plan is approved by stockholders, the Company will cease using the 2003 Plan.

        For purposes of the plan, "Executive Officers" means those persons who are denoted as such from time to time by the Company in the Company's filings with the Securities and Exchange Commission and those other persons as may be designated as such from time to time by the Compensation Committee. Approximately 15 people are expected to be eligible to participate in the Executive Incentive Plan.

        Under the Executive Incentive Plan, each participant is granted opportunities that will be paid if the performance target for the particular opportunity is achieved. As proposed, aggregate opportunities for an individual, and therefore payouts at target level, would be limited to 250% of the executive's annual base salary or such lower level as determined by the committee administering the plan.

        Currently, the Chief Executive Officer's aggregate target bonus opportunities for a fiscal year are $3 million (200% of his salary). As proposed, in no event may a participant receive more than $6 million on account of any fiscal year.

        The annual performance target for each opportunity shall be based on achievement of hurdle rates, targets and/or growth in one or more business criteria that apply to the individual participant, one or more business units or the Company as a whole. The business criteria shall be as follows, individually or in combination: (i) net earnings; (ii) earnings per share; (iii) net sales; (iv) market share; (v) net operating profit; (vi) expense control; (vii) working capital relating to inventory and/or accounts receivable; (viii) operating margin; (ix) return on equity; (x) return on assets; (xi) return on invested capital; (xii) planning accuracy (as measured by comparing planned results to actual results); (xiii) market price per share; and (xiv) total return to stockholders. In addition, the annual performance targets may include comparisons to performance at other companies, such performance to be measured by one or more of the foregoing business criteria.

        The Executive Incentive Plan is administered by a committee appointed by the Board of Directors comprised, unless otherwise determined by the Board of Directors, solely of not less than two members who shall be "outside directors" within the meaning of treasury regulation Section 1.162-27(e)(3) under Section 162(m) of the Internal Revenue Code. Payouts are determined annually following the determination of the Company's fiscal year-end results and certification by the committee that the achievement of the opportunities has been accurately determined.

        No opportunity may be granted after May 29, 2018.

        The Executive Incentive Plan is subject to amendment or termination at any time by the Compensation Committee, but no such action may adversely affect any rights or obligations with respect to any awards previously made under the Executive Incentive Plan and, unless the stockholders of the Company shall have first approved thereof, no amendment of the plan shall be effective which would: (i) increase the maximum amount which can be paid to any participant under the plan; (ii) change the types of business criteria on which performance targets are to be based under the plan; or (iii) modify the requirements as to eligibility for participation in the plan.

Other Information

        Approval of the Executive Incentive Plan requires the affirmative vote of a majority of the votes cast by the holders of the shares of Class A Common Stock and Class B Common Stock of the Company voting in person or by proxy at the 2008 Annual Meeting of Stockholders. If stockholders do not approve the Executive Incentive Plan, the Company will reconsider the alternatives available with respect to the compensation of the executive officers of the Company.

New Plan Benefits

Executive Annual Incentive Plan

        Currently, the amounts to be paid under the Executive Incentive Plan are not determinable, but if the Executive Incentive Plan had been in effect for the fiscal year ended June 30, 2008, amounts paid to executives would have been:

Name and Position	Dollar Value
(in thousands)
William P. Lauder, Chief Executive Officer	$3,074.5
Daniel J. Brestle, Vice Chairman and President, ELC North America	$2,305.9
John Demsey, Group President	$1,648.6
Cedric Prouvé, Group President	$1,330.0
Richard W. Kunes, Executive Vice President and Chief Financial Officer	$686.3
Executive Group (15 persons)	$16,482.5
Non-Executive Director Group	$0
Non-Executive Officer Group	$0

        THE BOARD BELIEVES THAT THE EXECUTIVE ANNUAL INCENTIVE PLAN IS IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND THEREFORE RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE APPROVAL OF THE EXECUTIVE INCENTIVE PLAN. PROXIES RECEIVED BY THE BOARD WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY IN THEIR PROXIES A CONTRARY CHOICE.

The Board recommends a vote FOR the proposal to approve the Executive Annual Incentive Plan. Proxies received by the Board will be so voted unless a contrary choice is specified in the proxy.

 RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
(Item 3)

        The Audit Committee of the Board of Directors of the Company has appointed the firm of KPMG LLP to serve as independent auditors of the Company for the fiscal year ending June 30, 2009, subject to ratification of this appointment by the stockholders of the Company. KPMG LLP was first appointed in April 2002. KPMG LLP audited the Company's financial statements as of, and for the year ended, June 30 of each year since the initial appointment. KPMG LLP also audited the effectiveness of internal control over financial reporting as of June 30, 2008 and provided an opinion thereon. KPMG LLP is considered by management of the Company to be well qualified. The firm has advised the Company that neither it nor any of its members has any direct or material indirect financial interest in the Company.

        For the fiscal years ended June 30, 2008 and 2007, the Company paid (or will pay) the following fees to KPMG LLP (and its affiliates) for services rendered during the year or for the audit in respect of those years:

Fee Type	Fiscal 2008	Fiscal 2007
	(in thousands)
Audit Fees(1)	$5,863	$6,556
Audit-Related Fees(2)	111	159
Tax Fees(3)	1,094	1,084
All Other Fees	—	—

Total	$7,068	$7,799

(1)
Fees paid for professional services rendered in connection with the audit of the annual financial statements and the effectiveness of internal control over financial reporting and related opinions, statutory audits of international subsidiaries and review of the quarterly financial statements for each fiscal year.

(2)
Represents fees paid for professional services rendered in connection with the audits of the Company's employee benefit plans, contractual audits, due diligence and post-acquisition audit work.

(3)
Represents fees paid for tax compliance.

        The Audit Committee of the Board of Directors has considered whether the provision of non-audit services by KPMG LLP is compatible with maintaining auditor independence. In 2002, the Audit Committee adopted a formal policy concerning approval of audit and non-audit services to be provided by KPMG LLP. The policy requires that all services KPMG LLP may provide to the Company, including audit services and permitted audit-related and non-audit services, be pre-approved by the Committee. The Chair of the Audit Committee may approve certain permitted non-audit services in between Committee meetings, which services are subsequently reported to and approved by the Committee. In addition, for particular permitted services, the Chief Financial Officer may approve the engagement of KPMG provided such engagements will amount to fees of less than an aggregate of $50,000 per fiscal quarter and such engagement is reported to the Chair of the Committee and reported to and ratified by the Committee at its next meeting. All audit and non-audit services described herein were approved pursuant to this policy for fiscal 2008, and none of the services were approved by the Audit Committee pursuant to a waiver of pre-approval, as contemplated by Regulation S-X Rule 2-01(c)(7)(i)(C).

        One or more representatives of KPMG LLP will be present at the Annual Meeting of Stockholders, will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

        Ratification of the appointment of the independent auditors requires the affirmative vote of a majority of the votes cast by the holders of the shares of Class A Common Stock and Class B

Common Stock of the Company voting in person or by proxy at the Annual Meeting of Stockholders. If the stockholders do not ratify the appointment of KPMG LLP, the Audit Committee of the Board of Directors will reconsider the appointment.

        The Board recommends a vote FOR the proposal to ratify the appointment of KPMG LLP as independent auditors of the Company for the fiscal year ending June 30, 2009. Proxies received by the Board will be so voted unless a contrary choice is specified in the proxy.

Proxy Procedure and Expenses of Solicitation

        The Company will hold the votes of all stockholders in confidence from the Company, its directors, officers and employees except: (i) as necessary to meet applicable legal requirements and to assert or defend claims for or against the Company; (ii) in case of a contested proxy solicitation; (iii) in the event that a stockholder makes a written comment on the proxy card or otherwise communicates his/her vote to management; or (iv) to allow the independent inspectors of election to certify the results of the vote. The Company will retain an independent tabulator to receive and tabulate the proxies and independent inspectors of election to certify the results.

        All expenses incurred in connection with the solicitation of proxies will be borne by the Company. The Company will reimburse brokers, fiduciaries and custodians for their costs in forwarding proxy materials to beneficial owners of Common Stock held in their names.

        Solicitation may be undertaken by mail, telephone, electronic means and personal contact by directors, officers and employees of the Company without additional compensation.

Stockholder Proposals and Direct Nominations

        If a stockholder intends to present a proposal for action at the 2009 Annual Meeting and wishes to have such proposal considered for inclusion in the Company's proxy materials in reliance on Rule 14a-8 under the Securities Exchange Act of 1934, the proposal must be submitted in writing and received by the Secretary of the Company by June 9, 2009. Such proposal also must meet the other requirements of the rules of the Securities and Exchange Commission relating to stockholder proposals.

        The Company's bylaws establish an advance notice procedure with regard to certain matters, including stockholder proposals and nominations of individuals for election to the Board of Directors, outside the process of Rule 14a-8. In general, notice of a stockholder proposal or a director nomination for an annual meeting must be received by the Company not less than 60 days nor more than 90 days prior to the first anniversary of the date on which the Company first mailed its proxy materials for the preceding annual meeting of stockholders and must contain specified information and conform to certain requirements, as set forth in the bylaws. If the chairman at any meeting of stockholders determines that a stockholder proposal or director nomination was not made in accordance with the bylaws, the Company may disregard such proposal or nomination.

        In addition, if a stockholder submits a proposal outside of Rule 14a-8 for the 2009 Annual Meeting and the proposal fails to comply with the advance notice procedure prescribed by the bylaws, then the Company's proxy may confer discretionary authority on the persons being appointed as proxies on behalf of the Board of Directors to vote on the proposal.

        Proposals and nominations should be addressed to Spencer G. Smul, Senior Vice President, Deputy General Counsel and Secretary, The Estée Lauder Companies Inc., 767 Fifth Avenue, New York, New York 10153.

Other Information

        Management of the Company does not know of any matters that may properly come before the meeting other than those referred to in the accompanying Notice of Annual Meeting of Stockholders or other matters incident to the conduct of the meeting. As to any other matter or proposal that may properly come before the meeting, including voting for the election of any person as a director in place of a nominee named herein who becomes unable or declines to serve and voting on a proposal omitted from this Proxy Statement pursuant to the rules of the Securities and Exchange Commission, proxies will be voted in accordance with the discretion of the proxy holders.

                      SPENCER G. SMUL
                       Senior Vice President, Deputy General Counsel and Secretary

                      New York, New York
                      October 3, 2008

The Annual Report to Stockholders of the Company for the fiscal year ended June 30, 2008, which includes financial statements, is being mailed to stockholders of the Company together with this Proxy Statement. The Annual Report does not form any part of the material for the solicitations of proxies.

 APPENDIX A

THE ESTÉE LAUDER COMPANIES INC.

EXECUTIVE ANNUAL INCENTIVE PLAN

1.     PURPOSE.

        The principal purposes of The Estée Lauder Companies Inc. Executive Annual Incentive Plan (the "Plan") are to provide incentives and rewards to the Executive Officers of The Estée Lauder Companies Inc. (the "Company"), including those who may be employed by any of the Company's subsidiaries and affiliates, and to assist the Company in motivating them to achieve the Company's annual performance goals.

2.     ADMINISTRATION OF THE PLAN.

        The Plan will be administered by the Compensation Committee of the Board of Directors of the Company (the "Board") from among its members (or such other Committee as may be appointed by the Board) (the "Committee") and shall be comprised, unless otherwise determined by the Board, solely of not less than two members who shall be "outside directors" within the meaning of Treasury Regulation Section 1.162-27(e)(3) under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code").

        The Committee shall have all the powers vested in it by the terms of this Plan, such powers to include authority (within the limitations described herein) to select the persons to be granted opportunities under the Plan, to determine the time when opportunities will be granted, to determine whether objectives and conditions for achieving an opportunity have been met, to determine whether opportunities will be paid out at the end of the opportunity period or deferred, and to determine whether an opportunity or payout of an opportunity should be reduced or eliminated.

        The Committee shall have full power and authority to administer and interpret the Plan and to adopt such rules, regulations, agreements, guidelines and instruments for the administration of the Plan and for the conduct of its business as the Committee deems necessary or advisable. The Committee's interpretations of the Plan in its sole discretion, and all actions taken and determinations made by the Committee pursuant to the powers vested in it hereunder, shall be conclusive and binding on all parties concerned, including the Company, its stockholders and any person granted an opportunity under the Plan.

        The Committee may delegate all or a portion of its administrative duties under the Plan to such officers or other employees of the Company as it shall determine; provided, however, that no delegation shall be made regarding the selection of Executive Officers of the Company who shall be granted opportunities under the Plan, the amount and timing thereof, or the objectives and conditions pertaining thereto.

3.     ELIGIBILITY.

        The Committee, in its discretion, may grant opportunities to Executive Officers for each fiscal year of the Company as it shall determine. For purposes of the Plan, Executive Officers shall be defined as those persons who shall be denoted as such from time to time by the Company in the Company's filings with the Securities and Exchange Commission and those other persons as may be designated as such from time to time by the Compensation Committee. Executive Officers granted opportunities for a fiscal year of the Company are referred to as "participants" for such fiscal year.

4.     OPPORTUNITIES.

  (a)
  Setting of Opportunities.    For each fiscal year of the Company commencing with the fiscal year beginning July 1, 2008, each participant shall be granted an opportunity (or opportunities) under the Plan as soon as practicable after the start of such fiscal year and no later than 90 days after the commencement of such fiscal year; provided, however, that if an individual becomes eligible to participate during a fiscal year and after such 90 day period that individual may be granted an opportunity (or opportunities) for a portion of such fiscal year ending on the last day of such fiscal year if such opportunity (or opportunities) is granted after no more than 25% of the period of service to which the opportunity (or opportunities) relates has elapsed. The aggregate of target opportunities for any participant in any fiscal year shall be limited to 250% of the annual base salary of the participant at the time the opportunities are set and shall not exceed the amount provided for in Section 4(f) hereof.

  (b)
  Performance Targets.    For each fiscal year of the Company commencing with the fiscal year beginning July 1, 2008, the annual performance target for each opportunity shall be determined by the Committee in writing, by resolution of the Committee or other appropriate action, not later than 90 days after the commencement of such fiscal year, and each such performance target shall state, in terms of an objective formula or standard, the method for computing the amount of compensation payable to the applicable participant if such performance target is attained; provided, however, that if an individual becomes eligible to participate during a fiscal year and after such 90 day period that individual's performance target (or targets) may be determined by the Committee in writing, by resolution of the Committee or other appropriate action, after no more than 25% of the period of service to which the performance target (or targets) relates has elapsed. The annual performance target for each opportunity shall be based on achievement of hurdle rates, targets and/or growth in one or more business criteria that apply to the individual participant, one or more business units or the Company as a whole. The business criteria shall be as follows, individually or in combination: (i) net earnings; (ii) earnings per share; (iii) net sales; (iv) market share; (v) net operating profit; (vi) expense control; (vii) working capital relating to inventory and/or accounts receivable; (viii) operating margin; (ix) return on equity; (x) return on assets; (xi) return on invested capital, (xii) planning accuracy (as measured by comparing planned results to actual results); (xiii) market price per share; and (xiv) total return to stockholders. In addition, the annual performance targets may include comparisons to performance at other companies, such performance to be measured by one or more of the foregoing business criteria.

  (c)
  Payout of Opportunities.    As a condition to the right of a participant to receive a payout of an opportunity granted under this Plan, the Committee shall first be required to certify in writing, by resolution of the Committee or other appropriate action, that the achievement of the opportunity has been accurately determined in accordance with the provisions of this Plan. Opportunities for a fiscal year shall be payable as soon as practicable following the certification thereof by the Committee for such fiscal year.

  (d)
  Discretion.    After an opportunity has been granted, the Committee shall not increase such opportunity, and after a performance target has been determined, the Committee shall not revise such performance target. Notwithstanding the attainment by the Company and a participant of the applicable targets, the Committee has the discretion, by participant, to reduce, prior to the certification of the opportunity, some or all of an opportunity that otherwise would be paid.

  (e)
  Deferral.    The Committee may determine that the payout of an opportunity or a portion of an opportunity shall be deferred, the periods of such deferrals and any interest, not to exceed a reasonable rate, to be paid in respect of deferred payments. The Committee may also define such other conditions of payouts of opportunities as it may deem desirable in carrying out the purposes of the Plan.

  (f)
  Maximum Payout per Fiscal Year.    No individual participant may receive aggregate opportunities or a payout under the Plan which are more than $6 million on account of any fiscal year.

5.     MISCELLANEOUS PROVISIONS.

  (a)
  Guidelines.    The Committee may adopt from time to time written policies for its implementation of the Plan.

  (b)
  Withholding Taxes.    The Company (or the relevant subsidiary or affiliate) shall have the right to deduct from all payouts of opportunities hereunder any federal, state, local or foreign taxes required by law to be withheld with respect to such payouts.

  (c)
  No Rights to Opportunities.    Except as set forth herein, no Executive Officer shall have any claim or right to be granted an opportunity under the Plan. Neither the Plan nor any action taken hereunder shall be construed as giving any Executive Officer any right to be retained in the employ of the Company or any of its subsidiaries, divisions or affiliates.

  (d)
  Costs and Expenses.    The cost and expenses of administering the Plan shall be borne by the Company and not charged to any opportunity or payout or to any Executive Officer receiving an opportunity or a payout.

  (e)
  Funding of Plan.    The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payout of any opportunity under the Plan.

  (f)
  Governing Law.    The Plan, opportunities granted hereunder and actions taken in connection herewith shall be governed and construed in accordance with the laws of the State of New York (regardless of the law that might otherwise govern under the applicable New York principles of conflict of laws).

6.     EFFECTIVE DATE, AMENDMENTS AND TERMINATION.

  (a)
  Effective Date.    The Plan shall be effective as of May 29, 2008, the date on which the Plan was adopted by the Committee (the "Effective Date"), provided that the Plan is approved by the stockholders of the Company at an annual meeting or any special meeting of stockholders of the Company within 12 months of the Effective Date, and such approval of stockholders shall be a condition to the right of each participant to receive any opportunities or payouts hereunder. Any opportunities granted under the Plan prior to such approval of stockholders shall be effective as of the date of grant (unless, with respect to any opportunity, the Committee specifies otherwise at the time of grant), but no such opportunity may be paid out prior to such stockholder approval, and if stockholders fail to approve the Plan as specified hereunder, any such opportunity shall be cancelled.

  (b)
  Amendments.    The Committee may at any time terminate or from time to time amend the Plan in whole or in part, but no such action shall adversely affect any rights or obligations with respect to any opportunities theretofore granted under the Plan. Unless the stockholders of the Company shall have first approved thereof, no amendment of the Plan shall be effective which would: (i) increase the maximum amount which can be paid to any participant under the Plan; (ii) change the types of business criteria on which performance targets are to be based under the Plan; or (iii) modify the requirements as to eligibility for participation in the Plan.

  (c)
  Termination.    No opportunities shall be granted under the Plan after ten (10) years after the Effective Date.

PROXY
THE ESTÉE LAUDER COMPANIES INC. CLASS A COMMON STOCK ANNUAL MEETING OF STOCKHOLDERS THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned, revoking all previous proxies, hereby constitutes and appoints William P. Lauder, Sara E. Moss and Richard W. Kunes, and each of them, proxies with full power of substitution to vote for the undersigned all shares of Class A Common Stock of The Estée Lauder Companies Inc. (the “Company”) which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held on November 7, 2008, at The St. Regis, St. Regis Roof, Two East 55th Street at Fifth Avenue, New York, New York, at 10:00 a.m. (local time), and at any adjournment thereof, upon the matters described in the accompanying Proxy Statement and upon any other business that may properly come before the meeting or any adjournment thereof. Said proxies are directed to vote or refrain from voting as checked on the reverse side upon the matters listed on the reverse side, and otherwise in their discretion.

(Continued, and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

FOLD AND DETACH HERE

NOTICE: IF YOU PLAN TO ATTEND THE 2008 ANNUAL MEETING,

PLEASE CHECK THE BOX ON THE REVERSE SIDE.

AN ADMISSION TICKET WILL BE MAILED TO YOU.

NO ADMISSION WILL BE GRANTED WITHOUT AN ADMISSION TICKET.

The Estée Lauder Companies Inc.

Annual Meeting Of Stockholders

November 7, 2008, 10:00 a.m. (local time)

The St. Regis

St. Regis Roof

Two East 55th Street at Fifth Avenue

New York, New York

If you wish to access future Annual Reports and Proxy Statements electronically via the Internet and no longer receive the printed materials, please log on to Investor ServiceDirect® (see reverse side of this card) to provide your consent.

This proxy when properly executed, will be voted as directed herein. If no direction is given, this proxy will be voted in accordance with the recommendations of the Company’s Board of Directors “FOR” all nominees in Item 1 and “FOR” Items 2 and 3 and in the discretion of the proxy holders upon such other business as may properly come before the meeting or any adjournment thereof.

Mark Here for Address Change or Comments
PLEASE SEE REVERSE SIDE

FOR ALL NOMINEES with exceptions noted	WITHHOLD AUTHORITY FOR ALL NOMINEES		FOR	AGAINST	ABSTAIN

Item 1- Election of three (3)		ITEM 2– Approval of The Estée Lauder
Class III Directors:		Companies Inc.Executive Annual
01 Charlene Barshefsky		Incentive Plan
02 Leonard A. Lauder			FOR	AGAINST	ABSTAIN

03 Ronald S. Lauder		ITEM 3– Ratification of appointment of
KPMG LLP as independent
auditors for the 2009 fiscal year.

Please mark, date and sign exactly as your name appears hereon and return in the enclosed envelope. If acting as executor, administrator, trustee, guardian, etc., you should so indicate when signing. If the signer is a corporation, please sign the full corporate name, by duly authorized officer. If shares are held jointly, each stockholder named should sign.

Withheld for the following only: (Write the name(s) of the Nominee(s) in the space below.)		WILL ATTEND
I plan to attend the Annual Meeting

			Dated:	, 2008

SIGNATURE(S) OF STOCKHOLDER(S)

TITLE:

SIGNATURE(S) OF STOCKHOLDER(S)

TITLE:

FOLD AND DETACH HERE

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING.
BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting are available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET http://www.proxyvoting.com/el Use the Internet to vote your proxy. Have your proxy card in hand when you access the website.	OR	TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

You can view the 2008 Annual Report and Proxy Statement

on the Internet at http://bnymellon.mobular.net/bnymellon/el

PROXY

THE ESTÉE LAUDER COMPANIES INC.

CLASS B COMMON STOCK

ANNUAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned, revoking all previous proxies, hereby constitutes and appoints William P. Lauder, Sara E. Moss and Richard W. Kunes, and each of them, proxies with full power of substitution to vote for the undersigned all shares of Class B Common Stock of The Estée Lauder Companies Inc. (the “Company”) which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held on November 7, 2008, at The St. Regis, St. Regis Roof, Two East 55th Street at Fifth Avenue, New York, New York, at 10:00 a.m. (local time), and at any adjournment thereof, upon the matters described in the accompanying Proxy Statement and upon any other business that may properly come before the meeting or any adjournment thereof. Said proxies are directed to vote or refrain from voting as checked on the reverse side upon the matters listed on the reverse side, and otherwise in their discretion.

(Continued, and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

FOLD AND DETACH HERE

NOTICE: IF YOU PLAN TO ATTEND THE 2008 ANNUAL MEETING,

PLEASE CHECK THE BOX ON THE REVERSE SIDE.

AN ADMISSION TICKET WILL BE MAILED TO YOU.

NO ADMISSION WILL BE GRANTED WITHOUT AN ADMISSION TICKET.

The Estée Lauder Companies Inc.

Annual Meeting Of Stockholders

November 7, 2008, 10:00 a.m. (local time)

The St. Regis

St. Regis Roof

Two East 55th Street at Fifth Avenue

New York, New York

If you wish to access future Annual Reports and Proxy Statements electronically via the Internet and no longer receive the printed materials, please log on to Investor ServiceDirect® (see reverse side of this card) to provide your consent.

This proxy when properly executed, will be voted as directed herein. If no direction is given, this proxy will be voted in accordance with the recommendations of the Company’s Board of Directors “FOR” all nominees in Item 1 and “FOR” Items 2 and 3 and in the discretion of the proxy holders upon such other business as may properly come before the meeting or any adjournment thereof.

Mark Here for Address Change or Comments
PLEASE SEE REVERSE SIDE

FOR ALL NOMINEES with exceptions noted	WITHHOLD AUTHORITY FOR ALL NOMINEES		FOR	AGAINST	ABSTAIN

Item 1- Election of three (3)		ITEM 2– Approval of The Estée
Class III Directors:		Lauder Companies Inc.
01 Charlene Barshefsky		Executive Annual Incentive Plan
02 Leonard A. Lauder			FOR	AGAINST	ABSTAIN

03 Ronald S. Lauder		ITEM 3– Ratification of appointment of
KPMG LLP as independent
auditors for the 2009 fiscal year.

Please mark, date and sign exactly as your name appears hereon and return in the enclosed envelope. If acting as executor, administrator, trustee, guardian, etc., you should so indicate when signing. If the signer is a corporation, please sign the full corporate name, by duly authorized officer. If shares are held jointly, each stockholder named should sign.

Withheld for the following only: (Write the name(s) of the Nominee(s) in the space below.)		WILL ATTEND
I plan to attend the Annual Meeting

			Dated:	, 2008

SIGNATURE(S) OF STOCKHOLDER(S)

TITLE:

SIGNATURE(S) OF STOCKHOLDER(S)

TITLE:

FOLD AND DETACH HERE

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING.
BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting are available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET http://www.proxyvoting.com/el Use the Internet to vote your proxy. Have your proxy card in hand when you access the website.	OR	TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

You can view the 2008 Annual Report and Proxy Statement

on the Internet at http://bnymellon.mobular.net/bnymellon/el

QuickLinks

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TABLE OF CONTENTS
PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD NOVEMBER 7, 2008
ELECTION OF DIRECTORS (Item 1)
NOMINEES FOR ELECTION TO TERM EXPIRING 2011 (CLASS III)
INCUMBENT DIRECTORS—TERM EXPIRING 2009 (CLASS I)
INCUMBENT DIRECTORS—TERM EXPIRING 2010 (CLASS II)
Director Compensation for Fiscal 2008
GRANTS OF PLAN-BASED AWARDS IN FISCAL 2008
OUTSTANDING EQUITY AWARDS AT JUNE 30, 2008
OPTION EXERCISES AND STOCK VESTED IN FISCAL 2008
NONQUALIFIED DEFERRED COMPENSATION IN FISCAL 2008 AND AT JUNE 30, 2008
POTENTIAL PAYMENTS UPON TERMINATION OF EMPLOYMENT OR CHANGE OF CONTROL
APPROVAL OF THE ESTÉE LAUDER COMPANIES INC. EXECUTIVE ANNUAL INCENTIVE PLAN (ITEM 2)
RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS (Item 3)
  APPENDIX A
THE ESTÉE LAUDER COMPANIES INC. EXECUTIVE ANNUAL INCENTIVE PLAN